Exhibit 10.7

Loan Number: 1005597

EXECUTION COPY

CREDIT AGREEMENT

Dated as of January       , 2012

by and among

ROUSE PROPERTIES, INC.,

as Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO

AND THEIR ASSIGNEES UNDER SECTION 12.5.,

as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

WELLS FARGO SECURITIES, LLC,

RBC CAPITAL MARKETS, LLC,

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and

Joint Bookrunners,

ROYAL BANK OF CANADA,

as Syndication Agent,

and

U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agent

i

SCHEDULE I                                                            Commitments

SCHEDULE 1.1.(A)                            Mortgaged Properties

SCHEDULE 1.1.(B)                              Additional Portfolio

SCHEDULE 1.1.(C)                              Subordinated Guaranties

SCHEDULE 6.1.(b)                               Ownership Structure

SCHEDULE 6.1.(g)                               Existing Indebtedness

SCHEDULE 6.1.(h)                               Litigation

SCHEDULE 6.1.(o)                               Environmental Reports

SCHEDULE 6.1.(s)                                Affiliate Transactions

SCHEDULE 9.1.(e)                                Excluded Parcels

SCHEDULE 9.6.                                              Existing Options, Etc.

EXHIBIT A                                  Form of Assignment and Assumption Agreement

EXHIBIT B                                    Form of Guaranty

EXHIBIT C                                    Form of Environmental Indemnity Agreement

EXHIBIT D                                   Form of Notice of Borrowing

EXHIBIT E                                     Form of Notice of Continuation

EXHIBIT F                                     Form of Notice of Conversion

EXHIBIT G                                    Form of Notice of Swingline Borrowing

EXHIBIT H                                   Form of Conditional Assignment of Management Agreement

EXHIBIT I                                        Form of Revolving Note

EXHIBIT J                                       Form of Cash Management Agreement

EXHIBIT K                                   Form of Swingline Note

EXHIBIT L                                     Form of Term Note

EXHIBIT M                                Form of Transfer Authorizer Designation Form

EXHIBITS N                            Forms of U.S. Tax Compliance Certificates

EXHIBIT O                                   Form of Compliance Certificate

EXHIBIT P                                     Form of Pledge Agreement

EXHIBIT Q                                   Form of SNDA

THIS CREDIT AGREEMENT (this “Agreement”) dated as of January       , 2012 by and among ROUSE PROPERTIES, INC., a corporation formed under the laws of the State of Delaware (the “Borrower”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 12.5. (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), with WELLS FARGO SECURITIES, LLC, RBC CAPITAL MARKETS, LLC and U.S. BANK NATIONAL ASSOCIATION, as Joint Lead Arrangers and Joint Bookrunners (the “Arrangers”), ROYAL BANK OF CANADA, as Syndication Agent, and U.S. BANK NATIONAL ASSOCIATION, as Documentation Agent.

WHEREAS, the Borrower has requested that the Administrative Agent, the Issuing Banks and the Lenders make available to the Borrower, and the Administrative Agent, the Issuing Banks and the Lenders are willing to make available to the Borrower, a credit facility in the aggregate amount of $483,500,000, consisting of a $50,000,000 revolving credit facility and a $433,500,000 term loan facility, on and subject to the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1.  Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Acquired Expansion Parcel” means one or more Expansion Parcels acquired by a Property Owner after the Agreement Date in accordance with the terms and conditions of 2.16.(d).

“Acquired Parcel” has the meaning given that term in Section 2.16.(c)(v).

“Additional Costs” has the meaning given that term in Section 4.1.(b).

“Additional Portfolio” means each of the Properties set forth on Schedule 1.1.(B).

“Additional Portfolio Property Owner” means any Subsidiary of the Borrower which owns or leases any Property in the Additional Portfolio.

“Adjusted EBITDA” means EBITDA less Capital Reserves.

“Administrative Agent” means Wells Fargo Bank, National Association as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 11.10.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Lender” has the meaning given that term in Section 4.6.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Affiliate Office Lease” means a Tenant Lease pursuant to which an Affiliate of the Borrower leases not more than 20,000 square feet of rentable space at a Mortgaged Property for use by such Affiliate as office and management facilities.

“Agreement Date” means the date as of which this Agreement is dated.

“Allocated Balance” means, with respect to a given Mortgaged Property, the amount set forth as the “Allocated Balance” for such Mortgaged Property on Schedule 1.1.(A), as such amounts shall be reduced pursuant to Section 2.8.(d).

“Alteration Impact Zone” means the portion of any Mortgaged Property undergoing an Alteration pursuant to either an Approved Alteration or a Permitted Alteration, in each case with such portion and the tenants impacted thereby being subject to the prior approval of the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed.

“Alterations” or “Alteration Assets” means demolitions, alterations, installations, improvements, acquisitions of adjacent land or expansions at a Mortgaged Property or other Properties of the Borrower or any of its Subsidiaries.

“Anticipated Debt Service” means, as of the last day of any fiscal quarter of the Borrower, the aggregate amount of Fixed Charges to be paid by the Borrower and its Subsidiaries for the immediately following period of two fiscal quarters as reasonably estimated by the Borrower and confirmed by the Administrative Agent.

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Margin” means five percent (5.0%).

“Appraisal” means, with respect to any Property, an M.A.I. appraisal commissioned by and addressed to the Administrative Agent (acceptable to the Administrative Agent as to form, substance and appraisal date), prepared by a professional appraiser acceptable to the Administrative Agent, having at least the minimum qualifications required under Applicable Law governing the Administrative Agent and the Lenders, including without limitation, FIRREA, and determining the “as is” market value of such Property as between a willing buyer and a willing seller.

“Appraised Value” means, with respect to any Property, the “as is” market value of such Property as reflected in the Appraisal of such Property delivered pursuant to Section 5.1.(a), as the same may have been reasonably adjusted by the Administrative Agent based upon its internal review of such Appraisal which is based on criteria and factors then generally used and considered by the Administrative

Agent in determining the value of similar real estate properties, which review shall be conducted prior to acceptance of such Appraisal by the Administrative Agent.

“Approved Alterations” means, with respect to a Mortgaged Property, any and all Alterations being made to a Mortgaged Property which require the approval of the Administrative Agent under Section 9.16. and which approval the Administrative Agent has provided.

“Approved Fund” means any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Arrangers” has the meaning set forth in the introductory paragraph hereof and shall include each Arranger’s respective successors and permitted assigns.

“Assignment and Assumption” means an Assignment and Assumption Agreement among a Lender, an Eligible Assignee and the Administrative Agent, substantially in the form of Exhibit A.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means the LIBOR Market Index Rate; provided, that if for any reason the LIBOR Market Index Rate is unavailable, Base Rate shall mean the per annum rate of interest equal to the Federal Funds Rate plus one and one-half of one percent (1.50%).

“Base Rate Loan” means a Revolving Loan or Term Loan (or any portion thereof) bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by the Borrower or any Subsidiary.

“Border Zone Property” means any property designated as “border zone property” under the provisions of California Health and Safety Code, Sections 25220 et. seq., or any regulation adopted in accordance therewith.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Business Day” means (a) a day of the week (but not a Saturday, Sunday or holiday) on which the offices of the Administrative Agent in Minneapolis, Minnesota are open to the public for carrying on substantially all of the Administrative Agent’s business functions, and (b) if such day relates to a LIBOR Loan, any such day that is also a day on which dealings in Dollars are carried on in the London interbank market.  Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by a Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person; provided, however, that notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease in accordance with GAAP as of the Agreement Date be considered to be a Capital Lease for any purpose under this Agreement.

“Capital Reserves” means, for any period and with respect to a Property, an amount equal to $0.15 per square foot of in-line gross leasable area at such Property.  If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Properties of the Borrower and its Subsidiaries and a proportionate share of all Properties of all Joint Ventures.

“Capitalization Rate” means 9.0%.

“Capitalized Lease Obligation” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases on a balance sheet of such Person under GAAP.  For the purposes of the Loan Documents, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash” means money, currency or a credit balance in any demand or deposit account (as defined in the UCC).

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks or the Lenders, as collateral for Letter of Credit Liabilities or obligations of Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Bank shall agree in their sole discretion, other credit support (which may take the form of a backstop letter of credit), in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable Issuing Bank.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits, bankers’ acceptances or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing one year or less from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of no more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition, issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; and (h) the equivalents of the foregoing in any jurisdiction in which any Subsidiary or Joint Venture of the Borrower is organized or doing business.

“Cash Management Agreement” means the Cash Management Agreement executed by the Borrower and the other Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties, and substantially in the form of Exhibit J.

“Change of Control” means the occurrence of any of the following: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50.0% of the total voting power of the then outstanding voting stock of the Borrower; (b) Brookfield Asset Management, Inc. shall cease to be the “beneficial owner”, directly or indirectly, of at least 20.0% of the total voting power of the then outstanding voting stock of the Borrower; or (c) during any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved but excluding any director whose initial nomination for, or assumption of office as, a director occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office.

“Collateral” means any real or personal property directly or indirectly securing any of the Obligations, and includes, without limitation, all “Property” under and as defined in any Security Instrument, all “Management Agreements” as defined in any Property Management Agreement Assignment, all “Pledged Collateral” as defined in the Pledge Agreement and all other property subject to a Lien created by a Security Document.

“Commitment” means, as to a Lender, such Lender’s Revolving Commitment or such Lender’s Term Loan Commitment, as applicable.

“Commitment Letter” means that certain commitment letter dated December 14, 2011 by and among the Borrower, the Arrangers, Wells Fargo and Royal Bank of Canada.

“Compliance Certificate” has the meaning given that term in Section 8.3.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.9.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, provided that a Person shall not be deemed to lack Control of another Person solely because such other Person’s management is subject to the approval or consents of another Person (e.g., major decision voting rights).  “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.10.

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan and (b) the issuance of a Letter of Credit or the amendment of a Letter of Credit that extends the maturity, or increases the Stated Amount, of such Letter of Credit.  An automatic extension of the maturity date of an Evergreen Letter of Credit in accordance with the terms thereof shall not constitute a Credit Event.

“Debt Yield” means, at any time of determination and for a specified group of Mortgaged Properties, the ratio (expressed as a percentage) of (a) the aggregate Net Operating Income of such Mortgaged Properties for the period of 4 consecutive fiscal quarters most recently ended for which financial statements are available, divided by (b) the sum of (i) the aggregate amount of the Revolving Commitments at such time (or, if at such time all Revolving Commitments have been terminated or reduced to zero, the aggregate outstanding principal amount of Revolving Loans, Swingline Loans and Letter of Credit Liabilities at such time less the aggregate amount of Cash Collateral then held by the Administrative Agent) allocable to such specified group of Mortgaged Properties plus (ii) the aggregate outstanding principal amount of the Term Loans allocable to such specified group of Mortgaged Properties at such time.  For purposes of this definition, to the extent the amount of Pre-Alteration NOI included in Net Operating Income under clause (a) above would exceed 10.0% of such Net Operating Income, such excess shall be excluded.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.9.(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans on the date such Loans were required to be funded hereunder (or solely in the case of a Loan to be made after the Agreement Date, within 2 Business Days of the date such Loan was required to be funded hereunder so long as such Lender has not previously failed to fund all or any portion of a Loan on the date such Loan was required to be funded hereunder), or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including, in the case of a Revolving Lender, in respect of its participation in Letters of Credit or Swingline Loans) on the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) in the case of a Revolving Lender, has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9.(f)) upon delivery of written notice of such determination to the Borrower, the Issuing Banks, the Swingline Lender and each Lender.  Upon the Borrower’s written request, the Administrative Agent shall provide such a written notice that a Lender is a Defaulting Lender so long as the Administrative Agent has itself determined that such Lender is a Defaulting Lender.

“Derivatives Contracts” means all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Loan Parties or any of their Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Derivatives Support Document” means (i) any Credit Support Annex comprising part of (and as defined in) any Specified Derivatives Contract, and (ii) any document or agreement, other than a Security Document, pursuant to which cash, deposit accounts, securities accounts or similar financial asset collateral are pledged to or made available for set-off by, a Specified Derivatives Provider, including any banker’s lien or similar right, securing or supporting Specified Derivatives Obligation.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider, Chatham Financial or any Affiliate of any of them).

“Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Subsidiary) of any property by any Person other than a lease of property in the ordinary course of business.  “Dispose” shall have a meaning correlative thereto.

“Disqualified Institutions” means (a) competitors of the Borrower or its Subsidiaries and Affiliates of such competitors, in each case identified by the Borrower to the Administrative Agent in writing prior to the date of the Commitment Letter and as may otherwise be identified by the Borrower to the Administrative Agent in writing from time to time (but no such identification shall apply retroactively to Persons that already acquired and continue to hold (or have and remain committed to acquire) an assignment or participation interest) and (b) other Persons identified by the Borrower to the Administrative Agent in writing prior to the date of the Commitment Letter.

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to a Person for any period (without duplication), net income (loss) of such Person (which shall include proceeds of business interruption insurance to the extent constituting income under GAAP) for such period determined on a consolidated basis in accordance with GAAP, exclusive of the following (but only to the extent included in determination of such net income (loss) for such period): (a) depreciation and amortization expense; (b) interest expense; (c)  provisions for taxes based on income, profits or capital, including, without limitation, federal, foreign, state, franchise, excise and similar taxes and foreign withholding taxes; (d) extraordinary, unusual or non-recurring gains, losses, expenses or charges; (e) impairment expenses; (f) the costs and expenses of legal settlements, fines, judgments or orders to the extent reimbursed by insurance; (g) costs and expenses incurred in connection with any restructurings or reorganizations of Properties directly or indirectly owned by the Borrower or any of its Subsidiaries, including, but not limited to, restructuring, consolidation or discontinuance of any portion of operations, severance, recruiting, retention, relocation and other expenses of management and contract for lease termination expenses, provided that the aggregate amount of cash restructuring charges added back to net income shall not exceed (i) $15,000,000 for any period of four consecutive fiscal quarters or (ii) $35,000,000 during the term of this Agreement, (h) costs and expenses incurred by the Borrower and its Subsidiaries in connection with the Spin-Off, and (i) all non-cash losses, charges, expenses or other items (including the effects of purchase accounting, stock compensation expense and other stock related charges) and items related to FAS 107 adjustments, FAS 141 adjustments, the straight lining of rents, tax stabilization adjustments, the amortization of non-cash interest expense and the amortization of market rate adjustments on any Indebtedness permitted under the Loan Documents (but excluding non-cash charges, expenses or other items that constitute an accrual of or reserve for future cash payments); provided that EBITDA attributable to any non-Wholly Owned Subsidiary or Joint Venture shall equal such Person’s Ownership Share of EBITDA of its non-Wholly Owned Subsidiaries or Joint Ventures.  If a Property is undergoing an Approved Alteration which in the Borrower’s reasonable determination would result in the amount of EBITDA attributable to such Property declining by more than 10% from the amount of EBITDA attributable to such Property for the period of four consecutive fiscal quarters most recently ending prior to the planned commencement of such Approved Alteration (the “Pre-Alteration EBITDA”), then EBITDA attributable to such Property will be calculated during the Alteration period approved by the Administrative Agent (or in the case of a Permitted Alteration, a period not to exceed 12 months or such longer period as may be approved by the Administrative Agent) as the greater of (i) the Pre-Alteration EBITDA, and (ii) the actual EBITDA attributable to such Property for the applicable period.  If a Property is undergoing an Approved Alteration which in the Borrower’s reasonable determination would result in the amount of EBITDA attributable to such Property declining by 10% or less from the Pre-Alteration Period, then EBITDA attributable to such Property will be calculated during the Alteration period approved by the Administrative Agent (or in the case of a Permitted Alteration, a period not to exceed 12 months or such longer period as may be approved by the Administrative Agent) as the sum of (a) actual EBITDA for any portion of the respective Property that is not subject to such Approved Alteration, plus (b) the Pre-Alteration EBITDA for the portions of such Property that are subject to such Approved Alteration.  EBITDA will be further adjusted to account for tenants outside the Alteration Impact Zone that are no longer paying rent as well as tenants that have begun paying rent during the Alteration period in a manner acceptable to the Administrative Agent.  Lease Termination Income shall be excluded from EBITDA except that Lease Termination Income may be included for any period following the cancellation or termination of the applicable lease but only to the extent of the amount of rent the Borrower or a Subsidiary would have received during such period under the applicable lease had it not been cancelled or terminated and only so long as the space subject to such lease has not been leased to another Person.

“Effective Date Event of Default” means any Default or Event of Default resulting from a Loan Party failing to materially comply with the covenants in the following Sections of this Agreement as of the Agreement Date: Section 9.2., Section 9.3. (but only with respect to Liens that have been imposed with the consent of a Loan Party), Section 9.4., Section 9.5., Section 9.6., Section 9.7., Section 9.11., Section 9.12. and Section 9.13.

“Effective Date Material Adverse Effect” means an event, development, change or occurrence that is materially adverse to the financial condition, assets, business or results of operations of the Borrower and its Subsidiaries, taken as a whole; provided, however, that an Effective Date Material Adverse Effect shall not include any event, development, change or occurrence arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets or political or regulatory conditions; (b) changes generally affecting the commercial retail real estate sector or changes generally affecting owners, operators or developers of commercial retail real estate; (c) any change after the date of the Commitment Letter in law or the interpretation thereof or GAAP or the interpretation thereof; (d) acts of war, armed hostility or terrorism or any worsening thereof; (e) earthquakes, hurricanes, tornados or other natural disasters or calamities; (f) any change to the extent attributable to the negotiation, execution or announcement of the Spin-Off, including any litigation resulting therefrom, and any adverse change in customer, tenant, distributor, employee, supplier, financing source, licensor, licensee, sub-licensee, stockholder, joint venture partner or similar relationships attributable to the negotiation, execution or announcement of the Spin-Off; (g) any failure by the Borrower to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from this definition of Effective Date Material Adverse Effect may be taken into account in determining whether there has been an Effective Date Material Adverse Effect); (h) any decline in the price or change in the trading volume of Equity Interests of GGP or the Borrower (it being understood and agreed that the facts and circumstances giving rise to such decline or change that are not otherwise excluded from this definition of Effective Date Material Adverse Effect may be taken into account in determining whether there has been an Effective Date Material Adverse Effect); (i) compliance with the terms of, or the taking of any action required by, the Loan Documents; and (j) the outcome of any litigation, claim or other proceeding described in a schedule to this Agreement or specifically disclosed in the Form 10 filed by the Borrower with the SEC before the Escrow Date in connection with the Spin-Off; and provided, further, that (x) if any event, development, change or occurrence described in any of clauses (a), (b), (c), (d) or (e) has had a materially disproportionate effect on the financial condition, assets, business or results of operations of the Borrower and its Subsidiaries relative to other similarly situated owners, operators and developers of commercial retail real estate, then the incremental impact of such event on the Borrower and its Subsidiaries relative to other similarly situated owners, operators and developers of commercial retail real estate may be taken into account for purposes of determining whether an Effective Date Material Adverse Effect has occurred, and (y) if any event, development, change or occurrence has caused or is reasonably likely to cause the Borrower to fail to qualify as a REIT for federal tax purposes, such event, development, change or occurrence shall be considered an Effective Date Material Adverse Effect, unless such failure has been, or is able to be, cured on commercially reasonable terms under the applicable provisions of the Internal Revenue Code.

“Effective Date Representations” means those representations and warranties made by the Borrower in subsections (a), (b), (c), (d)(but only clause (ii)(x) thereof), (l)(but only the second sentence thereof), (q), (r), (y), (cc) and (dd) of Section 6.1.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (ii) any Defaulting Lender or any of its Subsidiaries, or any Person who upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii), or (iii) any Disqualified Institution.

“Eligible Institution” means (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, (i) the short term unsecured debt obligations or commercial paper of which are rated at least “A-2” by S&P, “P-2” by Moody’s, or “F-2” by Fitch (or their equivalents) in the case of accounts in which funds are held for 30 days or less and (ii) the senior unsecured debt obligations of which are rated at least “A” by S&P, “A2” by Moody’s, or “A+” by Fitch (or their equivalents) in the case of Letters of Credit or accounts in which funds are held for more than 30 days or (b) such other depository institution otherwise approved by the Administrative Agent from time-to-time.

“Endorsement” has the meaning given that term in Section 2.16.(c)(xiii).

“Environmental Indemnity Agreement” means the Environmental Indemnity Agreement executed by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties and substantially in the form of Exhibit C.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“Equity Value” means, with respect to a Property or Subsidiary, (a) the quotient of (i) the Net Operating Income of such Property (or in the case of a Subsidiary of all Properties of such Subsidiary) for the trailing twelve month period divided by (ii) 0.09 less (b) all Indebtedness secured by a Lien on such Property (or in the case of a Subsidiary, all Indebtedness of such Subsidiary).

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer

Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i)  the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Escrow Date” means December 19, 2011.

“Event of Default” means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Evergreen Letter of Credit” has the meaning given that term in Section 2.3.(b).

“Exchange Parcel” has the meaning given that term in Section 2.16.(c).

“Excluded Subsidiary” means any Additional Portfolio Property Owner, or any Subsidiary of the Borrower that directly, or indirectly through a Subsidiary, owns any Equity Interests of an Additional Portfolio Property Owner (for purposes of this definition, a “Parent”), in each case that is prohibited from Guarantying the Obligations, or the Equity Interests of which may not be pledged as security to any Person, pursuant to restrictions contained in (a) any document, instrument or agreement evidencing Indebtedness or other material agreement (i) of such Additional Portfolio Property Owner, (ii) in the case of a Parent, of any Subsidiary of such Parent that is an Additional Portfolio Property Owner or (iii) of the Borrower relating to such Additional Portfolio Property Owner or any such Subsidiary or (b) the organizational documents of any such Person (other than the Borrower), which restriction was included as a condition or anticipated condition to the assignment to, assumption by or extension of such Indebtedness to, or entering into such material agreement with, any such Person.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.6.) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10., amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10.(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Expansion” has the meaning given that term in Section 2.16.(d).

“Expansion Date” has the meaning given that term in Section 2.16.(d)(i).

“Expansion Parcel” means, with respect to a Mortgaged Property, any parcel of land, together with any improvements thereon located, that (a) constitutes an integral part of, or adjoins, such Mortgaged Property, (b) is not owned by a Property Owner on the Agreement Date and (c) is not an Acquired Parcel.

“Extended Letter of Credit” has the meaning given that term in Section 2.3.(b).

“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means that certain fee letter dated as of December 14, 2011, by and among the Borrower, Wells Fargo Securities, LLC and the other parties thereto.

“Fees” means the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by the Borrower hereunder, under any other Loan Document or under the Fee Letter.

“FIRREA” means the Financial Institution Recovery, Reform and Enforcement Act of 1989, as amended.

“Fixed Charge Coverage Ratio” means the ratio, determined as of the last day of any fiscal quarter of the Borrower for the four-fiscal quarter period ending on such date, of (a) Adjusted EBITDA of the Borrower and its Subsidiaries to (b) Fixed Charges.

“Fixed Charge Reserve Account” means a special deposit account established by the Borrower with the Administrative Agent, for the benefit of the Secured Parties and under the sole dominion and control of the Administrative Agent, into which amounts may be deposited as contemplated by Section 9.1.(b)(ii).

“Fixed Charges” means, for any period, the sum (without duplication) of (a) the cash portion of Interest Expense for such period, (b) all regularly scheduled principal payments made with respect to Indebtedness of the Borrower and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which (i) repays such Indebtedness in full or (ii) is not otherwise required by the applicable loan agreement, and (c) all Preferred Dividends paid by the Borrower or and its Subsidiaries during such period.  The Borrower’s Ownership Share of the Fixed Charges of Joint Ventures of the Borrower shall be included in determinations of Fixed Charges.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Form 10” means the Form 10 filed by the Borrower with the SEC on August 29, 2011 in connection with the Spin-Off.

“Fronting Exposure” means, at any time there is a Revolving Lender that is a Defaulting Lender, (a) with respect to an Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Liabilities in respect of Letters of Credit issued by such Issuing Bank other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds From Operations” means, with respect to a Person and for a given period, (a) net income (loss) of such Person, excluding gains (or losses) from debt restructuring and sales of property, plus (b) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and Joint Ventures.  Adjustments for unconsolidated partnership and Joint Ventures will be calculated to reflect funds from operations on the same basis.  For purposes of this Agreement, Funds From Operations shall be calculated consistent with the White Paper on Funds from Operations dated April 2002 issued by National Association of Real Estate Investment Trusts, Inc., but without giving effect to any supplements, amendments or other modifications promulgated after the Agreement Date without the prior written consent of the Administrative Agent.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards

Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“GGP” means General Growth Properties, Inc. and its successors and permitted assigns.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Guarantor” means any Person that is party to the Guaranty as a “Guarantor” and shall in any event include each Subsidiary that owns or leases a Mortgaged Property and each Pledgor.

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes:  (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.  As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 5.1. and substantially in the form of Exhibit B.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” means, with respect to any Person at any date, without duplication: (a) all indebtedness of such Person for borrowed money, excluding in the case of the Borrower and its

Subsidiaries, Indebtedness under the Subordinated Facility, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of such Person’s business) and only to the extent such obligations constitute indebtedness for purposes of GAAP, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Mandatorily Redeemable Stock of such Person (other than (i) obligations existing on the Agreement Date that any direct or indirect parent of such Person has the right to satisfy by delivery of its Equity Interests, and (ii) obligations that any direct or indirect parent of such Person is given the right to satisfy by delivery of its Equity Interests), (h) all Guarantees of such Person in respect of the foregoing items (a) through (g), (i) all obligations of the kind referred to in clause (a) through (h) above secured by any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) the net obligations of such Person in respect of Derivatives Contracts not entered into as a hedge against interest rate risk in respect of the Obligations or other existing Indebtedness, in an amount equal to the termination value thereof at such time (but in no event less than zero).  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  The amount of any Indebtedness under clause (i) above shall be limited to lesser of the amount of such Indebtedness or the Fair Market Value of the assets securing such Indebtedness, as reasonably determined by the Loan Parties. The amount of Indebtedness of any Person shall be calculated at the outstanding principal balance of the contract and not reflecting purchase accounting or other adjustments pursuant to GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Intellectual Property” has the meaning given that term in Section 6.1.(t).

“Interest Expense” means, for any period, without duplication, (a) total interest expense of the Borrower and its Subsidiaries, including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis in accordance with GAAP for such period, plus (b) the Borrower’s Ownership Share of Interest Expense of Joint Ventures for such period.  Interest Expense shall not include any interest in respect of the Subordinated Facility except to the extent paid in cash.

“Interest Period” means with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.  Notwithstanding the foregoing: (i) if any

Interest Period for a Revolving Loan would otherwise end after the Revolving Termination Date, such Interest Period shall end on the Revolving Termination Date; (ii) if any Interest Period for a Term Loan would otherwise end after the Term Loan Maturity Date, such Interest Period shall end on the Term Loan Maturity Date; and (iii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Intermediate Subsidiary” means any Subsidiary of the Borrower that directly, or indirectly through a Subsidiary, owns any Equity Interests of a Property Owner.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person.  Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment.  Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuing Bank” means (a) Wells Fargo and (b) any other Lender with a Revolving Commitment that hereafter becomes an Issuing Bank with the approval of the Administrative Agent and the Borrower by agreeing pursuant to an agreement with, and in form and substance satisfactory to, the Administrative Agent and the Borrower to be bound by the terms hereof applicable to Issuing Banks.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“L/C Commitment Amount” has the meaning given to that term in Section 2.3.(a).

“L/C Disbursement” has the meaning given to that term in Section 3.9.(b).

“Lease Termination Income” means rents and other amounts received upon the cancellation or other termination of a lease.

“Leasing Guidelines” means, with respect to a Tenant Lease, each of the following criteria: (a) there exists no Event of Default as a result of which the Obligations have been accelerated; (b) except for Tenant Leases existing as of the Agreement Date and for which SNDAs are not required to be obtained pursuant to Section 7.13., such Tenant Lease is subordinate to the Security Instrument encumbering the applicable Mortgaged Property, and the tenant thereunder has agreed, subject to appropriate provisions for non-disturbance to the extent such tenant is not in default under such Tenant Lease, to attorn to the Administrative Agent or any purchaser of such Mortgaged Property at a sale by foreclosure or power of sale and such tenant will provide an estoppel certificate at least one (1) time per calendar year; (c) such Tenant Lease does not materially conflict with any restrictive covenant affecting the applicable Mortgaged Property or any other lease for space in such Mortgaged Property; (d) such Tenant Lease is with a bona fide third-party and not an Affiliate of the Borrower; (e) such Tenant Lease provides for the payment of rents (including rents during extension periods), and contained lease term and concessions, that are either (i) consistent with then-market rates for comparable retail assets of similar quality and caliber to such Mortgaged Property in its market as reasonably determined by the relevant Loan Party or (ii) reasonably necessary to effectuate a strategic initiative at the Mortgaged Property; (f) such Tenant Lease does not contain any right for such tenant to offset any sum against rent unless such offset is as a result of the failure of the applicable Loan Party to (i) pay such tenant any tenant improvement allowance or (ii) perform tenant improvement obligations, in each case expressly contained in such Tenant Lease (unless with respect to any Tenant Lease with a national tenant, such offset right is consistent with the rights contained in other leases with such national tenant); (g) such Tenant Lease shall be to a tenant which the Loan Parties, in their commercially reasonable judgment, have determined is appropriately creditworthy; (h) such Tenant Lease contains no purchase option or right of first refusal to purchase and (i) such Tenant Lease is otherwise on commercially reasonable terms that are consistent with leases for comparable retail assets of similar quality and caliber to such Mortgaged Property in its market as reasonably determined by the relevant Loan Party.

“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its successors and permitted assigns, and, as the context requires, includes the Swingline Lender; provided, however, that the term “Lender” except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Letter of Credit” has the meaning given that term in Section 2.3.(a).

“Letter of Credit Collateral Account” means a special deposit account maintained by the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and under the sole dominion and control of the Administrative Agent.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit.  For purposes of this Agreement, with respect to any Letter of Credit issued by an Issuing Bank, a Lender (other than the Lender that is such Issuing Bank) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.3. in such Letter of Credit, and the Lender that is such Issuing Bank shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in such Letter of Credit after giving effect to the acquisition by the Lenders (other than such Lender) of their participation interests under such Section.

“Level” has the meaning given that term in the definition of the term “Applicable Margin.”

“LIBOR” means, for the Interest Period for any LIBOR Loan, the greater of (x) the rate of interest obtained by dividing (i) the rate of interest, rounded upward to the nearest whole multiple of one-hundredth of one percent (0.01%), referred to as the BBA (British Bankers’ Association) LIBOR rate as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rate for deposits in Dollars at approximately 9:00 a.m. Pacific time, two (2) Business Days prior to the date of commencement of such Interest Period for purposes of calculating effective rates of interest for loans or obligations making reference thereto, for an amount approximately equal to the applicable LIBOR Loan and for a period of time approximately equal to such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America) and (y) 1.0% per annum.  Any change in such maximum rate shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.

“LIBOR Loan” means a Revolving Loan or Term Loan (or any portion thereof) (other than a Base Rate Loan) bearing interest at a rate based on LIBOR.

“LIBOR Market Index Rate” means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan having a one-month Interest Period determined at approximately 9:00 a.m. Pacific time for such day (or if such day is not a Business Day, the immediately preceding Business Day).  The LIBOR Market Index Rate shall be determined on a daily basis.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement in respect of the property of a Person, in each case, in the nature of security (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, on any date of determination, (a) the aggregate amount of Cash and Cash Equivalents of the Borrower and its Subsidiaries (excluding tenant deposits and other Cash and Cash Equivalents the disposition of which is restricted in any way but including amounts then available to the Borrower under lines of credit in respect of which the applicable lender is required to fund subject only to satisfaction of identified conditions precedent (other than amounts available under this Agreement)) minus (b) an amount equal to the positive difference between (i) an amount equal to $10,000,000 in respect of unspent deferred maintenance as of the Agreement Date to be reduced by amounts expended by the Borrower and its Subsidiaries for which the Administrative Agent has been provided satisfactory evidence of expenditure and (ii) Reserved Maintenance Amounts.

“Loan” means a Revolving Loan, a Term Loan or a Swingline Loan.

“Loan Document” means this Agreement, each Note, the Guaranty, each other Security Document, each Letter of Credit Document and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than the Fee Letter and any Specified Derivatives Contract).

“Loan Party” means each of the Borrower and the Guarantors.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for Equity Interests which are not Mandatorily Redeemable Stock), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for Equity Interests which are not Mandatorily Redeemable Stock); in each case, on or prior to either the Revolving Termination Date or the Term Loan Maturity Date and other than solely as a result of a change of control or asset sale; provided, however, that if such Equity Interest is issued to any plan for the benefit of employees of the Borrower or its direct or indirect Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Mandatorily Redeemable Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its material obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, or (d) the material rights and remedies of the Lenders, the Issuing Banks and the Administrative Agent under the Loan Documents taken as a whole.

“Material Contract” means any contract or other arrangement (other than Loan Documents and Specified Derivatives Contracts), to which the Borrower, any other Loan Party or any other Subsidiary is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Lease” means, with respect to a Mortgaged Property, any Tenant Lease which if entered into, amended, restated, supplemented or otherwise modified, or terminated, could reasonably be expected to have a materially adverse effect on the condition (financial or otherwise), results of operations or business prospects of such Mortgaged Property.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgaged Properties” means each of the Properties set forth on Schedule 1.1.(A) but excluding any such Properties that are subsequently released pursuant to Section 2.15.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“Municipal Financing” means any tax increment financings, sales or real estate tax rebates, payment in lieu of taxes (PILOTs), special improvement districts, financings funded by the issuance of bonds or other negotiable instruments sponsored or issued by a Governmental Authority or quasi-Governmental Authority, financings related to on-site or off-site infrastructure or public works or any other financing arrangements for which the Borrower or any of its Subsidiaries is an obligor and a Governmental Authority or quasi-Governmental Authority is the obligee.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document or Specified Derivatives Contract) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Cash Proceeds” means, with respect to a Person, in the case of:

(a)                                  a Disposition or Recovery Event, the aggregate amount of all Cash and Cash Equivalents received (including without limitation, all payments of Cash and Cash Equivalents received by way of deferred payment of principal or interest pursuant to a note or installment receivable or otherwise, but only as and when received) by such Person in connection with such Disposition or Recovery Event net of (i) the amount of any customary transaction expenses (and in the case of a Recovery Event, customary administration expenses) including without limitation out-of-pocket legal fees, title and recording tax expenses, commissions and other customary fees and expenses, actually incurred by or on behalf of such Person in connection therewith and paid or payable to a Person other than an Affiliate of such Person, (ii) any income taxes reasonably estimated in good faith by such Person to be payable by such Person in connection with such Disposition or Recovery Event (after taking into account any available tax credits or deductions and any tax sharing arrangements) and other taxes thereon to the extent such other taxes are actually paid by such Person, (iii) any repayments by such Person of Secured Indebtedness (other than Indebtedness under any of the Loan Documents but in the case of a Mortgaged Property, net of the Release Price paid under Section 2.15.) to the extent that such Secured Indebtedness is secured by a Lien on the Property that is the subject of such Disposition or Recovery Event and is required to be repaid as a result of such Disposition or Recovery Event and (iv) in the case of a Recovery Event only, any amounts applied to repair or restore the Property that is the subject of such Recovery Event and proceeds of business interruption insurance to the extent made available to a Loan Party as contemplated by Section 7.5.;

(b)                                 an incurrence of Indebtedness (including a Refinancing of Indebtedness), the aggregate amount of all Cash and Cash Equivalents received by such Person from such incurrence, net of (i) in the case of a Refinancing, any repayments by such Person of the Indebtedness being Refinanced (other than Indebtedness under any of the Loan Documents but in the case of a Mortgaged Property, net of the Release Price paid under Section 2.15.) and (ii) the amount of any out-of-pocket legal fees, title and recording tax expenses, investment banking fees, underwriting discounts, amounts required to be deposited into escrows or reserves, commissions and other customary fees and expenses actually incurred by or on behalf of such Person in connection therewith and paid or payable to a Person other than an Affiliate of such Person; and

(c)                                  an Equity Issuance, the aggregate amount of all Cash and Cash Equivalents received (including without limitation, all payments of Cash and Cash Equivalents received by way of deferred payment of principal or interest pursuant to a note or installment receivable or otherwise, but only as and when received), directly or indirectly, by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by or on behalf of such Person in connection with such Equity Issuance and paid or payable to a Person other than an Affiliate of such Person.

“Net Indebtedness to Value Ratio” means the ratio, determined as of the last day of any fiscal quarter of the Borrower, of (a) Total Liabilities as of such day to (b) Total Asset Value for the four-fiscal quarter period ending on such day; provided that, at the Borrower’s election, (i) Indebtedness of the Borrower in respect of letters of credit permitted under Section 9.2.(r), and all cash collateral securing such Indebtedness, may be excluded from the calculation of the Net Indebtedness to Value Ratio and

(ii) Total Liabilities and Total Asset Value attributable to The Boulevard Mall and/or Steeplegate Mall may be excluded from the calculation of the Net Indebtedness to Value Ratio.

“Net Operating Income” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Property (including proceeds of rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding interest, and to the extent properly deducted as an expense, payments in respect of principal, but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance (excluding, however, amounts spent in respect of capital improvements or repairs) of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Borrower or any Subsidiary and any property management fees) minus (c) the greater of (i) the actual property management fee paid during such period and (ii) an imputed management fee in the amount of 3% of the gross revenues for such Property for such period.  If a Mortgaged Property is undergoing an Approved Alteration which in the Borrower’s reasonable determination would result in the amount of Net Operating Income for such Mortgaged Property declining by more than 10% from the amount of Net Operating Income for such Mortgaged Property for the period of four consecutive fiscal quarters most recently ending prior to the planned commencement of such Approved Alteration (the “Pre-Alteration NOI”), then Net Operating Income for such Mortgaged Property will be calculated during the Alteration period approved by the Administrative Agent (or in the case of a Permitted Alteration, a period not to exceed 12 months or such longer period as may be approved by the Administrative Agent) as the greater of (i) the Pre-Alteration NOI, and (ii) the actual Net Operating Income for such Mortgaged Property for the applicable period.  If a Mortgaged Property is undergoing an Approved Alteration which in the Borrower’s reasonable determination would result in the amount of Net Operating Income for such Mortgaged Property declining by 10% or less from the Pre-Alteration NOI, then Net Operating Income for such Mortgaged Property will be calculated during the Alteration period approved by the Administrative Agent (or in the case of a Permitted Alteration, a period not to exceed 12 months or such longer period as may be approved by the Administrative Agent) as the sum of (a) actual Net Operating Income for any portion of the respective Mortgaged Property that is not subject to such Approved Alteration, plus (b) the Pre-Alteration NOI for the portions of such Mortgaged Property that are subject to such Approved Alteration.  Net Operating Income will be further adjusted to account for tenants outside the Alteration Impact Zone that are no longer paying rent as well as tenants that have begun paying rent during the Alteration period in a manner acceptable to the Administrative Agent.  Lease Termination Income shall be excluded from Net Operating Income except that Lease Termination Income may be included for any period following such cancellation or termination of the applicable lease but only to the extent of the amount of rent the Borrower or a Subsidiary would have received during such period under the applicable lease had it not been cancelled or terminated and only so long as the space subject to such lease has not been leased to another Person.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 12.5.(b) and (b) has been approved by the Requisite Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Guaranty” means a completion guaranty, a guaranty of performance of a cash management agreement or a guaranty of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions to Non-Recourse Indebtedness.

“Non-Recourse Indebtedness” means any Indebtedness, to the extent that recourse of the applicable lender for non-payment is limited to such lender’s Liens on a particular asset or group of assets.

“Note” means a Revolving Note, Term Note or a Swingline Note.

“Notice of Borrowing” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1.(b) evidencing the Borrower’s request for a borrowing of Revolving Loans.

“Notice of Continuation” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.9. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit F (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Notice of Swingline Borrowing” means a notice substantially in the form of Exhibit G (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Swingline Lender pursuant to Section 2.4.(b) evidencing the Borrower’s request for a Swingline Loan.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent, any Issuing Bank or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.  For the avoidance of doubt, “Obligations” shall not include Specified Derivatives Obligations.

“OFAC” has the meaning given that term in Section 6.1.(y).

“Ordinary Course Guaranties” means payment Guarantees provided by the Borrower in the ordinary course for its Subsidiaries with respect to Alterations, tenant allowances and the like.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.6.).

“Ownership Share” means, with respect to any Subsidiary (other than a Wholly Owned Subsidiary) or any Joint Venture of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Joint Venture or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Joint Venture determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Joint Venture.

“Parent” has the meaning given that term in the definition of the term “Excluded Subsidiary”.

“Participant” has the meaning given that term in Section 12.5.(d).

“Participant Register” has the meaning given that term in Section 12.5.(d).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Alterations” means, with respect to a Mortgaged Property, all Alterations being made to a Mortgaged Property which do not require the approval of the Administrative Agent under Section 9.16.

“Permitted Holders” means one or more of (a) Brookfield Asset Management, Inc., (b) Pershing Square Capital Management, L.P., (c) any of their respective Affiliates (for so long as Brookfield Asset Management, Inc. or Pershing Square Capital Management, L.P., as applicable, retains control of the voting power thereof) and (d) funds managed or advised by any of the foregoing, but not including, however, any portfolio company of any of the foregoing.

“Permitted Liens” means, with respect to any asset or property of a Person, (a)(i) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or (ii) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not at the time required to be paid or discharged under Section 7.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, reciprocal easement agreements, rights-of-way, encroachments, outstanding mineral and royalty interests, minor defects or irregularities in title and rights or restrictions of record on the use of real property, which do not, in the case of any of the foregoing, materially detract from the value of such property or materially impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases; (e) Liens in favor of the Administrative Agent for the benefit of the Secured Parties; (f) with respect to any Collateral, Liens permitted under the Security Documents creating Liens encumbering such Collateral; and (g) Liens incurred in the ordinary course of business to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations constituting Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Pledge Agreement” means the Pledge Agreement executed by the Pledgors in favor of the Administrative Agent for the benefit of the Secured Parties substantially in the form of Exhibit P.

“Pledgor” means the Borrower or any Subsidiary, in either case, that owns, directly or indirectly, any Equity Interest in an Additional Portfolio Property Owner which Equity Interests are required to be subject to the Pledge Agreement pursuant to Section 5.1.(a)(xv) or Section 7.14.(a).

“Post-Default Rate” means, in respect of any principal of any Loan or any Reimbursement Obligation, the rate otherwise applicable plus an additional two percent (2.0%) per annum and with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin plus two percent (2.0%).

“Post-Spin Equity Offering” means a rights offering (or other Equity Issuance by the Borrower other than an issuance of Mandatorily Redeemable Stock) effected on or before the date 120 days following the Agreement Date as a result of which the Borrower shall have received at least $200,000,000 of gross cash proceeds.

“Pre-Alteration NOI” has the meaning given that term in the definition of Net Operating Income.

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Borrower or a Subsidiary.  Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the Borrower or a Subsidiary, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Prepayment Percentage” means, at any time of determination, the percentage set forth below corresponding to the Net Indebtedness to Value Ratio for the Borrower’s fiscal quarter most recently ended for which financial statements are available:

Net Indebtedness to Value Ratio	Prepayment Percentage
Greater than or equal to 0.60 to 1.00	50.0%
Greater than or equal to 0.55 to 1.00 but less than 0.60 to 1.00	40.0%
Greater than or equal to 0.50 to 1.00 but less than 0.55 to 1.00	30.0%
Greater than or equal to 0.45 to 1.00 but less than 0.50 to 1.00	20.0%
Greater than or equal to 0.40 to 1.00 but less than 0.45 to 1.00	10.0%
Less than 0.40 to 1.00	0.0%

“Principal Office” means the office of the Administrative Agent located at 608 Second Avenue S., 11th Floor, Minneapolis, Minnesota 55402-1916, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage of (a) the sum of (i) the amount of such Lender’s Revolving Commitment plus (ii) the amount of such Lender’s outstanding Term Loans to (b) the sum of (i) the aggregate amount of the Revolving Commitments of all Lenders plus (ii) the aggregate amount of all outstanding Term Loans; provided, however, that if at the time of determination the Revolving Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the ratio, expressed as a percentage of (A) the sum of the unpaid principal amount of all outstanding Revolving Loans, Term Loans, Swingline Loans and Letter of Credit Liabilities owing to such Lender as of such date to (B) the sum of the aggregate unpaid principal amount of all outstanding Revolving Loans, Term Loans, Swingline Loans and Letter of Credit Liabilities of all Lenders as of such date.  For purposes of this definition, a Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Projections” has the meaning given that term in Section 6.1.(k).

“Property” means a parcel (or group of related parcels) of real property owned or leased by the Borrower, any Subsidiary or any Joint Venture.

“Property Documents” has the meaning given that term in Section 2.16.(a).

“Property Management Agreement” means any agreement entered into by a Loan Party pursuant to which such Loan Party engages a Person to advise it with respect to the management of, and/or to manage, a Mortgaged Property.

“Property Management Agreement Assignment” means a Conditional Assignment of Management Agreement executed by any Loan Party in favor of the Administrative Agent for the benefit of the Secured Parties substantially in the form of Exhibit H or otherwise in form and substance reasonably satisfactory to the Administrative Agent.  Such document may, at the Administrative Agent’s election, constitute a subordination of Property Management Agreement, rather than an assignment thereof.

“Property Owner” means any Subsidiary of the Borrower which owns or leases a Mortgaged Property.

“Property Release” has the meaning given that term in Section 2.15.

“Property Specific Event of Default” has the meaning given that term in Section 10.9.

“Protective Advance” means all sums expended as determined by the Administrative Agent to be necessary or appropriate after any Loan Party fails to do so when required: (a) to protect the validity, enforceability, perfection or priority of the Liens in any of the Collateral and the instruments evidencing the Obligations; (b) to prevent the value of any Collateral from being materially diminished (assuming the lack of such a payment within the necessary time frame could potentially cause such Collateral to lose value); or (c) to protect any of the Collateral from being materially damaged, impaired, mismanaged or taken, including, without limitation, any amounts expended in connection therewith in accordance with Section 12.2.

“Qualified Manager” means (a) any Subsidiary of the Borrower or (b) a reputable and experienced professional management organization reasonably acceptable to the Administrative Agent.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Property, and in each case, any interest therein, of the Borrower, any other Loan Party or any other Subsidiary.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Register” has the meaning given that term in Section 12.5.(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.  Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse an Issuing Bank for any drawing honored by such Issuing Bank under a Letter of Credit issued by it.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“REIT Subsidiary” means a Subsidiary of the Borrower that is a REIT.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release Parcel” has the meaning given that term in Section 2.16.(b).

“Release Price” means, on any date of determination with respect to a Mortgaged Property, an amount equal to 120% of the Allocated Balance for such Mortgaged Property.

“Remaining Property” has the meaning given that term in Section 2.16.(b)(i).

“Requisite Lenders” means, as of any date, (a) Lenders having more than 50.0% of the aggregate amount of the Revolving Commitments and the outstanding Term Loans of all Lenders, or (b) if the Revolving Commitments have been terminated or reduced to zero, Lenders holding more than 50.0% of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders.  For purposes of this definition, a Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Requisite Revolving Lenders” means, as of any date, (a) Revolving Lenders having more than 50.0% of the aggregate amount of the Revolving Commitments, or (b) if the Revolving Commitments have been terminated or reduced to zero, the Revolving Lenders holding more than 50.0% of the principal amount of the aggregate outstanding Revolving Loans and Swingline Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Revolving Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Revolving Lenders” shall in no event mean less than two Revolving Lenders.  For purposes of this definition, a Revolving Lender (other than the Swingline Lender) shall be deemed to hold a Swingline Loan and a Revolving Lender (other than the applicable Issuing Bank) shall be deemed to hold a Letter of Credit Liability, in each case, to the extent such Revolving Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Requisite Term Loan Lenders” means, as of any date (a) Term Loan Lenders having more than 50.0% of the Term Loan Commitments, or (b) if the Term Loan Commitments have terminated, holding more than 50.0% of the aggregate outstanding principal amount of the Term Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Term Loan Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Term Loan Lenders” shall in no event mean less than two Term Loan Lenders.

“Reserved Maintenance Amounts” means the sum of (a) amounts held in reserve accounts by lenders and/or servicers under loans encumbering Properties in the Additional Portfolio that can be used to fund capital expenses, plus (b) amounts due the Borrower or any Subsidiary for unspent deferred maintenance that are to be paid by an insurance company.

“Responsible Officer” means with respect to the Borrower or any Subsidiary, the chief executive officer, the chief financial officer and the chief operating officer of the Borrower or such Subsidiary.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interests to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding; (c) any payment or prepayment of principal of, premium, if any, or interest on, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt; and (d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding.

“Revolving Commitment” means, as to each Lender (other than the Swingline Lender), such Lender’s obligation to make Revolving Loans pursuant to Section 2.1., to issue (in the case of an Issuing Bank) and to participate (in the case of the Lenders other than the Lender that is such Issuing Bank) in Letters of Credit pursuant to Section 2.3.(i), and to participate in Swingline Loans pursuant to Section 2.4.(e), in an amount up to, but not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Revolving Commitment Amount” or as set forth in any applicable Assignment and Assumption, as the same may be reduced from time to time pursuant to Section 2.12. or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.5.

“Revolving Commitment Percentage” means, as to each Revolving Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Revolving Commitment to (b) the aggregate amount of the Revolving Commitments of all Revolving Lenders; provided, however, that if at the time of determination the Revolving Commitments have been terminated or been reduced to zero, the “Revolving Commitment Percentage” of each Lender with a Revolving Commitment shall be the “Revolving Commitment Percentage” of such Lender in effect immediately prior to such termination or reduction.

“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in Letter of Credit Liabilities and Swingline Loans at such time.

“Revolving Lender” means a Lender having a Revolving Commitment, or if the Revolving Commitments have terminated, holding any Revolving Loans.

“Revolving Loan” means a loan made by a Revolving Lender to the Borrower pursuant to Section 2.1.(a).

“Revolving Note” means a promissory note of the Borrower substantially in the form of Exhibit I, payable to the order of a Revolving Lender in a principal amount equal to the amount of such Lender’s Revolving Commitment.

“Revolving Termination Date” means the date three years after the Agreement Date, or the date 120 days following the Agreement Date if the Post-Spin Equity Offering shall not have occurred on or before such date.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means Indebtedness of a Person that is secured in any manner by any Lien on any property, including Equity Interests.

“Secured Parties” means the Administrative Agent, each Issuing Bank, each Lender and each Specified Derivatives Provider.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Security Document” means the Guaranty, any Security Instrument, the Pledge Agreement, any Property Management Agreement Assignments, the Cash Management Agreement and any security agreement, pledge agreement, financing statement, or other document, instrument or agreement creating, evidencing or perfecting Liens of the Administrative Agent granted under any of the Loan Documents in any of the Collateral.  For the avoidance of doubt, “Security Document” shall not include any Derivatives Support Document.

“Security Instrument” means a mortgage, deed to secure debt, deed of trust or other similar security instrument executed by a Property Owner in favor of the Administrative Agent for the benefit of the Secured Parties purporting to create a Lien on a Mortgaged Property of such Property Owner, such instrument to be in form and substance satisfactory to the Administrative Agent.

“Seventy-Five Percent Lenders” means, as of any date, (a) Lenders having 75.0% or more of the aggregate amount of the Revolving Commitments and the outstanding Term Loans of all Lenders, or (b) if the Revolving Commitments have been terminated or reduced to zero, Lenders holding 75.0% or more of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Seventy-Five Percent Lenders” shall in no event mean less than two Lenders.  For purposes of this definition, a Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“SNDA” means a subordination, non-disturbance and attornment agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Solvent” means, when used with respect to any Person, that (a) the fair value of its assets is in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.  For purposes of the representation contained in the second sentence of Section 6.1.(l) being made on the Agreement Date, the fair value of a Property shall be the Appraised Value of such Property based on the Appraisal of such Property delivered to the Administrative Agent prior to the Escrow Date.

“Specified Derivatives Contract” means any Derivatives Contract, together with any Derivatives Support Document relating thereto, that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between the Borrower or any other Loan Party and any Specified Derivatives Provider and which was not prohibited by the Loan Documents when entered into.

“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the Borrower or any other Loan Party under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.

“Specified Derivatives Provider” means each Lender and each of their respective Affiliates counterparty to a Specified Derivatives Contract (including any Person who is a Lender (and any Affiliate thereof) as of the Agreement Date but subsequently, whether before or after entering into a Specified Derivatives Contract, ceases to be a Lender (or an Affiliate of a Lender)).

“Spin-Off” means the distribution by GGP to its stockholders of substantially all of the outstanding shares of common stock of the Borrower as described in the Form 10.

“Spin-Off Amounts” means (a) the amount required to retire the Indebtedness set forth on Part I of Schedule 6.1.(g), which Indebtedness is secured by Liens on one or more Mortgaged Properties as of the Agreement Date, together with the amount of Indebtedness on Part II of Schedule 6.1.(g) required to be prepaid on or before the Agreement Date as a result of the Spin-Off, plus (b) fees and expenses of the Borrower and its Subsidiaries associated with the Spin-Off, including without limitation the fees and expenses associated with the Loans, and the assumption by Subsidiaries of the Borrower (other than Loan Parties) of existing Indebtedness secured by the Additional Portfolio or the consent to the Spin-Off of lenders under Indebtedness secured by Liens on any Additional Portfolio Property.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

“Subordinated Debt” means Indebtedness for money borrowed of the Borrower, any other Loan Party or any Intermediate Subsidiary that is either (a) subordinated in right of payment and otherwise to the Loans, the other Obligations and the Specified Derivatives Obligations, if any, on terms substantially the same as, or more favorable to the Secured Parties than, those set forth in the Subordinated Facility, in each case as determined by the Administrative Agent in its sole and absolute discretion or (b) subordinated in right of payment and otherwise to the Loans, the other Obligations and the Specified Derivatives Obligations, if any, in a manner satisfactory to the Administrative Agent in its sole and absolute discretion.

“Subordinated Facility” means that certain Subordinated Credit Agreement dated as of the date hereof by and between the Borrower and Trilon (Luxembourg) S.A.R.L., an Affiliate of Brookfield Asset Management, Inc., as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time pursuant to one or more agreements under which Brookfield Asset Management, Inc. and/or any of its Affiliates are the only lenders, in each case as and to the extent permitted by the Loan Documents.

“Subordinated Guaranties” means the guaranty agreements described on Schedule 1.1.(C).

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company, trust, estate or other entity of which shares of stock or other Equity Interests having ordinary voting power (other than stock or such other Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.

“Substitute Loan Documents” means, with respect to a Mortgaged Property, an executed and acknowledged mortgage, deed of trust or similar security instrument (or a spreader agreement which spreads the Lien of the Security Instrument encumbering such Mortgaged Property to the applicable Acquired Parcel or Acquired Expansion Parcel) (the “Substitute Security Instrument”), and UCC-1 fixture filing with respect to the applicable Acquired Parcel or Acquired Expansion Parcel, together with a letter from the Borrower countersigned by a title insurance company acknowledging receipt of such Substitute Security Instrument and UCC-1 fixture filing and agreeing to record or file, as applicable, such Substitute Security Instrument, and, with regard to the UCC-1 financing statements, if recordation or a system of filing is accepted or established in the applicable jurisdiction, the UCC-1 financing statements in the real estate records for the county in which the applicable Acquired Parcel or Acquired Expansion Parcel is located so as to effectively create upon such recording or filing valid and enforceable first-priority Liens upon the applicable Acquired Parcel or Acquired Expansion Parcel, in favor of the Administrative Agent, for its benefit and the benefit of the other Secured Partues, subject only to the Permitted Liens.  The Substitute Security Instrument and such UCC-1 fixture filing shall be the same in form and substance as the counterparts of such documents executed and delivered on the Agreement Date with respect to such Mortgaged Property (including the related Exchange Parcel) subject to modifications reflecting the applicable Acquired Parcel or Acquired Expansion Parcel, as a portion of the Property that is the subject of such documents.  The Substitute Security Instrument encumbering such Mortgaged Property (including the applicable Acquired Parcel or Acquired Expansion Parcel) shall constitute one of the Loan Documents and secure all Obligations and Specified Derivatives Obligations.

“Substitute Security Instrument” has the meaning given that term in the definition of “Substitute Loan Documents”.

“Substitution” has the meaning given that term in Section 2.16.(c).

“Substitution Date” has the meaning given that term in Section 2.16.(c)(i).

“Supermajority Lenders” means, as of any date, (a) Lenders having 66-2/3% or more of the aggregate amount of the Revolving Commitments and the outstanding Term Loans of all Lenders, or (b) if the Revolving Commitments have been terminated or reduced to zero, Lenders holding 66-2/3% or more of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Supermajority Lenders” shall in no event mean less than two Lenders.  For purposes of this definition, a Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Sweep Event” means (a) that on the last day of any fiscal quarter of the Borrower, the Net Operating Income attributable to the Mortgaged Properties determined as of the last day of such fiscal quarter is less than or equal to 90.0% of the Net Operating Income attributable to such Mortgaged Properties determined as of the Agreement Date or (b) the occurrence of an Event of Default.  A Sweep Event shall cease to exist if, (x) in the case of the immediately preceding clause (a), (i) the Net Operating Income attributable to the Mortgaged Properties determined as of the last day of a fiscal quarter (tested on the last day of each such fiscal quarter) shall equal or exceed the Net Operating Income attributable to such Mortgaged Properties determined as of the Agreement Date and (ii) no Default or Event of Default shall then exist or (y) in the case of the immediately preceding clause (b), such Event of Default shall cease to exist.

“Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.4. in an amount up to, but not exceeding the amount set forth in the first sentence of Section 2.4.(a), as such amount may be reduced from time to time in accordance with the terms hereof.

“Swingline Lender” means Wells Fargo Bank, National Association, together with its respective successors and assigns.

“Swingline Loan” means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.4.

“Swingline Maturity Date” means the date which is 7 Business Days prior to the Revolving Termination Date.

“Swingline Note” means the promissory note of the Borrower substantially in the form of Exhibit K, payable to the order of the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed.

“Tangible Net Worth” means, as of a given date, the stockholders’ equity of the Borrower and its Subsidiaries determined on a consolidated basis plus accumulated depreciation and amortization, minus (to the extent included when determining the stockholders’ equity of the Borrower and its Subsidiaries and without duplication): (a) the amount of any write-up in the book value of any assets reflected in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired (but excluding any such write-up for purchase price adjustments of properties acquired after the Agreement Date, based on GAAP), and (b) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses, unamortized debt discount and expense and other like assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant Lease” means any lease agreement entered into by a Property Owner with respect to all or any portion of any Mortgaged Property owned or leased by such Property Owner.

“Term Loan” means a loan made by a Term Loan Lender to the Borrower pursuant to Section 2.2.

“Term Loan Commitment” means, as to each Term Loan Lender, such Lender’s obligation to make a Term Loan on the Agreement Date pursuant to Section 2.2., in an amount equal to the amount set forth for such Lender on Schedule I as such Lender’s “Term Loan Commitment Amount”.

“Term Loan Lender” means a Lender having a Term Loan Commitment, or if the Term Loan Commitments have terminated, a Lender holding a Term Loan.

“Term Loan Maturity Date” means the date three years after the Agreement Date, or the date 120 days following the Agreement Date if the Post-Spin Equity Offering shall not have occurred on or before such date.

“Term Note” means a promissory note of the Borrower substantially in the form of Exhibit L, payable to the order of a Term Loan Lender in a principal amount equal to the amount of such Term Loan Lender’s Term Loan.

“Total Asset Value” means the sum, without duplication, of all of the following of the Borrower, its Subsidiaries and Joint Ventures (but in the case of any non-Wholly Owned Subsidiaries or Joint Ventures, based on the Ownership Share of the same) except as noted with respect to non-Wholly Owned Subsidiaries and Joint Ventures: (a) the quotient of (i) Net Operating Income from all Properties of the Borrower and its Subsidiaries for the trailing twelve month period less Capital Reserves, divided by (ii) the Capitalization Rate, plus (b) the cost basis of any properties acquired during the twelve month period following such acquisition, plus (c) the GAAP book value of Vacant Land, plus (d) aggregate sums spent on the construction of improvements (including land acquisition costs) until 6 months after substantial completion of such improvements has been achieved.  For purposes of this definition (x) the property described in clause (c) above shall not, in the aggregate, constitute more than 10% of the calculation of Total Asset Value, and any excess over such amount shall not be included in the calculation of Total Asset Value and (y) to the extent the amount of Pre-Alteration NOI included in Net Operating Income under clause (a) above would exceed 7.5% of such Net Operating Income, such excess shall be excluded.

“Total Budgeted Cost” means, with respect to an Alteration Asset, and at any time, the aggregate amount of all costs budgeted to be paid, incurred or otherwise expended or accrued by the Borrower or a Subsidiary with respect to such Alteration Asset to complete the applicable Alteration.

“Total Liabilities” means, as of any date of determination, the difference of (a) all Indebtedness of the Borrower and its Wholly Owned Subsidiaries and the Borrower’s Ownership Share of all Indebtedness of all non-Wholly Owned Subsidiaries and Joint Ventures of the Borrower (each calculated at the outstanding principal amount based on the contract and not reflecting purchase accounting adjustments pursuant to GAAP), minus (b)(i) unrestricted Cash and Cash Equivalents (and restricted Cash and Cash Equivalents securing Indebtedness (x) which are held in a lockbox or cash management account and are to be applied toward the next installment of regularly scheduled debt service payments under any Indebtedness of such Person so long as no event of default has occurred and is continuing with respect to such Indebtedness or (y) the application of which is to be made against the principal of such Indebtedness) of the Borrower and its Wholly Owned Subsidiaries and all non-Wholly Owned Subsidiaries and Joint Ventures of the Borrower (to the extent of the Borrower’s Ownership Share of the same), less (ii) an amount equal to the positive difference between (A) an amount equal to $10,000,000 in respect of unspent deferred maintenance as of the Agreement Date to be reduced by amounts expended by the Borrower and its Subsidiaries for which the Administrative Agent has been provided satisfactory evidence of expenditure and (B) Reserved Maintenance Amounts, in each case as determined in accordance with GAAP (each as noted with respect to non-Wholly Owned Subsidiaries and Joint Ventures), and without duplication.

“Transfer Authorizer Designation Form” means a form substantially in the form of Exhibit M to be delivered to the Administrative Agent pursuant to Section 5.1.(a), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“Type” with respect to any Revolving Loan or Term Loan, refers to whether such Loan (or portion thereof) is a LIBOR Loan or a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.10.(g)(ii)(B)(III).

“Vacant Land” means non-income (or de minimis income, provided that the same is not included in EBITDA) producing land which has no current occupants.

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.

“Wholly Owned Subsidiary” means, as to any Person or Persons, any Subsidiary of any of such Person or Persons all of the Equity Interests of which (other than directors’ qualifying shares and, in the case of any Subsidiary that is a REIT, non-participating Preferred Equity Interest with a base liquidation preference of no more than $180,000) is owned by such Person or Persons directly or indirectly.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means (a) the Borrower, (b) any other Loan Party and (c) the Administrative Agent, as applicable.

Section 1.2.  General; References to Central time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders through the Administrative Agent shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the appropriate Lenders pursuant to Section 12.6.); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities.  References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated.  References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) except as otherwise provided in any Loan Document, shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted by the Loan Documents and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.  Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower.  Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.  Unless otherwise indicated, all references to time are references to Central time.

ARTICLE II. CREDIT FACILITY

Section 2.1.  Revolving Loans.

(a)                                  Making of Revolving Loans.  Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.14., each Revolving Lender severally and not jointly agrees to make Revolving Loans to the Borrower during the period from and including the Agreement Date to but excluding the Revolving Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Revolving Commitment.  Each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess thereof.  Each borrowing of LIBOR Loans shall be in an aggregate minimum amount of $3,000,000 and integral multiples of $500,000 in excess thereof.  Notwithstanding the immediately preceding two sentences but subject to Section 2.14., a borrowing of Revolving Loans may be in the aggregate amount of the unused Revolving Commitments.  Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

(b)                                 Requests for Revolving Loans. Not later than 12:00 p.m. Central time at least 1 Business Day prior to a borrowing of Revolving Loans that are to be Base Rate Loans and not later than 11:00 a.m. Central time at least 3 Business Days prior to a borrowing of Revolving Loans that are to be LIBOR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing or telephonic notice to the Administrative Agent of a borrowing of Revolving Loans.  Any such telephonic notice shall include all information required to be included in a Notice of Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Borrowing sent to the Administrative Agent on the same day of the giving of any such telephonic notice.  Each Notice of Borrowing shall specify the aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a Business Day), the Type of the requested Revolving Loans, and if such Revolving Loans are to be LIBOR Loans, the initial Interest Period for such Revolving Loans.  Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower.  Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a Revolving Loan will be a Base Rate Loan or a LIBOR Loan) request that the Administrative Agent provide the Borrower with the most recent LIBOR available to the Administrative Agent.  The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter (but in any event no later than 1 Business Day thereafter).

(c)                                  Funding of Revolving Loans.  Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Revolving Lender of the proposed borrowing.  Each Revolving Lender shall deposit an amount equal to the Revolving Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 11:00 a.m. Central time on the date of such proposed borrowing of Revolving Loans.  Subject to fulfillment of all applicable conditions set forth in Article V., the Administrative Agent shall make available to the Borrower in the account specified in the Transfer Authorizer Designation Form, not later than 2:00 p.m. Central time on the date of the requested borrowing of Revolving Loans, the proceeds of such amounts received by the Administrative Agent.

(d)                                 Assumptions Regarding Funding by Revolving Lenders.  With respect to Revolving Loans to be made after the Agreement Date, unless the Administrative Agent shall have been notified by any Revolving Lender that such Lender will not make available to the Administrative Agent a Revolving Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Lender.  In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Revolving Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Revolving Loan with interest thereon, for each day from and including the date such Revolving Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays to the Administrative Agent the amount of such Revolving Loan, the amount so paid shall constitute such Lender’s Revolving Loan included in the borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Revolving Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Lender.

Section 2.2.  Term Loans.

(a)                                  Making of Term Loans.  Subject to the terms and conditions hereof, on the Agreement Date, each Term Loan Lender severally and not jointly agrees to make a Term Loan to the Borrower in the principal amount equal to the amount of such Lender’s Term Loan Commitment.  Upon a Lender’s funding of its Term Loan, such Lender’s Term Loan Commitment shall terminate.

(b)                                 Funding of Term Loans.  Each Term Loan Lender shall deposit an amount equal to the Term Loan to be made by such Term Loan Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds, not later than 8:00 a.m. Central time on the Agreement Date.  Subject to fulfillment of all applicable conditions set forth in Article V., the Administrative Agent shall make available to the Borrower in the account specified by the Borrower in the Transfer Authorizer Designation Form, not later than 9:00 a.m. Central time on the Agreement Date, the proceeds of such amounts received by the Administrative Agent.  The Borrower may not reborrow any portion of the Term Loans once repaid.

Section 2.3.  Letters of Credit.

(a)                                  Letters of Credit.  Subject to the terms and conditions of this Agreement, including without limitation, Section 2.14., each Issuing Bank, on behalf of the Lenders, agrees to issue for the account of the Borrower during the period from and including the Agreement Date to, but excluding, the date 5 Business Days prior to the Revolving Termination Date, one or more standby letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount for all Letters of Credit at any one time outstanding not to exceed $50,000,000 as such amount may be reduced from time to time in accordance with the terms hereof (the “L/C Commitment Amount”).

(b)                                 Terms of Letters of Credit.  At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the applicable Issuing Bank and the Borrower.  Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the date that is 5 Business Days prior to the Revolving Termination Date or (ii) any Letter of Credit have an initial duration in excess of one year; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the applicable Issuing Bank (an “Evergreen Letter of Credit”) but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the date that is 5 Business Days prior to the Revolving Termination Date.  Notwithstanding the foregoing, a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Revolving Termination Date (in which case, such Letter of Credit shall be an “Extended Letter of Credit”), so long as the Borrower delivers to the Administrative Agent for its benefit, the benefit of the Issuing Bank that issued such Letter of Credit and the Lenders no later than 5 Business Days prior to the Revolving Termination Date, Cash Collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account, or otherwise to be held by the Administrative Agent, in each case, in an amount equal to the Stated Amount of such Letter of Credit; provided, that the obligations of the Borrower under this Section in respect of such Extended Letters of Credit shall survive the termination of this Agreement and shall remain in effect until no such Extended Letters of Credit remain outstanding.  If the Borrower fails to provide Cash Collateral with respect to any Extended Letter of Credit by the date 5 Business Days prior to the Revolving Termination Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum Stated Amount of such Letter of Credit), which shall be reimbursed (or participations therein funded) in accordance with the immediately following subsections (i) and (j), with the proceeds being utilized to provide Cash Collateral for such Letter of Credit.  The initial Stated Amount of each Letter of Credit shall be at least $5,000 (or such lesser amount as may be acceptable to the applicable Issuing Bank, the Administrative Agent and the Borrower).

(c)                                  Requests for Issuance of Letters of Credit.  The Borrower shall give the applicable Issuing Bank and the Administrative Agent written notice at least 5 Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as are customarily or otherwise reasonably requested from time to time by the applicable Issuing Bank.  Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to fulfillment of all applicable conditions set forth in Article V., the applicable Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date 5 Business Days following the date after which such Issuing Bank has received all of the items required to be delivered to it under this subsection.  An Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Bank to exceed any limits imposed by, any Applicable Law.  References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.  Upon the written request of the Borrower, an Issuing

Bank shall deliver to the Borrower a copy of each Letter of Credit issued by such Issuing Bank within a reasonable time after the date of issuance thereof.  To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d)                                 Reimbursement Obligations.  Upon receipt by an Issuing Bank from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, such Issuing Bank shall promptly notify the Borrower and the Administrative Agent in writing (or by telephone, promptly confirmed in writing) of the amount to be paid by such Issuing Bank as a result of such demand and the date on which payment is to be made by such Issuing Bank to such beneficiary in respect of such demand; provided, however, that an Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation.  The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse an Issuing Bank for the amount of each demand for payment under each Letter of Credit issued by such Issuing Bank at or prior to the date on which payment is to be made by such Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind.  Upon receipt by an Issuing Bank of any payment in respect of any Reimbursement Obligation, such Issuing Bank shall promptly pay to each Revolving Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i) such Lender’s Revolving Commitment Percentage of such payment.

(e)                                  Manner of Reimbursement.  Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Administrative Agent and the applicable Issuing Bank whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse such Issuing Bank for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement.  If the Borrower fails to so advise the Administrative Agent and such Issuing Bank, or if the Borrower fails to reimburse such Issuing Bank for a demand for payment under a Letter of Credit by the date of such payment, the failure of which such Issuing Bank shall promptly notify the Administrative Agent, then (i) if the applicable conditions contained in Article V. would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Revolving Lender prompt notice (which may include telephonic notice) of the amount of the Revolving Loan to be made available to the Administrative Agent not later than 12:00 p.m. Central time and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply.  The limitations set forth in the second sentence of Section 2.1.(a) shall not apply to any borrowing of Base Rate Loans under this subsection.

(f)                                    Effect of Letters of Credit on Revolving Commitments.  Upon the issuance by an Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Revolving Commitment of each Revolving Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Revolving Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g)                                 Issuing Bank’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations.  In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, an Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit.  The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, none of the Issuing Banks, Administrative

Agent or any of the Lenders shall be responsible for, and the Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, electronic mail, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of any Issuing Bank, Administrative Agent or the Lenders.  None of the above shall affect, impair or prevent the vesting of any of any Issuing Bank’s or the Administrative Agent’s rights or powers hereunder.  Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against such Issuing Bank any liability to the Borrower, the Administrative Agent or any Lender.  In this connection, the obligation of the Borrower to reimburse an Issuing Bank for any drawing made under any Letter of Credit issued by it, and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against any Issuing Bank, the Administrative Agent or any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, any Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by any Issuing Bank under any Letter of Credit issued by it against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations.  Notwithstanding anything to the contrary contained in this Section or Section 12.9., but not in limitation of the Borrower’s unconditional obligation to reimburse an Issuing Bank for any drawing made under a Letter of Credit issued by it as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrower shall have no obligation to indemnify the Administrative Agent, any Issuing Bank or any Lender in respect of any liability incurred by the Administrative Agent, such Issuing Bank or such Lender arising solely out of the gross negligence or willful misconduct of the Administrative Agent, such Issuing Bank or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment.  Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Administrative Agent, any Issuing Bank or any Lender with respect to any Letter of Credit.

(h)                                 Amendments, Etc.  The issuance by an Issuing Bank of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through such Issuing Bank), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and the Revolving Lenders required by Section 12.6. shall have consented thereto.  In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.5.(c).

(i)                                     Revolving Lenders’ Participation in Letters of Credit.  Immediately upon the issuance by an Issuing Bank of a Letter of Credit each Revolving Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Revolving Commitment Percentage of the liability of such Issuing Bank with respect to such Letter of Credit and each Revolving Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such Issuing Bank to pay and discharge when due, such Lender’s Revolving Commitment Percentage of such Issuing Bank’s liability under such Letter of Credit.  In addition, upon the making of each payment by a Revolving Lender to the Administrative Agent for the account of an Issuing Bank in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of such Issuing Bank, the Administrative Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Revolving Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to an Issuing Bank pursuant to the second and the last sentences of Section 3.5.(c)).

(j)                                     Payment Obligation of Revolving Lenders.  Each Revolving Lender severally agrees to pay to the Administrative Agent, for the account of an Issuing Bank, on demand in immediately available funds in Dollars the amount of such Lender’s Revolving Commitment Percentage of each drawing paid by such Issuing Bank under each Letter of Credit issued by it to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Revolving Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Lender’s Revolving Commitment Percentage of such drawing except as otherwise provided in Section 3.9.(d).  If the notice referenced in the second sentence of Section 2.3.(e) is received by a Revolving Lender not later than 12:00 p.m. Central time, then such Lender shall make such payment available to the Administrative Agent not later than 2:00 p.m. Central time on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 12:00 p.m. Central time on the next succeeding Business Day.  Each Revolving Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same for the account of an Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Revolving Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 10.1.(e) or (f), (iv) the termination of the Revolving Commitments, or (v) the providing of Cash Collateral in respect of any Extended Letter of Credit.  Each such payment to the

Administrative Agent for the account of an Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.

(k)                                  Information to Lenders.  Promptly following any change in Letters of Credit outstanding issued by an Issuing Bank, such Issuing Bank shall deliver to the Administrative Agent, who shall promptly deliver the same to each Revolving Lender and the Borrower, a notice describing the aggregate amount of all Letters of Credit issued by such Issuing Bank outstanding at such time.  Upon the request of any Revolving Lender (through the Administrative Agent) from time to time, an Issuing Bank shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit issued by such Issuing Bank then outstanding.  Other than as set forth in this subsection, an Issuing Bank shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder.  The failure of an Issuing Bank to perform its requirements under this subsection shall not relieve any Revolving Lender from its obligations under the immediately preceding subsection (j).

(l)                                     Extended Letters of Credit.  Each Revolving Lender confirms that its obligations under the immediately preceding subsections (i) and (j) shall be reinstated in full and apply if the delivery of any Cash Collateral in respect of an Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise.

Section 2.4.  Swingline Loans.

(a)                                  Swingline Loans.  Subject to the terms and conditions hereof, including without limitation Section 2.14., the Swingline Lender agrees to make Swingline Loans to the Borrower, during the period from the Agreement Date to but excluding the Swingline Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, $10,000,000, as such amount may be reduced from time to time in accordance with the terms hereof.  If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, the Borrower shall immediately pay the Administrative Agent for the account of the Swingline Lender the amount of such excess.  Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder.

(b)                                 Procedure for Borrowing Swingline Loans.  The Borrower shall give the Administrative Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan.  Each Notice of Swingline Borrowing shall be delivered to the Swingline Lender no later than 12:00 p.m. Central time on the proposed date of such borrowing.  Any telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Swingline Borrowing sent to the Swingline Lender by telecopy on the same day of the giving of such telephonic notice.  Not later than 2:00 p.m. Central time on the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Section 5.2. for such borrowing, the Swingline Lender will make the proceeds of such Swingline Loan available to the Borrower in Dollars, in immediately available funds, at the account specified by the Borrower in the Notice of Swingline Borrowing.

(c)                                  Interest.  Swingline Loans shall bear interest at a per annum rate equal to the Base Rate as in effect from time to time plus the Applicable Margin.  Interest on Swingline Loans is solely for the account of the Swingline Lender (except to the extent a Revolving Lender acquires a participating interest in a Swingline Loan pursuant to the immediately following subsection (e)).  All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.5. with respect to interest on Base Rate Loans (except as the Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan).

(d)                                 Swingline Loan Amounts, Etc.  Each Swingline Loan shall be in the minimum amount of $100,000 and integral multiples of $100,000 in excess thereof, or such other minimum amounts agreed to by the Swingline Lender and the Borrower.  Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrower may agree) and in connection with any such prepayment, the Borrower must give the Swingline Lender and the Administrative Agent prior written notice thereof no later than 12:00 p.m. Central time on the day prior to the date of such prepayment.  The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.

(e)                                  Repayment and Participations of Swingline Loans.  The Borrower agrees to repay each Swingline Loan within one Business Day of demand therefor by the Swingline Lender and, in any event, within 5 Business Days after the date such Swingline Loan was made; provided, that the proceeds of a Swingline Loan may not be used to pay a Swingline Loan.  Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Maturity Date (or such earlier date as the Swingline Lender and the Borrower may agree in writing).  In lieu of demanding repayment of any outstanding Swingline Loan from the Borrower, the Swingline Lender may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), request a borrowing of Revolving Loans that are Base Rate Loans from the Revolving Lenders in an amount equal to the principal balance of such Swingline Loan.  The amount limitations contained in the second sentence of Section 2.1.(a) shall not apply to any borrowing of such Revolving Loans made pursuant to this subsection.  The Swingline Lender shall give notice to the Administrative Agent of any such borrowing of Revolving Loans not later than 11:00 a.m. Central time at least one Business Day prior to the proposed date of such borrowing.  Promptly after receipt of such notice of borrowing of Revolving Loans from the Swingline Lender under the immediately preceding sentence, the Administrative Agent shall notify each Revolving Lender of the proposed borrowing.  Not later than 11:00 a.m. Central time on the proposed date of such borrowing, each Revolving Lender will make available to the Administrative Agent at the Principal Office for the account of the Swingline Lender, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender.  The Administrative Agent shall pay the proceeds of such Revolving Loans to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan.  If the Revolving Lenders are prohibited from making Revolving Loans required to be made under this subsection for any reason whatsoever, including without limitation, the existence of any of the Defaults or Events of Default described in Sections 10.1.(e) or (f), each Revolving Lender shall purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Revolving Commitment Percentage of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to the Administrative Agent for the account of the Swingline Lender in Dollars and in immediately available funds.  A Revolving Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Administrative Agent, the Swingline Lender or any other Person whatsoever, (ii) the existence of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Sections 10.1.(e) or (f)), or the termination of any Revolving Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Administrative Agent, any Lender, the Borrower or any other Loan Party, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If such amount is not in fact made available to the Swingline Lender by any Revolving Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate.  If such Lender does not pay such amount forthwith upon the Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Revolving Lenders to purchase a participation therein).  Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Loans, and any other amounts due it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).

Section 2.5.  Rates and Payment of Interest on Loans.

(a)                                  Rates.  The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)                                     during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin; and

(ii)                                  during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin.

Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents (x) the Borrower shall have no right to Continue, or Convert Base Rate Loans into, LIBOR Loans if an Event of Default specified in Section 10.1.(a), Section 10.1.(e) or Section 10.1.(f) shall exist, or if the Requisite Lenders (or the Administrative Agent at the direction of the Requisite Lenders) have notified the Borrower that it no longer has the right to Continue, or Convert Base Rate Loans into, LIBOR Loans because any other Event of Default exists and (y) while an Event of Default specified in Section 10.1.(a), Section 10.1.(e) or Section 10.1.(f) shall exist, the Borrower shall pay to the Administrative Agent for the account of each Lender and each Issuing Bank, as the case may be, interest at the Post-Default Rate on any overdue amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)                                 Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) as to any Base Rate Loan, monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Agreement Date, (ii) as to any LIBOR Loan having an Interest Period of one month, on the last Business Day of the applicable Interest Period, (iii) as to any LIBOR Loan having an Interest Period longer than one month, on each day that is one month, or a whole multiple thereof, after the first day of such Interest Period and on the last day of such Interest Period and (iv) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise).  Interest payable at the Post-Default Rate shall be payable from time to time on demand.  All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section 2.6.  Number of Interest Periods.

There may be no more than 8 different Interest Periods for LIBOR Loans outstanding at the same time.

Section 2.7.  Repayment of Loans.

(a)                                  Revolving Loans.  The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Revolving Termination Date.

(b)                                 Term Loans.  The Borrower shall repay (i) an aggregate principal amount of the Term Loans equal to $2,890,000 (which payments shall be reduced as a result of the application of prepayments as provided in the third and fourth sentences of Section 2.8.(d)) on the last Business Day of each March, June, September and December, commencing with the last Business Day of June, 2012, and (ii) the entire outstanding principal amount of, and all accrued but unpaid interest on, the Term Loans on the Term Loan Maturity Date.

(c)                                  Failure of Post-Spin Equity Offering to Occur.  Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, if the Post-Spin Equity Offering shall not have occurred by the date 120 days following the Agreement Date, (i)(A) the principal of, and all accrued interest on, the Loans at the time outstanding, (B) an amount for deposit into the Letter of Credit Collateral Account equal to (x) the Stated Amount of all Letters of Credit outstanding as of such date minus (y) the amount of any Cash Collateral then held by the Administrative Agent in respect of Letters of Credit, and (C) all of the other Obligations, shall all become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties and (ii) the Revolving Commitments, the Swingline Commitment and the obligation of the Issuing Banks to issue Letters of Credit shall all immediately and automatically terminate.

Section 2.8.  Prepayments.

(a)                                  Optional.  Subject to Section 4.4. for all Loans, and in the case of the Term Loans subject to the immediately following subsection (b), the Borrower may prepay Revolving Loans and Term Loans at any time without premium or penalty.  The Borrower shall give the Administrative Agent at least 1 Business Day’s prior written notice of the prepayment of any Base Rate Loan and at least 3 Business Days’ prior written notice of the prepayment of any such Loans.  Each voluntary prepayment of (i) Revolving Loans shall be in an aggregate minimum amount of $250,000 and integral multiples of $100,000 in excess thereof and (ii) Term Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess thereof.

(b)                                 Prepayment Premium for Term Loans.  During the periods set forth below, the Borrower may only prepay the Term Loans, in whole or in part, pursuant to the immediately preceding subsection (a) at the prices (expressed as percentages of the principal amount of the Term Loans to be prepaid) set forth below, plus accrued and unpaid interest, if any, to (but not including) the date of prepayment:

Period	Percentage
From the Agreement Date to and including the date one year after the Agreement Date	102.00%
After the date one year after the Agreement Date to and including the date two years after the Agreement Date	101.00%
All times after the date two years after the Agreement Date	100.00%

The Borrower acknowledges and agrees that the amount payable by it in connection with the prepayment of the Term Loans is a reasonable calculation of the Term Loan Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from the prepayment of the Term Loans.  Notwithstanding anything to the contrary in this subsection, any prepayment of the Term Loans required under Section 2.7.(c) or under the immediately following subsection (c) or resulting from a Property Release, shall not be subject to this subsection.

(c)                                  Mandatory.

(i)                                     Revolving Commitment Overadvance.  If at any time the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Revolving Commitments, the Borrower shall immediately upon demand pay to the Administrative Agent for the account of the Lenders then holding Revolving Commitments (or if the Revolving Commitments have been terminated, then holding outstanding Revolving Loans, Swingline Loans and/or Letter of Credit Liabilities), the amount of such excess.

(ii)                                  Events Relating to Mortgaged Properties.  If, in connection with a Property Release, a Recovery Event or a Refinancing of any of the Obligations with respect to a Mortgaged Property, the Borrower, any other Loan Party or any other Subsidiary shall receive Net Cash Proceeds, the Borrower shall repay the Term Loans by an amount equal to the amount of such Net Cash Proceeds; provided, however, the provisions of this subsection shall not apply unless and until the aggregate amount of such Net Cash Proceeds attributable to events subject to this subsection (ii) exceeds $50,000,000 and then shall only apply to the amount of Net Cash Proceeds in excess of $50,000,000.

(iii)                               Other Events.  Within 2 Business Days of the receipt by the Borrower, any other Loan Party or any other Subsidiary of Net Cash Proceeds from (w) a Disposition of a Property other than a Mortgaged Property, (x) a Recovery Event with respect to Property other than a Mortgaged Property, (y) the incurrence by the Borrower, any other Loan Party or any other Subsidiary of any Indebtedness that Refinances any Indebtedness secured by any Property of the Borrower or any Subsidiary other than a Mortgaged Property or (z) an Equity Issuance (other than Net Cash Proceeds from (A) the Post-Spin Equity Offering and (B) an Equity Issuance to the extent the Requisite Lenders have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed) that the proceeds of such Equity Issuance are not subject to the provisions of this subsection) by the Borrower, any Property Owner or any other Subsidiary, the Borrower shall repay the Term Loans by an amount equal to the Prepayment Percentage of the amount of such Net Cash Proceeds; provided, however, the provisions of this subsection shall not apply unless and until the aggregate amount of such Net Cash Proceeds attributable to events subject to this subsection (iii) exceeds $100,000,000 and then shall only apply to the amount of Net Cash Proceeds in excess of $100,000,000.

(d)                                 Application of Prepayments.  Amounts paid under the immediately preceding subsection (c)(i) shall first be applied to pay all amounts of principal outstanding on the Swingline Loans, and then to all outstanding Revolving Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2. and if any Letters of Credit are outstanding at such time, the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations.  Amounts payable in respect of the Term Loans under the immediately preceding subsections (c)(ii) (other than Net Cash Proceeds from a Property Release) and (c)(iii) and under Section 2.15.(a) shall be applied to the outstanding principal amount of the Term Loans without reduction of any of the scheduled installments of principal thereof payable under Section 2.7.(b).  Voluntary prepayments of the Term Loans pursuant to the immediately preceding subsection (a) shall be applied to the remaining scheduled installments of principal thereof payable under Section 2.7.(b) in a manner determined at the discretion of the Borrower and specified in the applicable notice of prepayment (and absent such direction, in direct order of maturity) and the Allocated Balances for all Mortgaged Properties at such time shall be reduced pro rata by the amount of such voluntary prepayments.  Prepayments of the Term Loans resulting from a Property Release under Section 2.15. and attributable to the amount of the Release Price of the applicable Mortgaged Property in excess of the Allocated Balance for such Mortgaged Property and any additional amounts which constitute Net Cash Proceeds resulting from a Property Release shall be applied to the remaining scheduled installments of principal thereof payable under Section 2.7.(b) in a manner determined at the discretion of the Borrower and specified in the Borrower’s notice of such Property Release provided pursuant to Section 2.15. (and absent such direction, in direct order of maturity).  If the Borrower is required to pay any outstanding LIBOR Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 4.4.

Section 2.9.  Continuation.

Subject to Section 2.5.(a), the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan.  Each Continuation of a LIBOR Loan shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period.  Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation or telephonic notice of the Continuation of a LIBOR Loan not later than 12:00 p.m. Central time on the third Business Day prior to the date of any such Continuation.  Any such telephonic notice shall include all information required to be included in a Notice of Continuation and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Continuation sent to the Administrative Agent on the same day of the giving of any such telephonic notice.  Any such written notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder.  Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given.  Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation.  If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Loan with an Interest Period of one month; provided, however, if pursuant to Section 2.5.(a) the Borrower does not have the right to Continue LIBOR Loans, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.10. or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.10.  Conversion.

Subject to Section 2.5.(a), the Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication or telephonic notice of any proposed Conversion, Convert all or a portion of a Loan of one Type into a Loan of another Type.  Any such telephonic notice shall include all information required to be included in a Notice of Conversion and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Conversion sent to the Administrative Agent on the same day of the giving of any such telephonic notice.  Each Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess of that amount.  Each such Notice of Conversion shall be given not later than 12:00 p.m. Central time 3 Business Days prior to the date of any proposed Conversion.  Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion.  Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan; provided that if the Borrower does not specify a duration, then the Borrower will be deemed to have requested an Interest Period of one month.  Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.11.  Notes.

(a)                                  Notes.  Except in the case of a Revolving Lender that has notified the Administrative Agent that it elects not to receive a Revolving Note, the Revolving Loans made by each Revolving Lender shall, in addition to this Agreement, also be evidenced by a Revolving Note, payable to the order of such Revolving Lender in a principal amount equal to the amount of its Revolving Commitment as originally in effect and otherwise duly completed.  The Swingline Loans made by the Swingline Lender to the Borrower shall, in addition to this Agreement, also be evidenced by the Swingline Note. Except in the case of a Term Loan Lender that has notified the Administrative Agent that it elects not to receive a Term Note, the Term Loan made by a Term Loan Lender shall, in addition to this Agreement, also be evidenced by a Term Note, payable to the order of such Term Loan Lender in a principal amount equal to the amount of its Term Loan and otherwise duly completed.

(b)                                 Records.  The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8., in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8. shall be controlling.

(c)                                  Lost, Stolen, Destroyed or Mutilated Notes.  Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own reasonable expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.12.  Voluntary Reductions of the Revolving Commitment.

The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Revolving Commitments (for which purpose use of the Revolving Commitments shall be deemed to include the aggregate amount of all Letter of Credit Liabilities and the aggregate principal amount of all outstanding Swingline Loans) at any time and from time to time without penalty or premium upon not less than 3 Business Days prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Revolving Commitments shall not be less than $5,000,000 and integral multiples of $1,000,000 in excess of that amount in the aggregate) and shall be irrevocable once given and effective only upon receipt by the Administrative Agent (“Commitment Reduction Notice”); provided that if such Commitment Reduction Notice indicates that such termination or reduction of Revolving Commitments is in connection with a refinancing of Indebtedness or a sale of the Borrower, such Commitment Reduction Notice may be revoked if such refinancing or such sale is not consummated.  Promptly after receipt of a Commitment Reduction Notice the Administrative Agent shall notify each Lender of the proposed termination or Revolving Commitment reduction.  The Revolving Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated.  The Borrower shall pay all interest and fees on the Revolving Loans accrued to the date of such reduction or termination of the Revolving Commitments to the Administrative Agent for the account of the Revolving Lenders, including but not limited to any applicable compensation due to each Revolving Lender in accordance with Section 4.4.

Section 2.13.  Expiration Date of Letters of Credit Past Revolving Commitment Termination.

If on the date the Revolving Commitments are terminated or reduced to zero (whether voluntarily, by reason of the existence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder, the Borrower shall, on such date, deliver to the Administrative Agent, for its benefit and the benefit of the Lenders and the applicable Issuing Banks, cash for deposit into the Letter of Credit Collateral Account, or other Cash Collateral, so that the balance of available funds on deposit in the Letter of Credit Collateral Account, together with the amount of other Cash Collateral then held by the Administrative Agent in respect of Letters of Credit, equals the aggregate Stated Amount of all Letters of Credit.

Section 2.14.  Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Revolving Loan, no Issuing Bank shall be required to issue a Letter of Credit and no reduction of the Revolving Commitments pursuant to Section 2.12. shall take effect, if immediately after the making of such Loan, the issuance of such Letter of Credit or such reduction in the Revolving Commitments the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate amount of the Revolving Commitments at such time.

Section 2.15.  Release of a Mortgaged Property.

From time to time upon not less than 15 Business Days’ prior written notice to the Administrative Agent (or such shorter period of time as may be acceptable to the Administrative Agent in its sole discretion), the Borrower may request that a Mortgaged Property and any related Collateral be released from all Liens created by the Security Documents applicable thereto, which release (a “Property

Release”) shall be effected by the Administrative Agent if the following conditions are satisfied as of the date of such Property Release:

(a)                                  the Borrower shall have paid to the Administrative Agent an amount equal to the Release Price of such Mortgaged Property which shall be applied to payment of the outstanding principal balance of the Term Loans in accordance with Section 2.8.(d);

(b)                                 after giving pro forma effect to such Property Release (including the repayment of any Obligations to be made in connection with such Property Release), the Debt Yield for the remaining Mortgaged Properties will be equal to or greater than the Debt Yield of such Mortgaged Properties determined as of the Agreement Date;

(c)                                  the Borrower will be in compliance with the financial covenants set forth in Section 9.1. on a pro forma basis after giving effect to such Property Release as of the last day of the Borrower’s fiscal quarter most recently ended for which financial statements are available;

(d)                                 the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such Property Release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date), except for changes in factual circumstances specifically and expressly permitted under the Loan Documents and, solely in the case of a Property Release being effected as contemplated by Section 10.9., except any representation or warranty to the effect that no Default or Event of Default exists shall be deemed to exclude the applicable Property Specific Event of Default;

(e)                                  no Event of Default exists or would exist immediately after giving effect to such Property Release (except, solely in the case of a Property Release being effected as contemplated by Section 10.9., a Property Specific Event of Default);

(f)                                    after giving effect to such Property Release, there shall be at least 12 Mortgaged Properties remaining;

(g)                                 the Borrower shall have delivered to the Administrative Agent a certificate from the chief financial officer of the Borrower (i) certifying the matters referred to in the immediately preceding clauses (b) through (d), and (ii) providing reasonably detailed calculations establishing satisfaction of the condition set forth in the immediately preceding clauses (b) and (c); and

(h)                                 the Borrower shall have delivered to the Administrative Agent all documents and instruments reasonably requested by the Administrative Agent in connection with such Property Release including, without limitation, all documents being requested by the Borrower to effect such Property Release, including releases of applicable Security Documents.

In connection with any Property Release, the Property Owner of the Mortgaged Property being released shall be released as a Guarantor so long as such Property Owner does not own or lease any other Mortgaged Property.  The Administrative Agent shall execute and deliver, at the sole cost and expense of the Borrower, such documents as Borrower may reasonably request to evidence such release.

Section 2.16.  Certain Permitted Releases in Respect of Mortgaged Properties.

(a)                                  Property Documents.  Notwithstanding anything herein to the contrary or in any other Loan Document, any Property Owner may, without the consent of the Administrative Agent or any Lender, in the ordinary course of business (i) record lot line adjustments, (ii) subdivide such Property Owner’s Mortgaged Property, or (iii) enter into any reciprocal easement agreements or utility easements or other similar agreements relating to the use or development of such Mortgaged Property (collectively, “Property Documents”), provided that in each case (x) the Borrower shall have given the Administrative Agent at least 10 Business Days’ prior written notice thereof accompanied by the applicable Property Documents, and (y) such action shall not result in a material adverse effect on the utility, use, ownership, operation or value of the subject Property or otherwise have a Material Adverse Effect. In connection with any action permitted pursuant to this subsection, the Administrative Agent shall execute and deliver any instrument reasonably necessary or appropriate in order to subordinate the Lien of the Security Instrument and other Security Documents encumbering the applicable Mortgaged Property to the related Property Documents upon receipt by the Administrative Agent of: (A) at least 10 Business Days’ prior written notice thereof; (B) a copy of the applicable Property Documents; (C) a certificate signed by an authorized officer of the Borrower stating that such action and related Property Documents will not result in a material adverse effect on the utility, use, ownership, operation or value of the subject Property or otherwise have a Material Adverse Effect; and (D) reimbursement of all of the Administrative Agent’s documented out-of-pocket costs and expenses incurred in connection with the Administrative Agent’s review of such action and related Property Documents and any other documents and/or information related thereto.

(b)                                 Release of Release Parcels.  The Administrative Agent agrees to release from the Lien of the Security Instrument and other Security Documents encumbering a Mortgaged Property one or more parcels or outlots or one or more Acquired Expansion Parcels (each a “Release Parcel”) proposed to be transferred to a Person other than a Person owned directly or indirectly by the Borrower in connection with the expansion or other development of such Mortgaged Property upon satisfaction of the following conditions by the Borrower or the applicable Property Owner:

(i)                                     not less than 30 days prior to the date of the proposed release, the Borrower or the applicable Property Owner delivers to the Administrative Agent a notice setting forth (w) the date of the release, (x) the name of the proposed transferee, (y) a metes and bounds description of each of the Release Parcel and the applicable Mortgaged Property after giving effect to the release of the Release Parcel (the “Remaining Property”) and (z) an ALTA survey of each of the Release Parcel and the Remaining Property, each reasonably acceptable to the Administrative Agent;

(ii)                                  the Borrower or the applicable Property Owner delivers to the Administrative Agent evidence which would be satisfactory to a prudent lender acting reasonably that the Release Parcel is not necessary for such Property Owner’s operation or use of such Mortgaged Property for its then current use and may be readily separated from the such Mortgaged Property without a material diminution in the value of such Mortgaged Property;

(iii)                               on the date the Borrower or the applicable Property Owner delivers to the Administrative Agent notice of the proposed release and on the date of the release, no Event of Default exists;

(iv)                              the Borrower or the applicable Property Owner delivers to the Administrative Agent evidence which would be satisfactory to a prudent lender acting reasonably that (x) the

Release Parcel has been legally subdivided from the remainder of the applicable Mortgaged Property (in which subdivision the Administrative Agent shall reasonably cooperate by executing the customary required consents); (y) after giving effect to such transfer, each of the Release Parcel and the Remaining Property conforms to and is in compliance in all material respects with Applicable Law and constitutes a separate tax lot (or, if not a separate tax lot, the Borrower has taken all action necessary under Applicable Law in order for the Release Parcel to be designated a separate tax parcel other than recordation of the deed to the applicable transferee); and (z) the Release Parcel is not necessary for the applicable Mortgaged Property to comply with any zoning, building, land use or parking or other Applicable Law or for the then-current use of such Mortgaged Property, including without limitation for access, driveways, parking, utilities or drainage or, to the extent that the Release Parcel is necessary for any such purpose, a reciprocal easement agreement or other agreement has been executed and recorded that would allow the Property Owner of such Mortgaged Property to continue to use the Release Parcel to the extent necessary for such purpose at no cost to such Property Owner (other than reimbursement of reasonable actual out-of-pocket costs and expenses to maintain the portions the Release Parcel so used that are allocable to use by such Property Owner), in which case the Administrative Agent shall reasonably cooperate by executing customarily required consents and subordinations, and the intended use of the Release Parcel shall not a material adverse effect on the utility, use, ownership, operation or value of the applicable Mortgaged Property or otherwise have a Material Adverse Effect;

(v)                                 if the release would reasonably be expected to adversely affect the Administrative Agent’s rights under the title insurance policy previously delivered to the Administrative Agent as to any portion of the applicable Mortgaged Property other than as to the Release Parcel, the Borrower or the applicable Property Owner shall deliver to the Administrative Agent an endorsement to such title insurance policy (x) extending the effective date of such policy to the effective date of the release, (y) confirming no change in the priority of the applicable Security Instrument on the balance of such Mortgaged Property (exclusive of the Release Parcel) or in the amount of the insurance or the coverage of such Mortgaged Property (exclusive of the Release Parcel) under such policy, and (z) insuring the rights and benefits under any new or amended reciprocal easement agreement or such other agreement required pursuant to clause (iv)(z) of this subection that has been executed and recorded, if any;

(vi)                              the applicable Property Owner has complied in all material respects with any requirements applicable to the release in any Material Leases and reciprocal easement agreements relating to such Mortgaged Property and the release does not violate any of the provisions of such documents in any respect that would result in a termination (or give any other party thereto the right to terminate), extinguishment or other loss of material rights of such Property Owner, as, and to the extent necessary to comply with such documents, the transferee of the Release Parcel has assumed such Property Owner’s obligations, if any, relating to the Release Parcel under such documents;

(vii)                           the Borrower delivers to the Administrative Agent any other information, approvals and documents which would be required by a prudent lender acting reasonably relating to the release;

(viii)                        the Borrower shall have paid all documented out-of-pocket costs and expenses incurred by the Administrative Agent (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the release of the Release Parcel;

(ix)                                ingress to and egress from the Remaining Property shall be over (x) physically open and fully dedicated public roads or (y) vehicle and pedestrian easements which (A) provide vehicular and pedestrian access to a physically open and fully dedicated public road, (B) are recorded in the chain of title to both the property which is encumbered thereby and the Remaining Property, and (C) are non-terminable without the consent of the applicable Property Owner; and provided, further, that, if lawfully obtainable, the Borrower shall deliver to the Administrative Agent an endorsement to the title insurance policy previously delivered to the Administrative Agent as to any portion of the applicable Mortgaged Property, which endorsement shall insure that (1) the benefit of each such easement inures and runs to the benefit of such Property Owner, (2) the lien of the Security Instrument encumbering such Mortgaged Property is a first lien on the Borrower’s beneficial interest in such easement, subject to no exceptions other than Permitted Lien and such other Liens approved by the Administrative Agent in its reasonable discretion and (3) no then-existing mortgages, liens, security interests or other encumbrances (other than Permitted Liens and such other Liens approved by the Administrative Agent in its reasonable discretion) on the Release Parcel burdened by such easement are superior to, or under any circumstances could terminate, impair or limit the terms of such easement; and

(x)                                   the Release Parcel shall be vacant, non-income producing and unimproved (or improved only by landscaping, utility facilities that are readily relocatable or surface parking areas).

(c)                                  Substitution of Portions of a Mortgaged Property.  Notwithstanding anything to the contrary herein contained, any Property Owner may, at such Property Owner’s option and sole cost and expense, obtain a release of the Lien of the Security Instrument and the other Security Documents encumbering such Property Owner’s Mortgaged Property from one or more portions of such Mortgaged Property (each such portion, an “Exchange Parcel”) on one or more occasions provided that the conditions set forth in this subsection (c) are satisfied in connection with each Substitution.  For the purposes of this Agreement, each such release of the Lien of such Security Instrument and other Security Documents from a portion of a Mortgaged Property and the corresponding acquisition and encumbrance of the Acquired Parcel and satisfaction of the requirements of this Section are herein referred to as a “Substitution”.  Each Substitution shall be subject to the satisfaction of the following conditions:

(i)                                     Not less than 30 days prior to the proposed date of Substitution, the Borrower or the applicable Property Owner delivers to the Administrative Agent a notice setting forth (x) the date of the proposed Substitution (the “Substitution Date”), (y) a metes and bounds description and a survey of each of the Exchange Parcel and the Acquired Parcel, each reasonably acceptable to the Administrative Agent, and (z) a metes and bounds description and an ALTA survey of the applicable Mortgaged Property (after giving effect to such Substitution), reasonably acceptable to the Administrative Agent;

(ii)                                  no Event of Default shall exist on the Substitution Date;

(iii)                               the Release Parcel shall be vacant, non-income producing and unimproved (or improved only by landscaping, utility facilities that are readily relocatable or surface parking areas);

(iv)                              simultaneously with the Substitution, the applicable Property Owner shall convey all of such Property Owner’s right, title and interest in, to and under the Exchange Parcel to a Person other than the Borrower or a Person owned directly or indirectly by the Borrower;

(v)                                 simultaneously with the Substitution, the applicable Property Owner shall acquire fee simple or leasehold interest to a parcel of real property (the “Acquired Parcel”) at the shopping center of which the Exchange Parcel is a part reasonably equivalent in use, value and condition to the Exchange Parcel (taking into account any rights reserved by the applicable Property Owner including, but not limited to, cross-easements for parking, access and similar rights) as established by a letter of value provided by the Borrower or the applicable Property Owner from an appraiser selected by the Borrower and acceptable to the Administrative Agent;

(vi)                              such Property Owner shall have executed and delivered the Substitute Loan Documents;

(vii)                           the applicable Property Owner shall deliver to the Administrative Agent evidence that it has the organizational authority to undertake and complete the Substitution and that the Substitute Loan Documents have been duly authorized and validly executed by or on behalf of such Property Owner;

(viii)                        such Property Owner shall deliver or cause to be delivered to the Administrative Agent an opinion of counsel opining as to the enforceability of the Substitute Loan Documents (but no opinion will be required in connection with any Substitute Loan Documents which are amendments of any existing Loan Documents) with respect to the Acquired Parcel in substantially the same form and substance as the opinion of counsel originally delivered at the Agreement Date in connection with the Loans and the Property (including the Exchange Parcel);

(ix)                                the applicable Property Owner shall deliver or cause to be delivered to the Administrative Agent a copy of the deed or ground lease conveying to such Property Owner all right, title and fee or leasehold (as applicable) interest, as applicable, in and to the Acquired Parcel;

(x)                                   such Property Owner shall deliver or cause to be delivered to the Administrative Agent (x) a Phase I environmental report acceptable to the Administrative Agent in its reasonable discretion issued by a recognized environmental consultant at such Property Owner’s expense, and, if recommended under the Phase I environmental report, a Phase II environmental report or (y) an addendum or supplement acceptable to the Administrative Agent in its reasonable discretion to the environmental report previously delivered to the Administrative Agent as to the applicable Mortgaged Property covering the Acquired Parcel, which in each case either (A) concludes that the Acquired Parcel does not contain any Hazardous Materials except for nominal amounts of such substances commonly incorporated in or used in the operation of properties similar to the Property (in either case in compliance with all Environmental Laws) and is not subject to any risk of contamination from any off-site Hazardous Materials, or (B) in the event the same discloses the presence of any Hazardous Materials or the risk of contamination from any off-site Hazardous Materials, includes an estimate of the cost of any related remediation, and in such event, such Property Owner shall (1) obtain the Administrative Agent’s consent in writing to the Substitution (such consent not to be unreasonably withheld or delayed), and (2) promptly commence and diligently prosecute to completion (subject to force majeure) by no later than such date as the Administrative Agent shall notify to such Property Owner on or before the Substitution Date;

(xi)                                if the Acquired Parcel is in situated in any area which an appropriate Governmental Authority designates as a special flood hazard area, the Borrower shall deliver on the date of Substitution evidence of flood insurance meeting the requirements of Section 7.5.(e);

(xii)                             if the Acquired Parcel is improved, a physical conditions report acceptable to the Administrative Agent in its reasonable discretion with respect to the Acquired Parcel which (x) indicates that the Acquired Parcel is in good condition and repair and free of damage or waste or (y) in the event the same recommends that any repairs be made with respect to the Acquired Parcel, includes an estimate acceptable to the Administrative Agent in its reasonable discretion of the cost of such recommended repairs, and in such event the Borrower shall promptly commence and diligently prosecute to completion (subject to force majeure) by no later than such date as the Administrative Agent shall notify to the Borrower on or before the Substitution Date;

(xiii)                          the Administrative Agent shall have received either a title insurance policy or an endorsement (the “Endorsement”) to the title policy for the applicable Mortgaged Property issued to the Administrative Agent on the Agreement Date (or a marked, signed and redated commitment to issue such policy or Endorsement) insuring the Lien of the Substitute Security Instrument as a first mortgage lien on the Acquired Parcel dated as of the date of the Substitution, providing coverage in the amount of the Allocated Balance for such Mortgaged Property, free and clear of all exceptions (including past due and unpaid real estate taxes) from coverage other than Permitted Liens and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements) reasonably acceptable to the Administrative Agent, and containing such legally available endorsements and affirmative coverages as are legally available with respect to the Acquired Parcel similar to such endorsements and affirmative coverages provided in the title policy for the subject Property issued to the Administrative Agent on the Agreement Date.  The Administrative Agent also shall have received copies of paid receipts showing that all costs of or premiums for such endorsements and title insurance policies have been paid;

(xiv)                         the Administrative Agent shall have received evidence that the Exchange Parcel and the Acquired Parcel each constitute one or more separate tax lots;

(xv)                            if the Acquired Parcel is acquired by the applicable Property Owner pursuant to a ground lease, such ground lease shall contain leasehold mortgagee protections and otherwise be a financeable ground lease reasonably acceptable to the Administrative Agent and the applicable Property Owner shall deliver to the Administrative Agent an estoppel letter from the ground lessor thereunder in a form which shall be reasonably acceptable to the Administrative Agent;

(xvi)                         the Borrower or the applicable Property Owner shall have paid all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the Substitution, and the Borrower or the applicable Property Owner shall have paid all recording charges, filing fees, taxes or other similar expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the Substitution;

(xvii)                      the Borrower or the applicable Property Owner shall have delivered to the Administrative Agent a release of Lien (and related Loan Documents) for the Exchange Parcel for execution by the Administrative Agent.  Such release shall be in a form appropriate in the jurisdiction in which the Exchange Parcel is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the Administrative Agent;

(xviii)                   the applicable Property Owner, if applicable, shall have delivered to the Administrative Agent a reaffirmation, in form and substance reasonably satisfactory to the Administrative Agent, of its obligations under the Guaranty and the Environmental Indemnity with respect to the applicable Mortgaged Property (after giving effect to such Substitution); and

(xix)                           the Property Owner shall have complied with any requirements applicable to the Substitution (if any) in the Material Leases, any reciprocal easement agreements and any other material agreement affecting the applicable Mortgaged Property and the Substitution does not violate any of the provisions of such documents in any respect that would result in a termination (or give any other party thereto the right to terminate), extinguishment or other loss of material rights of the Borrower or the applicable Property Owners.

(d)                                 Acquired Expansion Parcels.  Notwithstanding anything to the contrary herein contained, from time to time, any Property Owner may, at such Property Owner’s option and sole cost and expense, acquire one or more Expansion Parcels (each such acquisition, an “Expansion”) provided that such Property Owner complies with the following terms and conditions:

(i)                                     not less than thirty 30 days prior to the date that the applicable Expansion Parcel will become an Acquired Expansion Parcel, the Borrower or the applicable Property Owner delivers to the Administrative Agent a notice setting forth (x) the date of the proposed acquisition (the “Expansion Date”), (y) a metes and bounds description and an ALTA survey reasonably acceptable to the Administrative Agent of the Acquired Expansion Parcel and (z) a metes and bounds description and an ALTA survey of the Property (after giving effect to the acquisition of the applicable Expansion Parcel), reasonably acceptable to the Administrative Agent;

(ii)                                  no Event of Default shall exist on the Expansion Date;

(iii)                               on the Expansion Date, the applicable Property Owner shall acquire fee simple or leasehold interest to the applicable Expansion Parcel;

(iv)                              the applicable Property Owner shall have executed and delivered the Substitute Loan Documents;

(v)                                 the applicable Property Owner shall deliver to the Administrative Agent evidence that it has the organizational authority to undertake and complete the acquisition and that the Substitute Loan Documents have been duly authorized and validly executed by or on behalf of such Property Owner;

(vi)                              such Property Owner shall deliver or cause to be delivered to the Administrative Agent an opinion of counsel opining as to the enforceability of the Substitute Loan Documents (but no opinion will be required in connection with any Substitute Loan Documents which are amendments of any existing Loan Documents) with respect to the applicable Expansion Parcel in substantially the same form and substance as the opinion of counsel originally delivered on the Agreement Date in connection with the applicable Mortgaged Property;

(vii)                           the Borrower shall deliver or cause to be delivered to the Administrative Agent a copy of the deed or ground lease conveying to the applicable Property Owner all right, title and fee or leasehold (as applicable) interest, as applicable, in and to the applicable Expansion Parcel;

(viii)                        such Property Owner shall deliver or cause to be delivered to the Administrative Agent a Phase I environmental report acceptable to the Administrative Agent in its reasonable discretion issued by a recognized environmental consultant at such Property Owner’s expense, and, if recommended under the Phase I environmental report, a Phase II environmental report which concludes that (x) the Acquired Parcel does not contain any Hazardous Materials except for nominal amounts of such substances commonly incorporated in or used in the operation of properties similar to such Mortgaged Property (in either case in compliance with all

Environmental Laws) and is not subject to any risk of contamination from any off-site Hazardous Materials, or (y) in the event the same discloses the presence of any Hazardous Materials or the risk of contamination from any off-site Hazardous Materials, includes an estimate of the cost of any related remediation, and in such event, such Property Owner shall (1) obtain the Administrative Agent’s consent in writing to the Expansion (such consent not to be unreasonably withheld or delayed), and (2) promptly commence and diligently prosecute to completion (subject to force majeure) by no later than such date as the Administrative Agent shall notify to such Property Owner on or before the Substitution Date;

(ix)                                in the event that the Expansion Parcel is improved, a physical conditions report acceptable to the Administrative Agent in its reasonable discretion with respect to the Expansion Parcel which (x) indicates that the Expansion Parcel is in good condition and repair or (y) in the event the same recommends that any repairs be made with respect to the Expansion Parcel, such report shall include an estimate acceptable to the Administrative Agent in its reasonable discretion of the cost of such recommended repairs, and in such event the applicable Property Owner shall promptly commence and diligently prosecute to completion (subject to force majeure) by no later than such date as the Administrative Agent shall notify to the Borrower or such Property Owner on or before the Substitution Date;

(x)                                   the Administrative Agent shall have received either a title insurance policy or an Endorsement (or a marked, signed and redated commitment to issue such policy or Endorsement) insuring the Lien of the Substitute Security Instrument as a first mortgage lien on the applicable Acquired Expansion Parcel dated as of the Expansion Date, providing coverage in the amount of the Allocated Balance for the applicable Mortgaged Property, free and clear of exceptions from coverage other than Permitted Liens and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements) reasonably acceptable to the Administrative Agent, and containing such legally available endorsements and affirmative coverages as are legally available with respect to the applicable Acquired Expansion Parcel similar to such endorsements and affirmative coverages issued with respect to the original loan policy of title insurance for the applicable Mortgaged Property;

(xi)                                the Administrative Agent shall have received evidence that the applicable Acquired Expansion Parcel constitutes one or more separate tax lots (or, if not a separate tax lot, the applicable Property Owner has taken all action necessary under Applicable Law in order for the Acquired Expansion Parcel to be designated a separate tax parcel other than recordation of the deed to the applicable transferee);

(xii)                             the applicable Property Owner shall have paid all documented out-of-pocket costs and expenses incurred by the Administrative Agent (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the acquisition of the applicable Acquired Expansion Parcel, and the applicable Property Owner shall have paid all recording charges, filing fees, taxes or other similar expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with such acquisition;

(xiii)                          the applicable Property Owner, if applicable, shall have delivered to the Administrative Agent a reaffirmation, in form and substance reasonably satisfactory to the Administrative Agent, of its obligations under the Guaranty and the Environmental Indemnity with respect to the applicable Mortgaged Property (after giving effect to such Expansion); and

(xiv)                         the applicable Property Owner shall have complied in all material respects with any requirements applicable to the Expansion (if any) in the Material Leases, any reciprocal easement agreements and any other material agreement affecting the applicable Mortgaged Property and the Expansion does not violate any of the provisions of such documents in any respect that would result in a termination (or give any other party thereto the right to terminate), extinguishment or other loss of material rights of the Borrower or such Property Owner.

Section 2.17.  Funds Transfer Disbursements.

(a)                                  Generally.  The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Transfer Authorizer Designation Form.  The Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by the Borrower; or (ii) made in the Borrower’s name and accepted by the Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by the Borrower.  The Borrower further agrees and acknowledges that the Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by the Borrower to effect a wire or funds transfer even if the information provided by the Borrower identifies a different bank or account holder than named by the Borrower.  The Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by the Borrower.  If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, the Borrower agrees that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between the Administrative Agent and the Borrower.  The Borrower agrees to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after the Administrative Agent’s confirmation to the Borrower of such transfer.

(b)                                 Funds Transfer.  The Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made.  The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization, (ii) require use of a bank unacceptable to the Administrative Agent or any Lender or prohibited by any Governmental Authority, (iii) cause the Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline or (iv) otherwise cause the Administrative Agent or any Lender to violate any Applicable Law or regulation.

(c)                                  Limitation of Liability.  None of the Administrative Agent, any Issuing Bank or any Lender shall be liable to the Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which the Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, any Issuing Bank or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond the Administrative Agent’s, any Issuing Bank’s or any Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent, any Issuing Bank, any Lender or the Borrower knew or should have known the likelihood of these damages in any situation.  None of the Administrative Agent, any Issuing Bank or any Lender makes any representations or warranties other than those expressly made in this Agreement.

Section 2.18.  Additional Borrower.

The Borrower may at any time, upon not less than 30 Business Days’ (or such shorter period as may be reasonably acceptable to the Administrative Agent but in no event less than 10 Business Days’) prior written notice to the Administrative Agent and the Lenders, request that a newly formed Subsidiary of the Borrower (the “Additional Borrower”) which (i) is formed under the laws of any state of the United States of America or the District of Columbia and (ii) upon becoming a Borrower hereunder will own and Control, directly or indirectly through one or more Intermediate Subsidiaries, a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of each of the Guarantors, be permitted to become a co-borrower hereunder with authority to borrow Loans and request Letters of Credit.  The Additional Borrower shall not be permitted to become a Borrower hereunder or to borrow Loans or request Letters of Credit until the following conditions precedent have been satisfied:

(a)                                  the Administrative Agent shall have received a joinder agreement in form and substance satisfactory to the Administrative Agent pursuant to which the Additional Borrower joins this Agreement as a Borrower and becomes a party to any other applicable Loan Document;

(b)                                 the Administrative Agent shall have received on behalf of the Lenders, the Issuing Banks and the other Secured Parties such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, substantially similar in form to the same delivered in connection with the closing of this Agreement or otherwise in form and substance satisfactory to the Administrative Agent, as may be reasonably required by the Administrative Agent or the Required Lenders in connection with the Additional Borrower becoming a Borrower hereunder, and Notes executed by the Additional Borrower (except in the case of any Lender that has notified the Administrative Agent that it elects not to receive any Notes);

(c)                                  no Default or Event of Default shall exist as of the date the Additional Borrower is to become a Borrower, or would exist immediately after giving effect thereto;

(d)                                 the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall, assuming the Additional Borrower has become a Borrower, be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date the Additional Borrower is to become a Borrower with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents;

(e)                                  the Administrative Agent shall have received an officer’s certificate from an appropriate officer of the Borrower certifying the matters referred to in the immediately preceding clauses (c) and (d); and

(f)                                    the Administrative Agent and each Lender shall have received all information requested by them in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) in connection with the Additional Borrower becoming a Borrower hereunder.

Subject to the limitations of subsections (b), (d) and (e) of Section 12.6., the Lenders and the Issuing Banks hereby consent to the Administrative Agent, on behalf of the Lenders and the Issuing Banks, entering into any amendments to this Agreement and the other Loan Documents necessary or deemed appropriate by the Administrative Agent and the Borrower to effectuate making the Additional Borrower a Borrower under this Agreement and the other Loan Documents.

ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1.  Payments.

(a)                                  Payments by Borrower.  Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10.), to the Administrative Agent at the Principal Office, not later than 2:00 p.m. Central time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).  Subject to Section 10.5., the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied.  Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender.  Each payment received by the Administrative Agent for the account of an Issuing Bank under this Agreement shall be paid to such Issuing Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Issuing Bank to the Administrative Agent from time to time, for the account of such Issuing Bank.  In the event the Administrative Agent fails to pay such amounts to such Lender or such Issuing Bank, as the case may be, within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect.  If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b)                                 Presumptions Regarding Payments by Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Banks, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders and the applicable Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2.  Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing from the Revolving Lenders under Sections 2.1.(a), 2.3.(e) and 2.4.(e) shall be made from the Revolving Lenders, each payment of the fees under Sections 3.5.(b) and the first sentence of 3.5.(c) shall be made for the account of the Revolving Lenders, and each termination or reduction of the amount of the Revolving Commitments under Section 2.12. shall be applied to the respective Revolving Commitments of the Revolving Lenders, pro rata according to the amounts of their respective Revolving Commitments; (b) each payment or prepayment of principal of Revolving Loans shall be made for the account of the Revolving Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that, subject to Section 3.9., if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments; (c) the making of Term Loans under Section 2.2.(a) shall be made from the Term Loan Lenders, pro rata according to the amounts of their respective Term Loan Commitments; (d) each payment or prepayment of principal of Term Loans shall be made for the account of the Term Loan Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loans held by them; (e) each payment of interest on Revolving Loans or Term Loans shall be made for the account of the Revolving Lenders or Term Loan Lenders, as applicable, pro rata in accordance with the amounts of interest on such Revolving Loans or Term Loans, as applicable, then due and payable to the respective Lenders; (f) the making, Conversion and Continuation of Revolving Loans or Term Loans of a particular Type (other than Conversions provided for by Sections 4.1.(c) and 4.5.) shall be made pro rata among the Revolving Lenders or Term Loan Lenders, as applicable, according to the amounts of their respective Revolving Loans or Term Loans, as applicable, and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous; (g) the Revolving Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.4., shall be in accordance with their respective Revolving Commitment Percentages; and (h) the Revolving Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.3., shall be in accordance with their respective Revolving Commitment Percentages.  All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.4.(e), in which case such payments shall be pro rata in accordance with such participating interests).

Section 3.3.  Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf the Borrower or any other Loan Party to a Lender (other than any payment in respect of Specified Derivatives Obligations) not in accordance with the terms of  this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2. or Section 10.5., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2. or Section 10.5., as applicable.  To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4.  Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5.  Fees.

(a)                                  Closing Fee.  On the Agreement Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by the Borrower and the Administrative Agent.

(b)                                 Unused Fees. During the period from the Agreement Date to but excluding the Revolving Termination Date, the Borrower agrees to pay to the Administrative Agent for the account of the Revolving Lenders an unused facility fee equal to the sum of the daily amount (the “Unused Amount”) by which the aggregate amount of the Revolving Commitments exceeds the aggregate outstanding principal balance of Revolving Loans and Letter of Credit Liabilities set forth in the table below multiplied by the corresponding per annum rate:

Unused Amount	Unused Fee (percent per annum)
Greater than or equal to 50.0% of the aggregate amount of Revolving Commitments	0.30%
Less than 50.0% of the aggregate amount of Revolving Commitments	0.25%

Such fees shall be computed on a daily basis and payable quarterly in arrears on the last day of each March, June, September and December during the term of this Agreement and on the Revolving Termination Date or any earlier date of termination of the Revolving Commitments or reduction of the Revolving Commitments to zero.  For the avoidance of doubt, for purposes of calculating such unused facility fees, the outstanding principal balance of Swingline Loans shall not be factored into the computation.

(c)                                  Letter of Credit Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a letter of credit fee at a rate per annum equal to the Applicable Margin times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is cancelled or (y) to but excluding the date such Letter of Credit is drawn in full, expires or is terminated.  In addition to such fees, the Borrower shall pay to each Issuing Bank solely for its own account, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank equal to one-eighth of one percent (0.125%) of the initial Stated Amount of such Letter of Credit; provided, however, in no event shall the aggregate amount of such fee in respect of any Letter of Credit be less than $500.  The fees provided for in this subsection shall be nonrefundable and payable, in the case of the fee provided for in the first sentence, in arrears (i) quarterly on the last day of March, June, September and December, (ii) on the Revolving Termination Date, (iii) on the date the Revolving Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Administrative Agent, and in the case of the fee provided for in the second sentence, at the time of issuance of such Letter of Credit.  The Borrower shall pay directly to each Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged or incurred by such Issuing Bank from time to time in like circumstances with respect to the issuance, amendment, renewal or extension of any Letter of Credit or any other transaction relating thereto.

(d)                                 Administrative and Other Fees.  The Borrower agrees to pay the administrative and other fees of the Administrative Agent as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

Section 3.6.  Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed; provided, however, any accrued interest on any Base Rate Loan shall be computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed.

Section 3.7.  Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith.  It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.  The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.5.(a)(i) and (ii) and, with respect to Swingline Loans, in Section 2.4.(c).  Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, unused fees, closing fees, letter of credit fees, prepayment premiums, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money.  All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8.  Statements of Account.

The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error.  The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder except to the extent otherwise mutually agreed in writing.

Section 3.9.  Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)                                  Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders, Requisite Revolving Lenders, Requisite Term Loan Lenders and Seventy-Five Percent Lenders, as applicable.

(b)                                 Defaulting Lender Waterfall.  Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X. or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.3. shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, if such Defaulting Lender is a Revolving Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks or the Swingline Lender hereunder; third, if such Defaulting Lender is a Revolving Lender, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with subsection (e) below (which amounts shall, for avoidance of doubt, reduce on a dollar-for-dollar basis any Fronting Exposure which has been Cash Collateralized by the Borrower pursuant to the immediately following subsection (e)); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if such Defaulting Lender is a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposures with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under Section 2.3.(j) in respect of Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article V. were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as (A) all Term Loans are held by the Term Loan Lenders pro rata in accordance with their respective Term Loan Commitments and (B) all Revolving Loans and funded and unfunded participations in Letter of Credit Liabilities and Swingline Loans are held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitment Percentages (determined without giving effect to the immediately following subsection (d)).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)                                  Certain Fees.

(i)                                     No Defaulting Lender that is a Revolving Lender shall be entitled to receive any Fee payable under Section 3.5.(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii)                                  Each Defaulting Lender that is a Revolving Lender shall be entitled to receive the Fee payable under Section 3.5.(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(iii)                               With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii), the Borrower shall (x) pay to each Non-Defaulting Lender that is a Revolving Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.

(d)                                 Reallocation of Participations to Reduce Fronting Exposure.  All or any part of the participation of a Revolving Lender that is a Defaulting Lender in Letter of Credit Liabilities and Swingline Loans shall be reallocated among the Revolving Lenders that are Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (determined without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Article V. are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Revolving Lender that is a Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e)                                  Cash Collateral, Repayment of Swingline Loans.

(i)                                     If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, with respect only to Letter of Credit Liabilities, Cash Collateralize each Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in this subsection.

(ii)                                  At any time that there shall exist a Revolving Lender that is a Defaulting Lender, within 1 Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of all Issuing Banks with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time.

(iii)                               The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Banks, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the Issuing Banks with respect to Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iv)                              Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v)                                 Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Issuing Banks shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Revolving Lender), or (y) the determination by the Administrative Agent that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the Issuing Banks may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(f)                                    Defaulting Lender Cure.  If the Borrower and the Administrative Agent (and in the case of any Defaulting Lender that is a Revolving Lender, the Swingline Lender and the Issuing Banks) agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Revolving Lenders in accordance with their respective Revolving Commitment Percentages and the Term Loan to be held by the Term Loan Lenders pro rata in accordance with the amount of their respective Term Loan Commitments (each case, determined without giving effect to the immediately preceding subsection (d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g)                                 New Swingline Loans/Letters of Credit.  So long as any Revolving Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no  Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(h)                                 Purchase of Defaulting Lender’s Commitment and Loans.  During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5.(b).  No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitments and Loans via an assignment subject to and in accordance with the provisions of Section 12.5.(b).  In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 12.5.(b), shall pay to the Administrative Agent an assignment fee in the amount of $7,500.  The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.

Section 3.10.  Taxes.

(a)                                  Issuing Bank.  For purposes of this Section, the term “Lender” includes an Issuing Bank.

(b)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                                  Payment of Other Taxes by the Borrower.  The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)                                 Indemnification by the Borrower.  The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the Borrower or another Loan Party reasonably believes that such Indemnified Taxes were not correctly or legally asserted, such Recipient will use reasonable efforts to cooperate with the Borrower or other Loan Party to obtain a refund of such Indemnified Taxes.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.5. relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.

(f)                                    Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.  As soon as practicable after any payment of Indemnified Taxes by the Administrative Agent to a Governmental Authority, the Administrative Agent shall deliver to the Borrower the original or certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Borrower.

(g)                                 Status of Lenders.

(i)                                     At any time reasonably requested by the Borrower or at any time a Lender becomes aware that it is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document such Lender shall promptly deliver to the Borrower and the Administrative Agent, such properly completed and executed documentation as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Upon the reasonable request of the Borrower or the

Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this subsection (g).  If any form or certification previously delivered pursuant to this subsection expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 30 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)                                  Without limiting the generality of the foregoing:

(A)                              any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                                any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)                                    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)                                executed originals of IRS Form W-8ECI;

(III)                            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit N-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV)                            to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of each such direct and indirect partner;

(C)                                any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)                                 Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                                     Survival.  Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)                                     Limitation of Claims.  Notwithstanding anything in this Section to the contrary, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amount incurred or reductions suffered more than 18 months prior to the date that such Lender obtains actual knowledge of the event that gives rise to such claim (except that, if the change giving rise to such claim is retroactive, then the 18-month period referred to above shall be extended to include the period of retroactive effect thereof).

ARTICLE IV. YIELD PROTECTION, ETC.

Section 4.1.  Additional Costs; Capital Adequacy.

(a)                                  Capital Adequacy.  If any Lender or any Participant determines that, as a result of a Regulatory Change, compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or such Participant, or any corporation controlling such Lender or such Participant, as a consequence of, or with reference to, such Lender’s Commitments or its making or maintaining Loans or participating in Letters of Credit below the rate which such Lender or such Participant or such corporation controlling such Lender or such Participant could have achieved but for such compliance (taking into account the policies of such Lender or such Participant or such corporation with regard to capital), then the Borrower shall, from time to time, within 30 days after written demand by such Lender or such Participant, pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation controlling such Lender or such Participant to the extent that such Lender or such Participant determines such increase in capital is allocable to such Lender’s or such Participant’s obligations hereunder.

(b)                                 Additional Costs.  In addition to, and not in limitation of the immediately preceding subsection, the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:  (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or its Commitments (except for Indemnified Taxes indemnified under Section 3.10.(d) and the imposition of, or any change in the rate of, any Excluded Taxes payable by such Lender), or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined to the extent utilized when determining LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder) or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(c)                                  Lender’s Suspension of LIBOR Loans.  Without limiting the effect of the provisions of the immediately preceding subsection (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in  this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5. shall apply).

(d)                                 Additional Costs in Respect of Letters of Credit.  Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to an Issuing Bank of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by an Issuing Bank or any Lender hereunder in respect of any Letter of Credit, then, upon demand by such Issuing Bank or such Lender, the Borrower shall pay immediately to such Issuing Bank or, in the case of such Lender, to the Administrative Agent for the account of such Lender, from time to time as specified by such Issuing Bank or such Lender, such additional amounts as shall be sufficient to compensate such Issuing Bank or such Lender for such increased costs or reductions in amount.

(e)                                  Notification and Determination of Additional Costs.  Each of the Administrative Agent, each Issuing Bank, each Lender, and each Participant, as the case may be, agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Administrative Agent, such Issuing Bank, such Lender or such Participant to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, any Issuing Bank, any Lender or any Participant to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Administrative Agent); provided, further, however, that the Borrower shall not be required to compensate the Administrative Agent, a Lender, an Issuing Bank or a Participant pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that the Administrative Agent, such Lender, such Issuing Bank or such Participant, as the case may be, notifies the Borrower of the event entitling such Person to compensation under this Section, and of such Person’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).  The Administrative Agent, each Issuing Bank, each Lender and each Participant, as the case may be, agrees to furnish to the Borrower (and in the case of an Issuing Bank, a Lender or a Participant to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section.  Determinations by the Administrative Agent, such Issuing Bank, such

Lender, or such Participant, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error.

Section 4.2.  Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(a)                                  the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine LIBOR; or

(b)                                 the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to the Lenders of making or maintaining LIBOR Loans for such Interest Period and the Lenders are not entitled to compensation in respect of such costs under Section 4.1.(b);

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.

Section 4.3.  Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.5. shall be applicable).

Section 4.4.  Compensation.

The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:

(a)                                  any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b)                                 any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 5.2. to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Not in limitation of the foregoing, such compensation shall include, without limitation, in the case of a LIBOR Loan, an amount equal to the then present value of (i) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (ii) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date.  Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.  Any such statement shall be conclusive absent manifest error.

Section 4.5.  Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(c), Section 4.2. or Section 4.3. then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1.(c), Section 4.2., or Section 4.3. on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1., Section 4.2. or Section 4.3. that gave rise to such Conversion no longer exist:

(a)                                  to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(b)                                 all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 4.1.(c) or 4.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 4.6.  Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.10. or 4.1., (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(b) or 4.3. or (c) a Lender is a Defaulting Lender or a Non-Consenting Lender, then, so long as there does not then exist any  Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5.(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) the aggregate amount of payments previously made by the Affected

Lender under Section 2.3.(j) that have not been repaid, plus (z) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee.  Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender nor any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders.  The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10., 4.1. or 4.4.) with respect to any period up to the date of replacement.

Section 4.7.  Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to (a) designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10., 4.1. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not materially disadvantageous to such Lender as determined by such Lender in its sole discretion and (b) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 3.10., 4.1. or 4.3. would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Lender’s Commitments, Loans or Letters of Credit, as applicable, in accordance with such other measures would not otherwise adversely affect such Commitments, Loans or Letters of Credit or the interests of such Lender; provided, if as a result of utilizing another Lending Office as described above, a Lender shall incur incremental expenses which such Lender reasonably deems material in amount, then such Lender will not be obligated to utilize such other Lending Office pursuant to this Section unless the Borrower agrees to pay all such incremental expenses incurred by such Lender as a result of utilizing such other Lending Office as described above.  A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.  In no event shall a Lender be required to establish a Lending Office located in the United States of America to comply with the requirements of this Section.

Section 4.8.  Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

Section 4.9.  No Plan Assets.

No Lender shall fund any portion of any Loan hereunder with “plan assets” as defined by § 3(42) of ERISA.

ARTICLE V. CONDITIONS PRECEDENT

Section 5.1.  Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent:

(a)                                  receipt by the Administrative Agent of evidence, in form and substance satisfactory to the Administrative Agent, that (i) the Form 10 has become effective, no stop order suspending the effectiveness of the Form 10 is in effect, and no proceedings for such purpose are pending before or threatened by the SEC, (ii) the Spin-Off has occurred and (iii) the New York Stock Exchange shall have approved the Borrower’s common stock for listing on the New York Stock Exchange, subject only to official notice of issuance from the Borrower; and

(b)                                 no later than 2 Business Days prior to the Agreement Date the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in writing no later than 5 Business Days prior to the Agreement Date in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

Section 5.2.  Conditions Precedent to All Loans and Letters of Credit.

In addition to satisfaction or waiver of the conditions precedent contained in Section 5.1., the obligations of (i) Lenders to make any Loans and (ii) the Issuing Banks to issue Letters of Credit, are each subject to the further conditions precedent that: (a) no Default or Event of Default (limited to the Effective Date Events of Default in the case of the Credit Events occurring on the Agreement Date) shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and in the case of Revolving Loans, Swingline Loans and Letters of Credit, no violation of the limits described in Section 2.14. would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party (limited to the Effective Date Representations in the case of the Credit Events occurring on the Agreement Date), shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents and (c) in the case of the borrowing of Revolving Loans, the Administrative Agent shall have received a timely Notice of Borrowing, in the case of a Swingline Loan, the Swingline Lender shall have received a timely Notice of Swingline Borrowing, and in the case of the issuance of a Letter of Credit the applicable Issuing Bank and the Administrative Agent shall have received a timely request for the issuance of such Letter of Credit.  Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event).  In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Loan is made or any Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of

Credit contained in this Article V. have been satisfied.  Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent and the other Lenders that the conditions precedent for such initial Loans that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1.  Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans and, in the case of the Issuing Banks, to issue Letters of Credit, the Borrower represents and warrants to the Administrative Agent, each Issuing Bank and each Lender as follows:

(a)                                  Organization; Power; Qualification.  Each of the Borrower, the other Loan Parties and the other Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the nature of its business requires such qualification or authorization and where the failure to be in good standing, so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b)                                 Ownership Structure.  Part I of Schedule 6.1.(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding more than 5.0% of the outstanding Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests and (v) in the case of any Subsidiary that is an Additional Portfolio Property Owner or owns any Equity Interest in an Additional Portfolio Property Owner, whether such Subsidiary is an Excluded Subsidiary.  As of the Agreement Date, each Guarantor is a Wholly Owned Subsidiary of the Borrower.  As of the Agreement Date, except as disclosed in such Schedule, (A) each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens of the types described in clause (a)(i) of the definition of the term “Permitted Liens”), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) other than Equity Interests of the Borrower subject to the Post-Spin Equity Offering, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person.  As of the Agreement Date, Part II of Schedule 6.1.(b) correctly sets forth all Joint Ventures of the Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held by the Borrower or any Subsidiary.  The Administrative Agent, the Issuing Banks and the Lenders agree that during the period from the Escrow Date to the Agreement Date, the Borrower may form Subsidiaries (x) to own Equity Interests in its other Subsidiaries and (y) for other purposes and the Administrative Agent, the Issuing Banks and the Lenders confirm that, in the case of Subsidiaries referred to in clause (x), the representation set forth in the first sentence of this subsection (b) shall not be deemed to be untrue or incorrect in any material respect solely as a result thereof and also confirm that, in the case of Subsidiaries referred to in clause (y), the omission of such Subsidiaries from such Schedule shall not result in the representation set forth in the first sentence of this subsection (b) to be deemed to be untrue or incorrect so long as such omission could not reasonably be expect to have any material adverse impact on the Secured Parties.

(c)                                  Authorization of Loan Documents and Extensions of Credit; Binding Obligations.  The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow Loans and obtain Letters of Credit hereunder.  Each of the Loan Parties has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party and, in the case of the Borrower, the Fee Letter, in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby.  The Loan Documents and the Fee Letter to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and enforceable obligation of such Person, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(d)                                 No Conflicts.  The execution, delivery and performance of this Agreement, the other Loan Documents to which any Loan Party is a party and of the Fee Letter in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both:  (i) require any material Governmental Approval or violate in any material respect any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under (x) the organizational documents of any Loan Party, or (y) any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property of any Loan Party other than Liens created under the Loan Documents in favor of the Administrative Agent for the benefit of the Secured Parties.

(e)                                  Compliance with Laws.  Each of the Borrower, the other Loan Parties and the other Subsidiaries is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f)                                    Title to Properties.  Each of the Borrower, each other Loan Party and each other Subsidiary has good, marketable and legal title to, or a valid leasehold interest in, its respective Properties and other assets.

(g)                                 Existing Indebtedness.  Except for Indebtedness having an outstanding principal amount of not more than $10,000,000 in the aggregate: (i) Part I of Schedule 6.1.(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness (including all Guarantees other than Non-Recourse Guaranties and Ordinary Course Guaranties) of the Borrower and the other Loan Parties, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien and (ii) Part II of Schedule 6.1.(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness (including all Guarantees other than Non-Recourse Guaranties and Ordinary Course Guaranties) of the Subsidiaries of the Borrower that are not Loan Parties, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien, and also sets forth the amount of such Indebtedness required to be prepaid on the Agreement Date as a result of the Spin-Off.

(h)                                 Litigation.  Except as set forth on Schedule 6.1.(h), there are no actions, suits or proceedings pending (nor, to the knowledge of the Borrower, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against the Borrower, any other Loan Party, any other

Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

(i)                                     Taxes.  All federal and other material tax returns of the Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed, and all federal and other material taxes, assessments and other governmental charges or levies upon, each Loan Party, each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid prior to delinquency, except any such nonpayment or non-filing which is at the time permitted under Section 7.6.

(j)                                     Financial Statements.  The Borrower has furnished to each Lender copies of (i) the audited combined balance sheets of the RPI Businesses (as defined in the financial statements attached to the Form 10) as of December 31, 2010 and as of December 31, 2009, and the related combined statements of operations, equity, and cash flows for the period from November 10, 2010 through December 31, 2010 and for the period from January 1, 2010 through November 9, 2010, and for each of the prior two years in the period ended December 31, 2009 and (ii) the unaudited combined balance sheet of such RPI Businesses for the fiscal quarters ended September 30, 2011 and December 31, 2010, the related unaudited combined statements of operations for the fiscal quarter ended on such date and for the period from January 1, 2011 through September 30, 2011, and the unaudited statements of equity and cash flows for the period from January 1, 2011 through September 30, 2011.  Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of such RPI Businesses as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments).

(k)                                  Projections. On and as of the Agreement Date, the projections of the Borrower and its Subsidiaries for the period of the Borrower’s fiscal year 2012 through and including its fiscal year 2015 (the “Projections”) were prepared in good faith and are based on assumptions made by the management of the Borrower believed reasonable at the time prepared; provided, the Projections are not to be viewed as facts and are subject to a variety of factors beyond the control of the Borrower and its Subsidiaries and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material and/or adverse.

(l)                                     No Material Adverse Change; Solvency.  Since September 30, 2011 there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect.  Each of (i) the Borrower, (ii) the other Loan Parties and (iii) the Borrower and its Subsidiaries taken as a whole, is Solvent.

(m)                               ERISA.

(i)                                     Except as to any noncompliance which could not reasonably be expected to have a Material Adverse Effect, each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all material respects.  Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan.  To the best knowledge of the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(ii)                                  With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715.  The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

(iii)                               Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(n)                                 No Defaults.  Each of the Borrower, the other Loan Parties and the other Subsidiaries is in compliance, in all material respects, with all of the terms of each contract to which it is a party, and no event of default exists with respect to any such contract, in each case, where such failure to be in compliance or event of default could reasonably be expected to have a Material Adverse Effect.  The Borrower is in compliance, in all material respects, with its certificate of incorporation and bylaws.

(o)                                 Environmental Laws.  Each of the Borrower, each other Loan Party and each other Subsidiary (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect.  Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, no Loan Party has any knowledge of, or has received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Loan Party or any other Subsidiary, their respective businesses, operations or with respect to the Properties, may:  (x) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (y) cause or contribute to any other potential common-law or legal claim or other liability, or (z) cause any of the Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (x) through (z) is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any wastes or Hazardous Material, or any other requirement under Environmental Law.  There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the Borrower’s knowledge after due inquiry, threatened, against the Borrower, any other Loan Party or any other Subsidiary relating in any way to Environmental Laws which, reasonably could be expected to have a Material Adverse Effect.  As of the Agreement Date, to the Borrower’s knowledge, based solely on the environmental reports listed on Schedule 6.1.(o), and except as set forth in such environmental reports, (1) none of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law and (2) no Mortgaged Property located in the State of California has been designated as Border Zone Property under the provisions of California Health and Safety Code, Sections 25220 et seq. and there has been no occurrence or condition on any real property adjoining or in the vicinity of any Mortgaged Properties that could cause any such Mortgaged Property or any part thereof to be designated as Border Zone Property.  To the Borrower’s knowledge, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.

(p)                                 Employee Matters.  Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries, or to the knowledge of the Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or any of its Subsidiaries or to the knowledge of the Borrower, threatened in writing against any of them or (ii) no strike or work stoppage in existence or threatened in writing involving the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clause (i) or (ii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

(q)                                 Investment Company and Similar Laws.  None of the Borrower, any other Loan Party or any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(r)                                    Margin Stock.  None of the Borrower, any other Loan Party or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(s)                                  Affiliate Transactions.  Except as permitted by Section 9.11. or as otherwise set forth on Schedule 6.1.(s), none of the Borrower, any other Loan Party or any other Subsidiary is a party to or bound by any written agreement with any Affiliate.

(t)                                    Intellectual Property.  Each of the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person, except where such failure to own or have the right to use, and except for conflicts, in each case, that could not reasonably be expected to have a Material Adverse Effect.

(u)                                 Business.  As of the Agreement Date, the Borrower, the other Loan Parties and the Additional Portfolio Property Owners are engaged in the business of owning and operating regional malls and similar retail properties, together with other business activities incidental thereto.

(v)                                 Broker’s Fees.  No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby.

(w)                               Accuracy and Completeness of Information.  All written information, reports and other papers and data (other than the Projections, other projections and other forward looking statements) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Loan Party or any other Subsidiary were, at the time the same were so furnished, complete and correct in all material respects, so as not to be materially misleading as to the subject matter, or, in the case of financial statements, present fairly, in all material respects, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments and absence of full footnote disclosure).  All financial projections and other forward looking statements prepared by or on behalf of the Borrower, any other Loan Party or any other Subsidiary that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith and were or will be based on assumptions made by the management of the Borrower believed reasonable at the time prepared; provided, financial projections and other forward looking statements are not to be viewed as facts and are subject to a variety of factors beyond the control of the Borrower and its Subsidiaries and that actual results during the period or periods covered by financial projections and other forward looking statements may differ from such financial projections and other forward looking statements and that the differences may be material and/or adverse.  No document furnished or written statement made by any Loan Party to the Administrative Agent, any Issuing Bank or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain when taken as a whole with all such documents and statements, contained at the time furnished any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made.

(x)                                   Not Plan Assets; No Prohibited Transactions.  None of the assets of the Borrower, any other Loan Party or any other Subsidiary constitutes “plan assets” within the meaning of § 3(42) of ERISA.  Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in § 3(42) of ERISA, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute non-exempt “prohibited transactions” under ERISA or the Internal Revenue Code.

(y)                                 OFAC; USA Patriot Act; FCPA.  None of the Borrower, any of the other Loan Parties, any of the other Subsidiaries, or to the knowledge of the Borrower, any other Affiliate of the Borrower: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s  Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/enforcement/ofac/index.shtml or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from any Loan, and no Letter of Credit, will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended

(z)                                   REIT Status.  For all dates prior to the first date upon which the Borrower files a tax return under the Internal Revenue Code, the Borrower has been organized and operated in a manner such that upon its election of REIT status, it shall be treated as a REIT for purposes of the Internal Revenue Code.  For all dates thereafter, the Borrower is qualified as a REIT.

(aa)                            Security Interests.  Each of the Security Documents creates, as security for the Obligations and the Specified Derivatives Obligations, a valid and enforceable Lien in favor of the Administrative Agent for the benefit of the Secured Parties on all of the Collateral purported to be encumbered by such Security Documents and having the priority required by such Security Documents or any other applicable Loan Document, except to the extent such loss of validity, perfection or priority of any such Lien is the result of an inadvertent error in the form or filing of a Security Document or is not the result of any act or omission of any Loan Party, and solely in a case where the cooperation of a Loan Party is necessary to correct such loss, the applicable Loan Party has failed to cooperate with the Administrative Agent to correct such loss within 10 Business Days after written request by the Administrative Agent.

(bb)                          Border Zone Properties.  None of the Mortgaged Properties have been designated as Border Zone Property under the provisions of California Health and Safety Code, Sections 25220 et seq. and there has been no occurrence or condition on any real property adjoining or in the vicinity of any of the Mortgaged Properties that could cause any Mortgaged Property or any part thereof to be designated as Border Zone Property.

(cc)                            Senior Debt.  All Obligations and all Specified Derivatives Obligations constitute (i) “Senior Debt” as defined in the Subordinated Guaranties and are entitled to the benefits of the subordination provisions contained therein and (ii) “Senior Debt” as defined in the Subordinated Facility and are entitled to the benefits of the subordination provisions contained therein.

(dd)                          No Effective Date Material Adverse Effect.  Since the Escrow Date there has been no event, change, circumstance or occurrence that constitutes an Effective Date Material Adverse Effect.  This representation shall only be made as of the Agreement Date and shall not be deemed made on any date after the Agreement Date.

Section 6.2.  Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or any other Subsidiary to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement.  All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly and specifically permitted under the Loan Documents; provided, however, in the case of the Credit Events occurring on the Agreement Date, notwithstanding anything to the contrary contained in any Loan Document, the only representations and warranties contained in the Loan Documents which the Loan Parties shall be deemed to have made on the Agreement Date are the Effective Date Representations.  All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

ARTICLE VII. AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:

Section 7.1.  Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 9.6., the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 7.2.  Compliance with Applicable Law and Material Contracts.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary and use commercially reasonable efforts to cause all Persons, if any, on or occupying any Property to, comply with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect.  The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly and punctually perform and comply, in all material respects, with all of the terms of each contract to which it is a party, in each case, with which the failure to be in compliance could reasonably be expected to have a Material Adverse Effect.

Section 7.3.  Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, protect and preserve all of its respective material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted.

Section 7.4.  Conduct of Business.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, carry on its respective businesses as described in Section 6.1.(u).

Section 7.5.  Insurance.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list (and copies of applicable policies if requested by the Administrative Agent), of all insurance then in effect with respect to the Mortgaged Properties, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby and/or insurance certificates, in form acceptable to the Administrative Agent, providing that the insurance coverage required under this Section (including without limitation, both property and liability insurance) is in full force and effect and stating that the Administrative Agent shall be notified as soon as practicable of any material change, of any cancelation for nonpayment or premiums, and of any other cancellation or any modification (including a reduction in coverage), together with appropriate evidence that the Administrative Agent, for the benefit of the Secured Parties, is named as lender’s loss payee and additional insured, as appropriate, on all insurance policies that the Borrower, any Loan Party or any other Subsidiary actually maintains with respect to any Mortgaged Property and improvements on such Property.  Such insurance shall, in any event, include all of the following:

(a)                                  Insurance against loss to such Mortgaged Properties on an “all risk” policy form, covering insurance risks no less broad than those covered under a Special Multi Peril (SMP) policy form, which contains a Commercial ISO “Causes of Loss-Special Form,” in the then current form, and such other risks as the Administrative Agent may reasonably require, in amounts equal to the full replacement cost of the applicable Mortgaged Properties including fixtures and equipment, any applicable Loan Party’s interest in leasehold improvements, and the cost of debris removal, with, if required by the Administrative Agent, an agreed amount endorsement, and with deductibles of not more than $100,000, except that any deductibles for any insurance covering damage by windstorm and any earthquake in California may be in amounts up to 5% of the value of the Mortgaged Property insured;

(b)                                 terrorism coverage so long as terrorism coverage is available on commercially reasonably terms; provided, however, no Loan Party shall be required to pay annual premiums for terrorism coverage for a Mortgaged Property in excess of an amount (the “Terrorism Cap”) equal to 2 times the premium payable for a separate “Special Form” or “All Risk” policy or equivalent policy insuring only such Mortgaged Property on a stand-alone basis but Loan Parties shall be required to purchase such amount of terrorism coverage as is obtainable by payment of annual premiums equal to the applicable Terrorism Cap;

(c)                                  Business interruption insurance in amounts sufficient to pay during any period in which a Mortgaged Property may be damaged or destroyed, for a period of at least 6 months: (i) at least 100% of all rents and (ii) all amounts (including, but not limited to, all taxes, assessments, utility charges and insurance premiums) required to be paid by tenants of such Mortgaged Property; provided, that proceeds of such business interruption insurance (“Proceeds”) shall be deposited into the Cash Management Account (as defined in the Cash Management Agreement), and shall be held by the Administrative Agent, and disbursed to the applicable Loan Parties, in accordance with the terms of the Cash Management Agreement; provided, further, that if such Proceeds are paid in a lump sum in advance and the Loan

Parties are entitled to disbursement of such Proceeds in accordance with the terms of the Cash Management Agreement, the Administrative Agent shall hold such Proceeds in a segregated interest-bearing deposit account and shall estimate the number of months required for the applicable Loan Party to restore the damage caused by the casualty resulting in the payment of such Proceeds, shall divide the applicable aggregate Proceeds by such number of months and shall disburse such monthly installment of Proceeds from such deposit account into the Cash Management Account;

(d)                                 During the making of any alterations or improvements to a Mortgaged Property, carry or cause to be carried builder’s completed value risk insurance against “all risks of physical loss” for the full replacement cost of the construction on such Mortgaged Property;

(e)                                  Insurance against loss or damage by flood or mud slide in compliance with the Flood Disaster Protection Act of 1973, as amended from time to time, if a Mortgaged Property is now, or at any time while the Obligations or Specified Derivatives Obligations or any portion thereof remains unpaid shall be, situated in any area which an appropriate Governmental Authority designates as a special flood hazard area, in amounts equal to the full replacement value of all above grade structures on such Mortgaged Property, or at such lesser amounts as may be available under Federal flood insurance programs;

(f)                                    Commercial general public liability insurance, with the location of the applicable Mortgaged Properties designated thereon, against death, bodily injury and property damage arising on, about or in connection with such Mortgaged Properties, with the applicable Loan Party listed as the named insured, with such limits as the applicable Loan Party may reasonably require (but in no event less than $1,000,000) and excess or umbrella insurance with a limit of $50,000,000 per occurrence;

(g)                                 For any Mortgaged Property located in seismic zone 3 or 4, earthquake insurance with coverage amounts of not less than the product of the “Probable Maximum Loss” (expressed as a percentage) applicable to the Mortgaged Property, as set forth in the seismic report delivered to the Administrative Agent pursuant to Section 5.1.(a), multiplied by the replacement cost of the improvements on such Mortgaged Property as such replacement cost may be reasonably estimated by the Administrative Agent, and with a deductible in an amount satisfactory to the Administrative Agent; and

(h)                                 If applicable, workers’ compensation (subject to the statutory limits of the state in which the applicable Mortgaged Property is located) and professional liability insurance.

Section 7.6.  Payment of Taxes and Claims.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge prior to delinquency (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, would become a Lien (other than a Permitted Lien) on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof or for which adequate reserves have been established on the books of such Person in accordance with GAAP.

Section 7.7.  Books and Records; Inspections.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record which accurately reflect the financial affairs of such Persons.  The Borrower shall,

and shall cause each other Loan Party and each other Subsidiary to, permit, not more often than one time per calendar year unless an Event of Default exists, representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Borrower if an Event of Default does not then exist), all at such reasonable times during business hours and, so long as no Event of Default exists, with reasonable prior notice.  The Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while an Event of Default exists.

Section 7.8.  Use of Proceeds.

The Borrower shall use the proceeds of (a) the Term Loans solely to pay the Spin-Off Amounts (or to reimburse GGP for Spin-Off Amounts previously paid by GGP) and (b) Revolving Loans and Swingline Loans to finance tenant improvements, leasing commissions, capital expenditures (ordinary and development), working capital, redevelopment funds and other general corporate purposes of the Borrower and its Subsidiaries.  The Borrower shall only use Letters of Credit for the same purposes for which it may use the proceeds of Revolving Loans.  The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of the proceeds of any Loan or any Letter of Credit to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 7.9.  Environmental Matters.

The Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect.  The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply in all material respects with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws.  The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.  Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 7.10.  REIT Status.

The Borrower will (a) for all dates prior to the first date upon which the Borrower files a tax return under the Internal Revenue Code, continue to be organized and operated in a manner such that upon its election of REIT status, it shall be treated as a REIT for purposes of the Internal Revenue Code, (b) elect to be treated as a REIT for purposes of the Internal Revenue Code effective not later than December 31, 2012, and (c) for all dates thereafter, maintain its status, and election to be treated, as a REIT.

Section 7.11.  Further Assurances.

At the Borrower’s reasonable cost and expense and upon the written request of the Administrative Agent, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.12.  Exchange Listing.

No later than the first Business Day immediately following the Agreement Date and at all times thereafter, the Borrower shall maintain at least one class of common shares of the Borrower having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

Section 7.13.  SNDAs.

With respect to any Tenant Lease that (a) contains a purchase option or a right of first refusal or (b) the Administrative Agent determines that the casualty and/or condemnation provisions of such Tenant Lease present unacceptable issues which need to be addressed with the applicable tenant, the Borrower shall, and shall cause the other Loan Parties to, use commercially reasonable efforts to provide an SNDA executed by the applicable tenant  (to the extent not provided by the Agreement Date), by no later than the date 30 days following the Agreement Date (or such later date as may be acceptable to the Administrative Agent).  For purposes of this Section, no Loan Party shall be required to institute litigation, pay any fee, or grant any waivers or concessions to any Person in order to have satisfied the obligation to use commercially reasonable efforts as set forth in this Section.

Section 7.14.  Pledges of Equity Interests in Additional Portfolio Owners.

(a)                                  Requirement to Guaranty and Pledge.  Within 10 Business Days of (i) the Borrower or any Subsidiary acquiring, forming or otherwise receiving after the  Agreement Date any Equity Interest in an Additional Portfolio Property Owner or (ii) any Excluded Subsidiary ceasing to be subject to the restriction which prevented it from becoming a Guarantor or its Equity Interest from being subject to the Lien of the Pledge Agreement, the Borrower shall cause to be delivered to the Administrative Agent each of the following in form and substance satisfactory to the Administrative Agent: (x) the Pledge Agreement (or if the Pledge Agreement is already in effect, a supplement to the Pledge Agreement) executed by the Borrower or such Subsidiary, as applicable, subjecting such Equity Interests to the Lien of the Pledge Agreement, (y) each of the following items:

(i)                                     customary written opinions of counsel to the Borrower or such Subsidiary, as applicable, addressed to the Administrative Agent and the Lenders;

(ii)                                  all original certificates, if any, representing any such Equity Interests, together with an undated stock power for each such certificate executed in blank by a duly authorized officer or agent of the Loan Party with rights in any such Equity Interests, together with an Acknowledgment and Consent, substantially in the form of Schedule 2 to the Pledge Agreement, duly executed by the issuer of such Equity Interest;

(iii)                               recent UCC, tax lien, bankruptcy, litigation and judgment searches with respect to each such Loan Party in each jurisdiction reasonably requested by the Administrative Agent; and

(iv)                              such other documents, agreements and instruments as the Administrative Agent may reasonably request; and

(z) if such Equity Interests are owned by a Subsidiary that is not already a Guarantor, an Accession Agreement executed by such Subsidiary and each of the following items:

(i)                                     the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of such Subsidiary certified as of a recent date by the Secretary of State of the state of formation of such Subsidiary;

(ii)                                  a certificate of good standing (or certificate of similar meaning) with respect to such Subsidiary (and in the case of a Loan Party that is a limited partnership, the general partner of such Subsidiary) issued as of a recent date by the Secretary of State of the state of formation of each such Person and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Subsidiary is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(iii)                               a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of such Subsidiary with respect to each of the officers of such Subsidiary authorized to execute and deliver the Loan Documents to which such Subsidiary is a party;

(iv)                              copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of such Subsidiary of (A) the by-laws of such Subsidiary, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Subsidiary to authorize the execution, delivery and performance of the Loan Documents to which it is a party; and

(v)                                 such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request.

Notwithstanding anything to the contrary contained in the Agreement or any other Loan Documents, the requirements of this subsection shall not apply to any Excluded Subsidiary.  For the avoidance of doubt, to the extent an Excluded Subsidiary Refinances Indebtedness, and the terms of any new financing will result in such Excluded Subsidiary continuing to be an Excluded Subsidiary, such Excluded Subsidiary shall, notwithstanding any de minimis lapse of time between repayment of such Indebtedness and the consummation of such refinancing, be deemed to be an Excluded Subsidiary.

(b)                                 Release of Guaranty and Pledge.  The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release (i) a Guarantor (other than a Property Owner) from the Guaranty and the Pledge Agreement and (ii) the Equity Interests of an Additional Portfolio Property Owner from the Lien of the Pledge Agreement, so long as: (w) in the case of a release of a Guarantor, such Guarantor qualifies, or will qualify simultaneously with its release from the Guaranty, as an Excluded Subsidiary or has ceased to be, or simultaneously with its release from the Guaranty will cease to be, a Subsidiary as a result of a transaction not prohibited by the Loan Documents or has sold all if its assets pursuant to a transaction not prohibited by the Loan Documents; (x) in the case of a release of Equity Interest of an Additional Portfolio Property Owner, such Additional Portfolio Property Owner qualifies, or will qualify simultaneously with the release of its Equity Interests from the Pledge Agreement, as an Excluded Subsidiary or has ceased to be, or simultaneously with the release of its Equity Interests from the Pledge Agreement will cease to be, a Subsidiary as a result of a transaction not prohibited by the Loan Documents or has sold all if its assets pursuant to a transaction not prohibited by the Loan Documents; (y) no Event of Default shall then be in existence or would occur as a result of such release; and (z) the Administrative Agent shall have received such written request at least 10 Business Days prior to the requested date of release (or such shorter period as may be acceptable to the Administrative Agent in its sole discretion).  Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

Section 7.15.  Interest Rate Protection.

The Borrower shall enter into and maintain in effect interest rate protection agreements (a) with respect to at least 25.0% of the principal balance of the Term Loans outstanding as of the Agreement Date and (b) that have a term of no less than 12 months.

ARTICLE VIII. INFORMATION

For so long as this Agreement is in effect, the Borrower shall furnish to the Administrative Agent for distribution to each of the Lenders:

Section 8.1.  Quarterly Financial Statements.

As soon as available and in any event within 5 days after the same is required to be filed with the SEC (but in no event later than 45 days after the end of each of the first, second and third fiscal quarters of the Borrower), the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations and cash flows of the Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).  Such financial statements shall be accompanied by reasonably detailed supporting property and mortgage debt schedules for the Loan Parties.

Section 8.2.  Year-End Statements.

As soon as available and in any event within 5 days after the same is required to be filed with the SEC (but in no event later than 90 days after the end of each fiscal year of the Borrower), the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer or chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of the Borrower and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of independent certified public accountants of recognized national standing acceptable to the Administrative Agent (it being agreed that each of Deloitte & Touche LLP, Ernst & Young LLP, PriceWaterhouseCoopers LLC and KPMG LLP is acceptable to the Administrative Agent), whose report shall be unqualified as to going concern and scope of audit.  Such financial statements shall be accompanied by reasonably detailed supporting property and mortgage debt schedules for the Loan Parties.

Section 8.3.  Compliance Certificate.

At the time the financial statements are furnished pursuant to Sections 8.1. and 8.2., a certificate substantially in the form of Exhibit O (a “Compliance Certificate”) executed on behalf of the Borrower by the chief financial officer of the Borrower (a) setting forth in reasonable detail as of the end of such fiscal quarter or fiscal year, as the case may be (i) the calculations required to establish whether the Borrower was in compliance with the covenants contained in Section 9.1. and (ii) the Debt Yield for all Mortgaged Properties; and (b) stating that, to the actual knowledge of the chief financial officer of the Borrower after reasonable inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure.

Section 8.4.  Other Information.

(a)                                  Leasing Reports, Etc.  Within 45 days after the end of the first, second and third fiscal quarters of the Borrower, and within 90 days after the end of each fiscal year of the Borrower, an operating summary with respect to each Property of the Borrower or any Subsidiary, a quarterly and year-to-date statement of Net Operating Income (but only if reasonably detailed calculations of Net Operating Income are not included in the Compliance Certificate furnished pursuant to Section 8.3. with respect to such fiscal quarter or fiscal year, applicable) and a leasing/occupancy status report together with a current rent roll for such Property;

(b)                                 Annual Budget.  Within 45 days after the end of each fiscal year of the Borrower, annual informational projected balance sheets, operating statements, profit and loss projections and cash flow budgets of the Borrower and its Subsidiaries on a consolidated basis for the next succeeding fiscal year, all itemized in reasonable detail;

(c)                                  Loan Party Financial Information.  Promptly upon the Administrative Agent’s written request, all financial information maintained by the Borrower on the Loan Parties, including, but not limited to, property cash flow projections, property budgets, operating statements, leasing status reports, a contingent liability summary, a note receivable summary, a summary of Cash and Cash Equivalents and overhead budgets;

(d)                                 Reports on Alteration Assets.  Within 45 days after the end of the first, second and third fiscal quarters of the Borrower, and within 90 days after the end of each fiscal year of the Borrower, a report setting for the status of the Alterations of each Alteration Asset, such report to be in form and detail reasonably satisfactory to the Administrative Agent;

(e)                                  Defaults.  Prompt notice of the occurrence of any Default or Event of Default; and

(f)                                    Other Information.  From time to time and promptly upon each written request, such data, or other further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any other Loan Party or any other Subsidiary as the Administrative Agent (or any Lender acting through the Administrative Agent) may reasonably request.

Section 8.5.  Electronic Delivery of Certain Information.

(a)                                  Documents required to be delivered pursuant to the Loan Documents may delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.sec.gov <http://www.sec.gov> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender (or any Issuing Bank) pursuant to Article II. and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications.  Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have occurred as of 9:00 a.m. local time on the next business day for the recipient.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of each Compliance Certificate to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender.  Except for the certificates required by Section 8.3., the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.  Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b)                                 Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

Section 8.6.  Public/Private Information.

The Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower.  Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and (a) the Borrower shall designate Information Materials that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) all other Information Materials shall be deemed to be “Private Information”.

Section 8.7.  USA Patriot Act Notice; Compliance.

The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, a Lender (for itself and/or as Administrative Agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Loan Parties to, provide promptly upon any such request to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law.  An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

ARTICLE IX. NEGATIVE COVENANTS

For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:

Section 9.1.  Financial Covenants.

(a)                                  Net Indebtedness to Value Ratio.  The Borrower shall not permit the Net Indebtedness to Value Ratio as of the last day of any fiscal quarter of the Borrower, beginning with the fiscal quarter ending June 30, 2012, to exceed the correlative ratio indicated below:

Fiscal Quarter Ending	Maximum Net Indebtedness to Value Ratio
Prior to June 30, 2013	0.725 to 1.00
On or after June 30, 2013 but before June 30, 2014	0.70 to 1.00
On and after June 30, 2014	0.65 to 1.00

(b)                                 Fixed Charge Coverage Ratio.

(i)                                     The Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter of the Borrower, beginning with the fiscal quarter ending June 30, 2012, to be less than the correlative ratio indicated below:

Fiscal Quarter Ending	Minimum Fixed Charge Coverage Ratio
On or before December 31, 2012	1.10 to 1.00
After December 31, 2012 but on or before December 31, 2013	1.15 to 1.00
After December 31, 2013	1.20 to 1.00

(ii)                                  If as of the end of a fiscal quarter, the Borrower has failed to maintain the Fixed Charge Coverage Ratio as required by this subsection, such failure shall not in and of itself result in a Default or Event of Default so long as the Borrower pays to the Administrative Agent no later than the date 30 days following the end of such fiscal quarter, for deposit into the Fixed Charge Reserve Account, an amount of money sufficient to cause the balance of available funds then on deposit in the Fixed Charge Reserve Account to equal or exceed the amount of interest payable with respect to the Loans for the period of two consecutive fiscal quarters immediately following the end of such fiscal quarter as reasonably estimated by the Borrower and confirmed by the Administrative Agent.  If, following the Borrower’s deposit of funds into the Fixed Charge Reserve Account pursuant to this subsection, the Borrower shall deliver a Compliance Certificate as required by Section 8.3. establishing that the Borrower is in compliance with the Fixed Charge Coverage Ratio as required by this subsection for a subsequent fiscal quarter, then so long as no Event of Default exists, the Administrative Agent shall at the written request of the Borrower deliver to the Borrower within 10 Business Days after the Administrative Agent’s receipt of such request, against receipt but without any recourse, warranty or representation whatsoever, the amount of available funds then on deposit in the Fixed Charge Reserve Account.  For purposes of determining the Borrower’s compliance with any provision of this Agreement, the amount of available funds then on deposit in the Fixed Charge Reserve Account shall be considered to be available to the Borrower upon the Administrative Agent’s receipt of such request.

(iii)                               The Borrower hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all of its right, title and interest in and to the Fixed Charge Reserve Account and the balances from time to time in the Fixed Charge Reserve Account (including the investments and reinvestments therein provided for below) as security for the Obligations and Specified Derivatives Obligations.  Amounts on deposit in the Fixed Charge Reserve Account shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion.  All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Secured Parties; provided, that all earnings on such investments will be credited to and retained in the Fixed Charge Reserve Account.  The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Fixed Charge Reserve Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Fixed Charge Reserve Account.

(c)                                  Minimum Liquidity.  The Borrower shall not permit the amount of Liquidity as of the last day of any fiscal quarter of the Borrower, beginning with the fiscal quarter ending June 30, 2012, to be less than Anticipated Debt Service.

(d)                                 Minimum Tangible Net Worth.  The Borrower shall not permit Tangible Net Worth as of the last day of any fiscal quarter of the Borrower, beginning with the fiscal quarter ending June 30, 2012, to be less than (i) an amount equal to 85.0% of Tangible Net Worth on the Agreement Date plus (ii) 50.0% of the Net Cash Proceeds of all Equity Issuances effected at any time after the Agreement Date by the Borrower or any of its Subsidiaries to any Person other than the Borrower or any of its Subsidiaries.

(e)                                  Permitted Investments. The Borrower shall not, and shall not permit any Loan Party or other Subsidiary to, make an Investment in or otherwise own the following items which would cause the aggregate value of such holdings of such Persons to exceed the following percentages of Total Asset Value as of the last day of any fiscal quarter of the Borrower, beginning with the fiscal quarter ending June 30, 2012:

(i)                                     Investments in Joint Ventures, such that the aggregate value of such Investments (determined in a manner consistent with the definition of Total Asset Value or, if not contemplated under the definition of Total Asset Value, determined in accordance with GAAP) exceeds 30.0% of Total Asset Value;

(ii)                                  the aggregate amount of Total Budgeted Costs for Alteration Assets such that the aggregate amount thereof exceeds 30.0% of Total Asset Value;

(iii)                               Vacant Land acquired after the Agreement Date (other than the parcels described on Schedule 9.1.(e)) such that the aggregate book value thereof exceeds 2.5% of Total Asset Value; and

(iv)                              Equity Interests in Persons (other than Subsidiaries and Joint Ventures), such that the aggregate value of such interests calculated on the basis of the lower of cost or market, exceeds 5.0% of Total Asset Value.

In addition to the foregoing limitations, the aggregate value of the items subject to the immediately preceding clauses (i) through (iv) shall not exceed 40.0% of Total Asset Value as of the last day of any fiscal quarter of the Borrower, beginning with the fiscal quarter ending June 30, 2012.

(f)                                    Restricted Payments.  The Borrower shall not, and shall not permit any other Loan Party or any Intermediate Subsidiary to, declare or make any Restricted Payment; provided, however, that the Borrower, the other Loan Parties and Intermediate Subsidiaries may declare and make the following Restricted Payments so long as no Default or Event of Default would result therefrom:

(i)                                     the Borrower may declare or make Cash distributions to its shareholders with respect to any period of four consecutive fiscal quarters most recently ending in an aggregate amount not to exceed the greater of (x) 95.0% of Funds From Operations of the Borrower for such period or (y) the amount required to be distributed for the Borrower to remain in compliance with Section 7.10.;

(ii)                                  the Borrower may make Cash distributions to its shareholders of capital gains resulting from gains from asset sales to the extent necessary to avoid payment of taxes on such asset sales imposed under Sections 857(b)(3) and 4981 of the Internal Revenue Code;

(iii)                               Loan Parties may make payments of (x) accrued interest in respect of the Subordinated Facility so long as such payments (A) are not made in Cash or Cash Equivalents (unless the Seventy-Five Percent Lenders have consented otherwise in writing), (B) take the form of Subordinated Debt or Equity Interest (other than Mandatorily Redeemable Stock that does not constitute Subordinated Debt) and (C) are payable on a non-accelerated basis at the rate and in accordance with the terms of the Subordinated Facility and (y) principal in respect of the Subordinated Facility so long as the Seventy-Five Percent Lenders have consented thereto in writing in their sole discretion;

(iv)                              a Loan Party (other than the Borrower) and an Intermediate Subsidiary may make Restricted Payments (other than Restricted Payments referred to in clause (c) of the definition of such term) to any Loan Party, any Intermediate Subsidiary and any other Person that owns a direct Equity Interest in such Person, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(v)                                 a Loan Party or any Intermediate Subsidiary may make Restricted Payments to permit such Loan Party or Intermediate Subsidiary to purchase, redeem, retire or acquire Equity Interests of the Borrower held by any present (at the time of such transaction) or former director, officer or employee of the Borrower or any of its Subsidiaries or Joint Ventures (or the heirs, estate, family members, spouse or former spouse of any of the foregoing) so long as the aggregate amount of such Restricted Payments does not exceed $20,000,000 during the term of this Agreement;

(vi)                              subject to the subordination terms of the Subordinated Facility and so long as no Default or Event of Default exists, the Borrower may pay amounts payable under Section 3.5, Section 3.9, Section 3.10(c) and Section 4.1(b) of the Subordinated Facility; and

(vii)                           in satisfaction of the Borrower’s obligation to redeem any of its non-voting Class B common stock issued by the Borrower in connection with the Spin-Off, the Borrower may (x) issue common stock or (y) so long as no Default or Event of Default exists, pay Cash or Cash Equivalents in an aggregate amount not in excess of $10,000,000 during the term of this Agreement.

Notwithstanding the foregoing, but subject to the following sentence, if a Default or Event of Default exists, the Borrower may only declare or make cash distributions to its shareholders during any fiscal year in an aggregate amount not to exceed the minimum amount necessary for the Borrower to remain in compliance with Section 7.10.  If a Default or Event of Default specified in Section 10.1.(a), Section 10.1.(e) or Section 10.1.(f) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations has been accelerated pursuant to Section 10.2.(a), the Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person other than to a Loan Party or an Intermediate Subsidiary that is a Wholly Owned Subsidiary.

(g)                                 Certain Calculations.  With respect to any period during which a Property has been sold or any other Disposition of all or substantially all of a Subsidiary’s assets has occurred or during which a Property has been acquired or any other Investment in all or substantially all of the Equity Interests in a Person has occurred, in each case including the incurrence or repayment of any Indebtedness in connection therewith (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section as well as for calculating Debt Yield for purposes of Section 10.1.(r), such tests and the components thereof shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by an officer of the Borrower) using the historical audited financial statements of any business or Property so sold or to be sold, or acquired or to be acquired, as the case may be, and the consolidated financial statements of the Borrower and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated, incurred or repaid at the beginning of such period.

Section 9.2.  Indebtedness.

The Borrower shall not, and shall not permit any other Loan Party or any Intermediate Subsidiary to, directly or indirectly, create, incur, assume or Guarantee, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)                                  the Obligations and Specified Derivatives Obligations;

(b)                                 intercompany Indebtedness incurred in the ordinary course of business owing (i) among the Loan Parties, (ii) among the Borrower and the Intermediate Subsidiaries so long as such Indebtedness is Subordinated Debt and (iii) among the Borrower and its Subsidiaries incurred in accordance with the cash management system of the Borrower and its Subsidiaries substantially as in effect on the Agreement Date;

(c)                                  Guarantees by any Loan Party of Indebtedness of another Loan Party permitted under this Section (other than Indebtedness referred to in the immediately preceding subsection (b)(iii) and the immediately following subsections (l), (q) and (r)); provided, that if the Indebtedness that is being

Guaranteed is unsecured and/or Subordinated Debt, the Guarantee shall also be unsecured and/or Subordinated Debt;

(d)                                 Indebtedness of the Loan Parties with respect to Capital Leases and purchase money Indebtedness incurred in the ordinary course of business;

(e)                                  Indebtedness resulting from the financing of insurance premiums in the ordinary course of business;

(f)                                    cash management obligations (subject to clause (b) above as applicable) and other Indebtedness in respect of endorsements for collection or deposit, netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts and in the ordinary course of business; provided that such Indebtedness is extinguished within 5 Business Days after its incurrence;

(g)                                 Indebtedness consisting of (i) take-or-pay obligations contained in utility supply arrangements and (ii) customary indemnification obligations, in each case, incurred in the ordinary course of business and not in connection with Indebtedness for money borrowed;

(h)                                 letters of credit, bank guaranties or similar instruments in support of obligations in respect of workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or Capital Leases);

(i)                                     Indebtedness arising from agreements of a Loan Party or an Intermediate Subsidiary providing for indemnification, adjustment of purchase or acquisition price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or Disposition of any business or assets (including Equity Interests) of a Loan Party or Intermediate Subsidiary not prohibited by Section 9.1.(e) or Section 9.6.;

(j)                                     Indebtedness incurred by a Loan Party or an Intermediate Subsidiary representing deferred compensation to directors, officers, employees, members of management and consultants of such Person in the ordinary course of business;

(k)                                  Indebtedness in respect of bankers’ acceptances supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(l)                                     Indebtedness of the Borrower in respect of (i) the Subordinated Facility and (ii) prior to the occurrence of the Post-Spin Equity Offering (but at no time thereafter), the Subordinated Guaranties;

(m)                               to the extent constituting Indebtedness, Investments in repurchase agreements constituting Cash Equivalents;

(n)                                 to the extent constituting Indebtedness, obligations in respect of Derivatives Contracts permitted under Section 9.13.;

(o)                                 Indebtedness constituting a Municipal Financing incurred in the ordinary course of business in connection with a new development or redevelopment of real property;

(p)                                 Indebtedness incurred by a Property Owner to finance the acquisition of a parcel of land, together with any improvements located thereon, that is adjacent to the Mortgaged Property of such Property Owner and was not owned by such Property Owner on the Agreement Date;

(q)                                 Indebtedness that is not Secured Indebtedness, including without limitation Indebtedness in respect of Ordinary Course Guaranties and Guaranties of Secured Indebtedness, in an aggregate principal amount at any time outstanding not to exceed $100,000,000;

(r)                                    Indebtedness of the Borrower in respect of letters of credit for which the Borrower’s reimbursement obligations have been cash collateralized in full;

(s)                                  to the extent constituting Indebtedness, all premiums (if any), interest, fees, expenses, charges and additional or contingent interest on Indebtedness described in clauses (a) through (m) and (o) and (r) above; and

(t)                                    obligations in respect of Non-Recourse Guaranties to the extent not constituting Indebtedness.

Section 9.3.  Liens.

The Borrower shall not, and shall not permit any other Loan Party or any Intermediate Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind of such Person (including without limitation, Equity Interests owned by such Person), whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or authorize the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any Collateral under the UCC or under any similar recording or notice statute, except:

(a)                                  Liens in favor of Administrative Agent for the benefit of Secured Parties granted pursuant to any Loan Document;

(b)                                 other Permitted Liens;

(c)                                  any interest or title of a lessor or sublessor under any lease not prohibited hereunder;

(d)                                 any zoning, land use, building or similar law or right reserved to or vested in any Governmental Authority office or agency to control or regulate the use of any real property;

(e)                                  licenses of patents, copyrights, trademarks and other Intellectual Property rights granted by a Loan Party or an Intermediate Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of, or materially detracting from the value of, the business of such Loan Party or Intermediate Subsidiary;

(f)                                    Liens securing Indebtedness permitted pursuant to Section 9.2.(d); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(g)                                 Liens on Equity Interests of any non-Wholly Owned Subsidiary or Joint Venture of a Loan Party or any Intermediate Subsidiary securing obligations (other than Indebtedness for borrowed money) arising in favor of other holders of Equity Interests of such Person pursuant to agreements governing such Person;

(h)                                 Liens securing judgments that do not constitute an Event of Default under Section 10.1.(h);

(i)                                     Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks in the ordinary course of business not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Loan Parties and Intermediate Subsidiaries (but not any other Subsidiary of the Borrower) to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of a Loan Party or any Intermediate Subsidiary, (iii) relating to purchase orders and other agreements entered into with customers of a Loan Party or any Intermediate Subsidiary in the ordinary course of business and (iv) attaching to brokerage accounts incurred in the ordinary course of business;

(j)                                     Liens in respect of leases, subleases, licenses, sublicenses or other occupancy agreements of property in the ordinary course of business;

(k)                                  deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(l)                                     (i) Liens on advances of Cash or Cash Equivalents in favor of the seller of any property to be acquired in a transaction not prohibited hereunder to be applied against the purchase price for such transaction, (ii) Liens consisting of an agreement in respect of any Disposition not prohibited hereunder and (iii) earnest money deposits of Cash or Cash Equivalents by a Loan Party or any Intermediate Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(m)                               Liens deemed to exist in connection with repurchase agreements constituting Cash Equivalents; provided, that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(n)                                 purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(o)                                 Liens evidencing and/or securing any Municipal Financing; provided, that (i) to the extent such Municipal Financing constitutes Indebtedness, such Indebtedness is permitted under Section 9.2. and (ii) such Liens do not encumber (or purport to encumber) any Collateral; and

(p)                                 any Lien granted by the Borrower on the Equity Interests of (i) any Additional Portfolio Property Owner that is an Excluded Subsidiary or (ii) any Parent of any such Additional Portfolio Property Owner so long as such Parent is not an Intermediate Subsidiary.

In addition, the Borrower shall not, and shall not permit any other Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any Equity Interests in any Property Owner, any Intermediate Subsidiary or any Additional Portfolio Property Owner (other than Permitted Liens of the types described in any of clauses (a)(i), (e) and (f) of the definition of the term “Permitted Liens” and, solely in the case of any Equity Interests in any Additional Portfolio Property Owner or Parent of any Additional Portfolio Property Owner, Liens permitted under the immediately preceding subsection (p)).

Section 9.4.  Further Negative Pledges.

The Borrower shall not, and shall not permit any other Loan Party or any Intermediate Subsidiary to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in (i) an agreement (x) evidencing Indebtedness which the Borrower, such Loan Party or such Intermediate Subsidiary may create, incur, assume, or permit or suffer to exist under Section 9.2.(d), (y) which Indebtedness is secured by a Lien permitted to exist under Section 9.3.(f), and (z) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into; (ii) an agreement relating to the sale of a Subsidiary or assets pending such sale, provided that in any such case the Negative Pledge applies only to the Subsidiary or the assets that are the subject of such sale; or (iii) customary limitations on the transfer of Equity Interests of a Subsidiary contained in leases or other agreements entered into in the ordinary course of business.

Section 9.5.  Restrictions on Intercompany Transfers.

The Borrower shall not, and shall not permit any other Loan Party or any other Intermediate Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Loan Party (other than the Borrower) or any Intermediate Subsidiary to: (a) pay dividends or make any other distribution on any of such owned by any Loan Party or Intermediate Subsidiary; (b) pay any Indebtedness owed to any Loan Party or Intermediate Subsidiary; (c) make loans or advances to any Loan Party or Intermediate Subsidiary; or (d) transfer any of its property or assets to any Loan Party or Intermediate Subsidiary; other than: (i) with respect to clauses (a) through (d), those encumbrances or restrictions contained in any Loan Document; (ii) with respect to clause (d), customary provisions restricting assignment of any agreement entered into by any Loan Party or any Intermediate Subsidiary in the ordinary course of business; (iii) with respect to the clauses (a), (c) and (d), which are customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures permitted hereunder, so long as such restrictions relate sole to the applicable Joint Venture; and (iv) with respect to clause (d), customary restrictions contained in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate solely to the assets subject thereto or the buyer or seller thereunder.

Section 9.6.  Merger, Consolidation, Dispositions and Other Arrangements.

The Borrower shall not, and shall not permit any other Loan Party or any Intermediate Subsidiary to, (a) enter into any transaction of merger or consolidation, (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution) or (c) effect any Disposition, except:

(i)                                     any Intermediate Subsidiary may merge with (x) any other Intermediate Subsidiary or the Borrower (in which case, the Borrower shall be the survivor of such merger) and (y) a Property Owner that is the only Subsidiary of such Intermediate Subsidiary (in which case, such Property Owner shall be the survivor of such merger), so long as (A) in the case of both (x) and (y), immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence and (B) and in the case of a merger of an Intermediate Subsidiary into a Property Owner, the Administrative Agent shall have confirmed to its satisfaction that such merger shall have no effect on the validity, perfection or priority of its Lien in the Mortgaged Property of such Property Owner;

(ii)                                  the Borrower and any Intermediate Subsidiary may Dispose of Equity Interests in a Property Owner or an Intermediate Subsidiary so long as immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;

(iii)                               Dispositions of portions of a Mortgaged Property expressly permitted by the Security Instrument encumbering such Mortgaged Property;

(iv)                              the Borrower, the other Loan Parties and the Intermediate Subsidiaries may lease, license and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;

(v)                                 Dispositions of obsolete or worn out personal property and fixtures;

(vi)                              Dispositions of assets other than Collateral (x) for Fair Market Value or (y) in the case of an asset subject to a Lien securing Indebtedness, if the Fair Market Value of such asset is less than the aggregate outstanding principal amount of such Indebtedness;

(vii)                           Dispositions or discounts of accounts receivable or notes in connection with the collection or compromise thereof;

(viii)                        Dispositions in the ordinary course of business consisting of the abandonment of Intellectual Property which, in the reasonable good faith determination of the Borrower are not material to the conduct of the business of the Borrower and its Subsidiaries;

(ix)                                the expiration of any option agreement in respect of real or personal property;

(x)                                   to the extent constituting a Disposition, the granting of any Lien permitted by Section 9.3., and the making of any Restricted Payment permitted by Section 9.1.(f);

(xi)                                any lease, license, easement or other occupancy agreement entered into in the ordinary course of business;

(xii)                             Dispositions of Equity Interests in the Borrower so long as no Change of Control occurs;

(xiii)                          Dispositions of Mortgaged Properties in accordance with Section 2.15. and Dispositions with respect to Mortgaged Properties permitted under Section 2.16.;

(xiv)                         Dispositions of property as a result of (x) any condemnation proceeding (or credible threat thereof) or a Disposition in lieu thereof or (y) a casualty (subject, in each case, to compliance with Section 2.8.(c)(ii) to the extent applicable);

(xv)                            mergers, consolidations, liquidations and dissolutions (other than any of the foregoing involving the Borrower), the purpose of which is to effect a Disposition otherwise expressly permitted under the Loan Documents;

(xvi)                         Dispositions by any REIT Subsidiary to individuals of Preferred Equity Interests with a base liquidation preference of no more than $180,000 in the aggregate for any such REIT Subsidiary;

(xvii)                      So long as no Event of Default will result therefrom, Dispositions as a result of the exercise of (x) a buy/sell provision with respect to any Property Owner or Intermediate Subsidiary that is not a Wholly Owned Subsidiary and (y) any options to purchase or lease, rights of first offer, rights of first refusal and executed agreements with respect to pending Dispositions existing as of the Agreement Date and either set forth on Schedule 9.6. or in the title insurance policies and estoppel certificates relating to the Mortgaged Properties delivered to the Administrative Agent on the Agreement Date; and

(xviii)                   Dispositions by the Borrower of Equity Interests of any Additional Portfolio Property Owner or any Parent of any such Additional Portfolio Property Owner so long as such Parent is not an Intermediate Subsidiary.

Section 9.7.  Plan Assets.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of § 3(42) of ERISA.  The Borrower shall not cause or permit to occur, and shall not permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 9.8.  Fiscal Year.

The Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 9.9.  Amendments or Waivers of Organizational Documents and Certain Related Agreements.

The Borrower shall not, and shall not permit any other Loan Party or any Intermediate Subsidiary to, amend, restate, supplement or otherwise modify, or waive, any provision of, (a) its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document or (b) any Material Contract (except as could not reasonably be expected to have a Material Adverse Effect), in each case, other than such amendments, restatements, supplements or other modifications or waivers that are not materially adverse to the Administrative Agent or any of the other Secured Parties or their respective interests in and under the Loans, the Collateral or the Loan Documents.

Section 9.10.  Modifications to Subordinated Debt.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, amend, supplement, waive the application of or otherwise modify the terms of any document, agreement or instrument evidencing, or governing the terms of the Subordinated Facility or any other Subordinated Debt where such amendment, supplement, waiver or other modification:

(a)                                  amends, supplements, waives or otherwise modifies the subordination provisions applicable to such Subordinated Debt;

(b)                                 shortens the fixed maturity of such Subordinated Debt; or

(c)                                  otherwise adversely affects the interests of the Secured Parties under this Agreement or any other Loan Document in any material respect.

Subject to compliance with the limitations of this Section, the Lenders confirm that a restatement or refinancing of the Subordinated Facility with Brookfield Asset Management, Inc. and/or any of its Affiliates shall not be prohibited by this Section.

Section 9.11.  Transactions with Affiliates.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) for transactions in existence as of the Agreement Date and set forth on Schedule 6.1.(s), (b) transactions solely among the Loan Parties and (c) transactions in the ordinary course of, and pursuant to the reasonable requirements of, the business of the Borrower, such other Loan Party or such other Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower, such other Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

Section 9.12.  Intermediate Subsidiaries.

The Borrower shall not permit any Intermediate Subsidiary to own any assets other than (a) Equity Interests in Subsidiaries of the Borrower and (b) cash and other assets of nominal value incidental to the ownership of such Equity Interests.

Section 9.13.  Derivatives Contracts.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary, to, enter into any Derivatives Contracts other than Derivatives Contracts entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates so long as such Derivatives Contracts shall only provide for floating-to-fixed rates.

Section 9.14.  Leasing Matters.

The Borrower shall not, and shall not permit any other Loan Party to, be bound by or enter into any Tenant Lease (other than an Affiliate Office Lease) if such Tenant Lease does not satisfy the Leasing Guidelines, unless, in the case of a Tenant Lease that is not a Material Lease, the Administrative Agent has consented otherwise, such consent not to be unreasonably withheld or delayed.  The Borrower shall not, and shall not permit any other Loan Party to, amend, restate, supplement or otherwise modify, or waive, any provision of (a) any Tenant Lease (other than Affiliate Office Lease) if, after giving effect to such amendment, restatement, supplement, other modification or waiver, such Tenant Lease would fail to satisfy the Leasing Guidelines or (b) any Material Lease, or terminate any Material Lease, without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).  Attached hereto as Exhibit Q is the form of subordination, non-disturbance and attornment agreement referred to in Section 5.10(c) of the Security Instrument

Section 9.15.  Management of Mortgaged Properties.

The Borrower shall not, and shall not permit any other Loan Party to, (a) permit a Mortgaged Property to be managed by any Person other than a Loan Party, another Subsidiary of the Borrower or a Qualified Manager (a “Property Manager”) or (b) pay any Property Manager a fee that exceeds current market rates for similarly situated properties which, in no event shall exceed 3.0% of gross revenues of a Mortgaged Property the Property Manager of which is a Loan Party or another Subsidiary of the Borrower.

Section 9.16.  Alterations to Mortgaged Properties.

Without the Administrative Agent’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed), the Borrower shall not, and shall not permit any other Loan Party to, make any Alterations to any Mortgaged Property if the aggregate Total Budgeted Cost of such Alterations (including any other Alterations then being made with respect to such Mortgaged Property) would exceed the greater of (a) 10.0% of the Appraised Value of such Mortgaged Property or (b) $5,000,000.  Any such approval by the Administrative Agent shall include, without limitation, its approval of the planned duration of such Alterations and the applicable Alteration Impact Zone, if any.  In addition, the Borrower shall not, and shall not permit any other Loan Party to, make Alterations to the Mortgaged Properties during any fiscal year of the Borrower if the aggregate Total Budgeted Cost of all Alterations then being made with respect to all of the Mortgaged Property would exceed $75,000,000 for such fiscal year. If the Administrative Agent has not responded to the Borrower in any way within 10 days following receipt by the Administrative Agent of a written request by the Borrower for approval of an Alteration to a Mortgaged Property requiring the Administrative Agent’s approval under this Section and following such failure to respond, the Administrative Agent has also not responded to the Borrower in any way within 10 days following receipt by the Administrative Agent of a second written request by the Borrower for approval of such Alteration, then the Administrative Agent shall be deemed to have approved of such Alteration.

ARTICLE X. DEFAULT

Section 10.1.  Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)                                  Default in Payment.  Any Loan Party shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) (i) the principal of any of the Loans (other than the first and second payments required in respect of the Term Loans under Section 2.7.(b)) or any Reimbursement Obligation, (ii) any interest on any of the Loans or any Reimbursement Obligation or the first or second payment required in respect of the Term Loans under Section 2.7.(b), and in the case of this clause (ii) only, such failure shall continue for a period of 5 days, or (iii) any other payment Obligation owing by any Loan Party under this Agreement, any other Loan Document or the Fee Letter, and in the case of this clause (iii) only, such failure shall continue for a period of 5 days following the date upon which the Borrower has received written notice of such failure from the Administrative Agent.

(b)                                 Default in Performance.

(i)                                     Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 7.12. (but only with respect to the period of 2 consecutive Business Days commencing on the Agreement Date), Section 7.14.(a), Section 7.15., Section 8.1., Section 8.2., Section 8.3., Section 8.4.(e) or Article IX.;

(ii)                                  Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 8.4. (other than subsection (e) thereof), Section 8.6. or Section 8.7., and in the case of this subsection (b)(ii) only, such failure shall continue for a period of 10 days after the date upon which the Borrower has received written notice of such failure from the Administrative Agent; or

(iii)                               Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(iii) only, such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent; provided that if such default is not reasonably capable of being cured within such 30-day period, such failure shall not constitute an Event of Default so long as a Loan Party commences the cure of such default within such 30-day period, diligently prosecutes such cure to completion and such failure ceases to exist within 60 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtained knowledge of such failure or (y) the date upon which the Borrower received written notice of such failure from the Administrative Agent.

(c)                                  Misrepresentations.  Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or written statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent, any Issuing Bank or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.

(d)                                 Indebtedness Cross-Default.  The occurrence of an event of default or equivalent condition (which has not been permanently waived) with respect to one or more items of Indebtedness (other than the Obligations) (i) Guaranteed by the Borrower pursuant to any of the Subordinated Guaranties, but in the case of this clause (i) only so long as the Post-Spin Equity Offering shall not have occurred or (ii) secured by Properties or other assets of Loan Parties or Subsidiaries having an aggregate Equity Value in an amount in excess of $50,000,000 beyond the applicable grace period, if any, provided therefor, if the effect of such event of default or equivalent condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders), to cause, such Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity.

(e)                                  Voluntary Bankruptcy Proceeding.  The Borrower, any other Loan Party or any other Subsidiary shall:  (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.  Notwithstanding the foregoing, it shall not be an Event of Default under this subsection (e) if one or more Subsidiaries that are not Loan Parties or Intermediate Subsidiaries and that have Equity Values in an aggregate amount less than $50,000,000 takes or is subject to any of the actions described in any of clauses (i) through (viii) of this subsection (e) so long as the applicable action described in any of such clauses (i) through (viii) has not and will not result in any liability to the Borrower, any other Loan Party or any Intermediate Subsidiary.

(f)                                    Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against the Borrower, any other Loan Party or any other Subsidiary in any court of competent jurisdiction seeking:  (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.  Notwithstanding the foregoing, it shall not be an Event of Default under this subsection (f) if one or more Subsidiaries that are not Loan Parties or Intermediate Subsidiaries and that have Equity Values in an aggregate amount less than $50,000,000 takes or is subject to any of the actions described in any of clauses (i) or (ii) of this subsection (f) so long as the applicable action described in either of such clauses (i) or (ii) has not and will not result in any liability to the Borrower, any other Loan Party or any Intermediate Subsidiary.

(g)                                 Revocation of Loan Documents.  Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document or the Fee Letter to which it is a party in writing or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or the Fee Letter or any Loan Document or the Fee Letter shall cease to be in full force and effect (except as a result of the express terms thereof).

(h)                                 Judgment.   A judgment or order for the payment of money (other than a judgment in respect of Non-Recourse Indebtedness to the extent that recourse of the holder of such judgment is limited to the particular asset or group of assets that secured such Non-Recourse Indebtedness) or for an injunction or other non-monetary relief shall be entered against the Borrower, any other Loan Party, or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of 60 days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Borrower, the other Loan Parties and the other Subsidiaries, $25,000,000 or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.  Notwithstanding the foregoing, it shall not be an Event of Default under this subsection (h) if one or more Subsidiaries that are not Loan Parties or Intermediate Subsidiaries and that have Equity Values in an aggregate amount less than $50,000,000 is subject to any of the events described in clauses (i) and (ii)(A) of this subsection (h) so long as the applicable orders and judgments described in such clauses have not and will not result in liability to the Borrower, the other Loan Parties and the Intermediate Subsidiaries in excess of $25,000,000 in the aggregate.

(i)                                     Attachment.  A warrant, writ of attachment, execution or similar process (other than a warrant, writ of attachment, execution or similar process in respect of Non-Recourse Indebtedness to the extent that recourse of the holder thereof is limited to the particular asset or group of assets that secured such Non-Recourse Indebtedness) shall be issued against, or any third-party seizure occurs with respect to, any property of the Borrower, any other Loan Party or any other Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions, processes and seizures, $25,000,000 in amount and such warrant, writ, execution, process or seizure shall not be paid, discharged, vacated, stayed or bonded for a period of 60 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process or effecting such seizure, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and the Specified Derivatives Obligations and waives or subordinates any Lien it may have on the assets of the Borrower or any other Loan Party.  Notwithstanding the foregoing, it shall not be an Event of Default under this subsection (i) if one or more Subsidiaries that are not Loan Parties or Intermediate Subsidiaries and that have Equity Values in an aggregate amount less than $50,000,000 is subject to any of the processes described in this subsection (i) so long as the applicable processes have not and will not result in liability to the Borrower, the other Loan Parties and the Intermediate Subsidiaries in excess of $25,000,000 in the aggregate.

(j)                                     ERISA.  Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $25,000,000.

(k)                                  Loan Documents.  An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(l)                                     Change of Control.

(i)                                     A Change of Control shall occur; or

(ii)                                  The Borrower shall cease to own and Control, directly or indirectly through one or more Intermediate Subsidiaries, a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of each of the Guarantors.

(m)                               Damage; Strike; Casualty.  Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 30 consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities of the Borrower, any other Loan Party, or any other Subsidiary taken as a whole and only if any such event or circumstance could reasonably be expected to have a Material Adverse Effect.

(n)                                 Subordinated Facility.  The occurrence of an event of default under the Subordinated Facility (i) that has not been cured or waived and is not subject to a forbearance agreement and (ii) as a result of such event of default the Indebtedness evidenced thereby has become due and payable or as a result of such event of default the Subordinated Facility has been terminated at a time when the commitments of the lenders thereunder have not been fully drawn.

(o)                                 Subordination of Subordinated Facility.  (i) The Borrower or any Subsidiary shall fail to comply with the terms of any subordination provisions of the Subordinated Facility; (ii) any of the subordination provisions of the Subordinated Facility becomes null and void or unenforceable against any lender under the Subordinated Facility other than solely as a result of the actions of the Lenders; (iii) the Borrower or any Subsidiary shall assert in writing that any of the subordination provisions of the Subordinated Facility shall (x) not be, in whole or in part, legally valid, binding and enforceable against any party thereto (or against any Person on whose behalf any such party makes any covenants or agreements therein), or (y) otherwise not be effective to create the rights and obligations purported to be created thereunder; or (iv) as a result of legal action of the Borrower or any Subsidiary, the Obligations shall not have the priority contemplated by the subordination provisions of the Subordinated Facility.

(p)                                 Subordinated Guaranties.  (i) The Borrower or any Subsidiary shall fail to comply with the terms of any subordination provisions of a Subordinated Guaranty; (ii) any of the subordination provisions of a Subordinated Guaranty becomes null and void or unenforceable against any beneficiary of such Subordinated Guaranty; (iii) the Borrower or any Subsidiary shall assert in writing that any of the subordination provisions of a Subordinated Guaranty shall (x) not be, in whole or in part, legally valid, binding and enforceable against any party thereto (or against any Person on whose behalf any such party makes any covenants or agreements therein), or (y) otherwise not be effective to create the rights and obligations purported to be created thereunder; or (iv) as a result of legal action of the Borrower or any Subsidiary, the Obligations shall not have the priority contemplated by the subordination provisions of a Subordinated Guaranty.

(q)                                 Security Documents.  Any provision of any Security Documents shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Lien created under any Security Document ceases to be a valid and perfected Lien in any of the Collateral purported to be covered thereby having the priority required by such Security Document or any other applicable Loan Document, except to the extent such loss of validity, perfection or priority of any such Lien is the result of an inadvertent error in the form or filing of a Security Document or is not the result of any act or omission of any Loan Party, and solely in a case where the cooperation of a Loan Party is necessary to correct such loss, the applicable Loan Party has failed to cooperate with the Administrative Agent to correct such loss within 10 Business Days after written request by the Administrative Agent.

(r)                                    Debt Yield.  The Debt Yield for the Mortgaged Properties shall be less than 9.5% as of the last day of any fiscal quarter of the Borrower.

Section 10.2.  Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)                                  Acceleration; Termination of Facilities.

(i)                                     Automatic.  Upon the occurrence of an Event of Default specified in Sections 10.1.(e) or 10.1.(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) the Commitments and the Swingline Commitment and the obligation of the Issuing Banks to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

(ii)                                  Optional.  If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall:  (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments and the Swingline Commitment and the obligation of the Issuing Banks to issue Letters of Credit hereunder.

(b)                                 Loan Documents.  The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)                                  Applicable Law.  The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d)                                 Appointment of Receiver.  To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and the other Loan Parties, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the Collateral, the property and/or the business operations of the Borrower and the other Loan Parties and to exercise such power as the court shall confer upon such receiver.

(e)                                  Specified Derivatives Contract Remedies.  Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider under contract or Applicable Law, to undertake any of the following:  (a) to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider pursuant to any Derivatives Support Document, including any “Posted Collateral” (as defined in any credit support annex included in any such Derivatives Support Document to which such Specified Derivatives Provider may be a party), and (d) to prosecute any legal action against the Borrower, any other Loan Party or any other Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider pursuant to any Specified Derivatives Contract.

Section 10.3.  Remedies Upon Default.

Upon the occurrence of a Default specified in Section 10.1.(f), the Commitments and the Swingline Commitment shall immediately and automatically terminate.

Section 10.4.  Marshaling; Payments Set Aside.

No Secured Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations or the Specified Derivatives Obligations.  To the extent that any Loan Party makes a payment or payments to a Secured Party or the Secured Parties enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or Specified Derivatives Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 10.5.  Allocation of Proceeds.

If an Event of Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 12.3.) under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a)                                  amounts due to the Administrative Agent, the Issuing Banks and the Lenders in respect of expenses due under Section 12.2. until paid in full, and then Fees;

(b)                                 amounts due to the Administrative Agent and the Lenders in respect of Protective Advances;

(c)                                  payments of interest on Swingline Loans;

(d)                                 payments of interest and other amounts constituting Obligations (other than principal of Loans, Reimbursement Obligations and other Letter of Credit Liabilities) and any fees, premiums and scheduled periodic payments due Specified Derivatives Providers under Specified Derivatives Contracts and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(e)                                  payments of principal of Swingline Loans;

(f)                                    payments of principal of all other Loans, Reimbursement Obligations and other Letter of Credit Liabilities and payments of the Derivatives Termination Value in respect of, and any other breakage, termination or other payments due under, any and all Specified Derivatives Contracts, to be applied in each case equally and ratably in accordance with the respective amounts thereof then due and owing to such Secured Parties; provided, however, to the extent that any amounts available for distribution pursuant to this subsection are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the Letter of Credit Collateral Account;

(g)                                 amounts due to the Administrative Agent and the Lenders pursuant to Sections 11.8. and 12.9.;

(h)                                 payments of all other Obligations and all other Specified Derivatives Obligations, to be applied for the ratable benefit of the Lenders and the applicable Specified Derivatives Providers; and

(i)                                     any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 10.6.  Letter of Credit Collateral Account.

(a)                                  As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Administrative Agent, for the ratable benefit of the Administrative Agent, the Issuing Banks and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below).  The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the applicable Issuing Bank as provided herein.  Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section.

(b)                                 Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion.  All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Banks and the Lenders; provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account.  The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

(c)                                  If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the Issuing Bank that issued such Letter of Credit for the payment made by such Issuing Bank to the beneficiary with respect to such drawing or the payee with respect to such presentment.

(d)                                 If an Event of Default exists, the Administrative Agent may (and, if instructed by the Requisite Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with Section 10.5.

(e)                                  So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Administrative Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within 10 Business Days after the Administrative Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of amount of the credit balances in the Letter of Credit Collateral Account as exceeds the aggregate amount of Letter of Credit Liabilities at such time.  When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.

(f)                                    The Borrower shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.

Section 10.7.  Performance by Administrative Agent.

If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such other

Loan Party after the expiration of any cure or grace periods set forth herein.  In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid.  Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 10.8.  Rights Cumulative.

(a)                                  Generally.  The rights and remedies of the Administrative Agent and the other Secured Parties under this Agreement, each of the other Loan Documents, the Fee Letter and Specified Derivatives Contracts shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law.  In exercising their respective rights and remedies the Administrative Agent and the other Secured Parties may be selective and no failure or delay by the Administrative Agent or any other Secured Party in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b)                                 Enforcement by Administrative Agent.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article X. for the benefit of the Secured Parties; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Bank, the Swingline Lender or any Specified Derivatives Provider from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank, the Swingline Lender or a Specified Derivatives Provider, as the case may be) hereunder, under the other Loan Documents or under any Specified Derivatives Contract, as applicable, (c) any Lender from exercising setoff rights in accordance with Section 12.3. (subject to the terms of Section 3.3.), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article X. and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 3.3., any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

Section 10.9.  Release Cure Right.

If an Event of Default exists as a result of a circumstance, event, act or omission relating solely to one or more Mortgaged Properties or one or more Property Owners and such Event of Default would not exist if such Mortgaged Properties were not Mortgaged Properties or such Property Owners were not Property Owners (any such Event of Default being a “Property Specific Event of Default”), then so long as (a) the Borrower has notified the Administrative Agent in writing that it is exercising its rights under this Section to effect a Property Release for each such Mortgaged Property and (b) within 30 days after the occurrence of the applicable Property Specific Event of Default the applicable Property Owner(s) have effected a Property Release for each such Mortgaged Property subject to and in accordance with

Section 2.15., such Property Specific Event of Default shall not result in or constitute an Event of Default hereunder but a Default shall exist until the applicable Property Releases are effected.

ARTICLE XI. THE ADMINISTRATIVE AGENT

Section 11.1.  Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders.  Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein.  Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article VIII. that the Borrower is not otherwise required to deliver directly to the Lenders.  The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law.  Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 11.2.  Wells Fargo as Lender.

Wells Fargo, as a Lender or as a Specified Derivatives Provider, as the case may be, shall have the same rights and powers under this Agreement and any other Loan Document and under any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity.  Wells Fargo and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to any Secured Party.  Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement or any Specified Derivatives Contract, or otherwise without having to account for the same to the Issuing Banks, the other Lenders or any other Specified Derivatives Providers.  The Issuing Bank and the Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 11.3.  Collateral Matters; Protective Advances; Specified Derivatives Providers.

(a)                                  Each Lender hereby authorizes the Administrative Agent, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents.

(b)                                 The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and indefeasible payment and satisfaction in full of all of the Obligations and Specified Derivatives Obligations; (ii) as expressly permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Requisite Lenders (or such greater number of Lenders as this Agreement or any other Loan Document may expressly provide).  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(c)                                  Upon the release of Collateral which is expressly permitted pursuant to the terms of this Agreement, and upon at least 5 Business Days’ prior written request by the Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the other Secured Parties to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was released; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s reasonable opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or Specified Derivatives Obligations or any Liens upon (or obligations of the Borrower or any other Loan Party in respect of) all interests retained by the Borrower or any other Loan Party, including (without limitation) the proceeds of such sale or transfer, all of which shall continue to constitute part of the Collateral.  In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by the Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d)                                 The Administrative Agent shall have no obligation whatsoever to the other Secured Parties or to any other Person to assure that the Collateral exists or is owned by the Borrower, any other Loan Party or any other Subsidiary or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except to the extent resulting from its gross negligence or willful misconduct.

(e)                                  The Administrative Agent may make, and shall be reimbursed by the Lenders (in accordance with their Pro Rata Shares) to the extent not reimbursed by the Borrower for, Protective Advances during any one calendar year up to the sum of (i) amounts expended to pay real estate taxes, assessments and governmental charges or levies imposed upon any Property that is Collateral; (ii) amounts expended to pay insurance premiums for policies of insurance related to any such Property; and (iii) $2,500,000.  Protective Advances in excess of said sum during any calendar year for any Property that is Collateral shall require the consent of the Requisite Lenders.  The Borrower agrees to pay on demand all Protective Advances.

(f)                                    By their acceptance of the benefits of the Security Documents, each Lender that is at any time itself a Specified Derivatives Provider, or having an Affiliate that is a Specified Derivatives Provider, hereby, for itself, and on behalf of any such Affiliate, in its capacity as a Specified Derivatives Provider, irrevocably appoints and authorizes the Administrative Agent as its collateral agent, to take such action as contractual representative on such Specified Derivatives Provider’s behalf and to exercise such powers under the Security Documents as are specifically delegated to the Administrative Agent by the terms of this Section 11.3., Section 11.4. and any Security Document, together with such powers as are reasonably incidental thereto; provided, that this subsection (f) shall not affect any of the terms of a Specified Derivatives Contract or restrict a Specified Derivatives Provider from taking any action permitted by a Specified Derivatives Contract.  For the avoidance of doubt, all references in this Section 11.3. to “Lender” or “Lenders” shall be deemed to include each Lender (and Affiliate thereof) in its capacity as a Specified Derivatives Provider.

Section 11.4.  Post-Foreclosure Plans.

If all or any portion of the Collateral is acquired by the Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Obligations and/or Specified Derivatives Obligations, the title to any such Collateral, or any portion thereof, shall be held in the name of the Administrative Agent or a nominee or Subsidiary of the Administrative Agent, as administrative agent, for the ratable benefit of the Secured Parties.  The Administrative Agent shall prepare a recommended course of action for such Collateral (a “Post-Foreclosure Plan”), which shall be subject to the approval of the Requisite Lenders.  In accordance with the approved Post-Foreclosure Plan, the Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Collateral acquired, and shall administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Collateral, and the collecting of rents and other sums from such Collateral and paying the expenses of such Collateral.  Actions taken by the Administrative Agent with respect to the Collateral, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of the Requisite Lenders by way of supplement to such Post-Foreclosure Plan.  Upon demand therefor from time to time, each Lender will contribute its share (based on its Pro Rata Share) of all reasonable costs and expenses incurred by the Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of such Collateral.  In addition, the Administrative Agent shall render or cause to be rendered to the other Secured Parties, on a monthly basis, an income and expense statement for such Collateral, and each Lender shall promptly contribute its Pro Rata Share of any operating loss for such Collateral, and such other expenses and operating reserves as the Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan.  To the extent there is Net Operating Income from such Collateral, the Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to the Secured Parties.  All such distributions shall be made to the Lenders in accordance with their respective Pro Rata Shares.  The Secured Parties acknowledge and agree that if title to any Collateral is obtained by the Administrative Agent or its nominee, such Collateral will not be held as a permanent investment but will be liquidated and the proceeds of such liquidation will be distributed in accordance with Section 10.5. as soon as practicable.  The Administrative Agent shall undertake to sell such Collateral, at such price and upon such terms and conditions as the Requisite Lenders reasonably shall determine to be most advantageous to the Secured Parties.  Any purchase money mortgage or deed of trust taken in connection with the disposition of such Collateral in accordance with the immediately preceding sentence shall name the Administrative Agent, as Administrative Agent for the Lenders, as the beneficiary or mortgagee.  In such case, the Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of the Lenders in the same Pro Rata Shares as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable.

Section 11.5.  Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and, as appropriate, a brief summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof.  Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within 10 Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 11.6.  Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.”  If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”.  Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 11.7.  Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own bad faith, gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment.  Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.  Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender, any Issuing Bank or any other Person, or shall be responsible to any Lender, any Issuing Bank or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender or any Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any Collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Secured Parties in any such Collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties.  The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 11.8.  Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, further, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws.  Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.  If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.9.  Lender Credit Decision, Etc.

Each of the Lenders and the Issuing Banks expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other Affiliates has made any representations or warranties to such Issuing Bank or such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Issuing Bank or any Lender.  Each of the Lenders and the Issuing Banks acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate.  Each of the Lenders and the Issuing Banks also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents.  The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates.  Each of the Lenders and the Issuing Banks acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender or any Issuing Bank.

Section 11.10.  Successor Administrative Agent.

The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Event of Default specified in Section 10.1.(a), or Section 10.1.(e) or Section 10.1.(f) with respect to any Loan Party exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender as a successor Administrative Agent).  If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  Any resignation by an Administrative Agent shall also constitute the resignation as an Issuing Bank and as Swingline Lender by the Lender then acting as Administrative Agent (the “Resigning Lender”).  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (i) the Resigning Lender shall be discharged from all duties and obligations of an Issuing Bank and the Swingline Lender hereunder or under the other Loan Documents and (ii) the successor Administrative Agent shall issue letters of credit in substitution for all Letters of Credit issued by the Resigning Lender as Issuing Bank outstanding at the time of such succession or make other arrangements satisfactory to the Resigning Lender to effectively assume the obligations of the Resigning Lender with respect to such Letters of Credit.  After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.  Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

Section 11.11.  Titled Agents.

Each of the Arrangers, the Syndication Agent and the Documentation Agent (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders.  The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, any

Issuing Bank, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

ARTICLE XII. MISCELLANEOUS

Section 12.1.  Notices.

Unless otherwise provided herein (including without limitation as provided in Section 8.5.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to the Borrower:

Rouse Properties, Inc.
1114 Avenue of the Americas
Suite 2800
New York, New York 10110
Attention: Chief Financial Officer
Telecopy Number:	(212) 417-7272
Telephone Number:	(212) 608-5108

With a copy to:

Rouse Properties, Inc.
1114 Avenue of the Americas
Suite 2800
New York, New York 10110
Attention: General Counsel
Telecopy Number:	(212) 417-7272
Telephone Number:	(212) 608-5108

If to the Administrative Agent:

Wells Fargo Bank, National Association
123 North Wacker Drive, Suite 1900
Chicago, Illinois 60626
Attention: Scott S. Solis
Telecopy Number:	(312) 345-7664
Telephone Number:	(312) 269-4818

If to the Administrative Agent under Article II.:

Wells Fargo Bank, National Association
Minneapolis Loan Center
608 Second Avenue S., 11th Floor
Minneapolis, Minnesota 55402-1916
Attention: Teresa Mager
Telecopy Number:	(877) 410-5027
Telephone Number:	(612) 667-4507

If to an Issuing Bank or any other Lender:

To such Issuing Bank or Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender or an Issuing Bank shall only be required to give notice of any such other address to the Administrative Agent and the Borrower.  All such notices and other communications shall be effective (i) if mailed, upon receipt; (ii) if telecopied, when transmitted (except that, if not transmitted during normal business hours for the recipient, such notice shall be deemed to have been given at the opening of business on the next Business Day for the recipient); (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 8.5. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.  None of the Administrative Agent, any Issuing Bank or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Issuing Banks or the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent, such Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.  Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 12.2.  Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arrangers for all of their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, execution, delivery and administration of, and any amendment, supplement or modification to, any of the Loan Documents and the consummation of the transactions contemplated hereby and thereby, including without limitation, (i) all costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents, (ii) costs of Appraisals and all other costs and expenses with respect to due diligence and (iii) reasonable fees and expenses of counsel to the Administrative Agent, limited to one primary outside counsel to the Administrative Agent and one local counsel to the Administrative Agent in each jurisdiction where a Mortgaged Property is located and in any other material relevant jurisdiction, (b) to pay or reimburse the Administrative Agent, the Issuing Banks and the Lenders for all their reasonable documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents and the Fee Letter, including the reasonable fees and disbursements of their respective counsel limited to one primary outside counsel to the Administrative Agent and the Lenders and one local counsel to the Administrative Agent and the Lenders in each jurisdiction where a Mortgaged Property is located and in any other material relevant jurisdiction, and, in the event of any conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated taken as a whole, and (c) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to the Administrative Agent, any Issuing Bank and any Lender incurred in connection with the representation of the Administrative Agent, such Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 10.1.(e) or 10.1.(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan

Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.  If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

Section 12.3.  Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, each Issuing Bank, each Lender, each Affiliate of the Administrative Agent, any Issuing Bank or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of an Issuing Bank, a Lender, an Affiliate of an Issuing Bank or a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Issuing Bank, such Lender, any Affiliate of the Administrative Agent, such Issuing Bank or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2., and although such Obligations shall be contingent or unmatured.  Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9. and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders.

Section 12.4.  Litigation; Jurisdiction; Other Matters; Waivers.

(a)                                  EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE ISSUING BANKS AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR IN CONNECTION WITH ANY COLLATERAL OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)                                 THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING

HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)                                  THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE BORROWER AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN.  SHOULD THE BORROWER FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THIRTY (30) DAYS AFTER THE MAILING THEREOF, THE BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.

(d)                                 THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 12.5.  Successors and Assigns.

(a)                                  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and all of the Lenders, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                              in the case of an assignment of the entire remaining amount of an  assigning Revolving Lender’s Revolving Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in the immediately following clause (B) in the aggregate, in the case of an assignment of the entire remaining amount of an assigning Term Loan Lender’s Term Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                                in any case not described in the immediately preceding subsection (A), the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment, and the principal outstanding balance of the Term Loan subject to such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default specified in Section 10.1.(a), or Section 10.1.(e) or Section 10.1.(f) with respect to any Loan Party shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000, then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it.

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment and its Term Loan on a non-rata basis.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A)                              the consent of the Borrower (such consent not to be unreasonably withheld or delayed (it being agreed, however, that if assignment to a proposed assignee would, in the Borrower’s reasonable discretion, be reasonably likely to result in such proposed assignee qualifying as an Affected Lender, the Borrower’s withholding of consent to such assignment shall be deemed reasonable)) shall be required unless (x) an Event of Default specified in Section 10.1.(a), or Section 10.1.(e) or Section 10.1.(f) with respect to any Loan Party, shall exist at the time of such assignment or (y) such assignment is (i) by a Revolving Lender to a Revolving Lender or by a Term Loan Lender to another Lender, (ii) to an Affiliate of a Lender or (iii) by a Term Loan Lender to an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; provided, further, that notwithstanding the foregoing, the Borrower’s consent (which the Borrower may withhold in its sole discretion) shall be required for any assignment to a hedge fund.

(B)                                the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) a Revolving Commitment if such assignment is to a Person that is not already a Lender with a Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender or (y) a Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                                the consent of each Issuing Bank and the Swingline Lender shall be required for any assignment in respect of a Revolving Commitment.

(iv)                              Assignment and Acceptance; Notes.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to any Disqualified Institution.

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)                           Assignments by Specified Derivatives Provider.  If the assigning Lender (or its Affiliate) is a Specified Derivatives Provider and if after giving effect to such assignment such Lender will hold no further Loans or Revolving Commitments under this Agreement, such Lender shall undertake such assignment only contemporaneously with an assignment by such Lender (or its Affiliate, as the case may be) of all of its Specified Derivatives Contracts to the assignee or another Lender (or Affiliate thereof).

(viii)                        Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) if such Lender will be a Revolving Lender, acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4., 12.2. and 12.9. and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.10. with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or any Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the

Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) if such Lender is a Revolving Lender, increase such Lender’s Revolving Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty or release any Collateral, except, in each case, as expressly permitted under the Loan Documents.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10., 4.1., 4.4. (subject to the requirements, obligations and limitations therein, including the requirements under Section 3.10.(g) (it being understood that the documentation required under Section 3.10.(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.6. as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.1. or 3.10., with respect to any participation, than its participating Lender would have been entitled to receive unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed (it being agreed, however, that if the sale of a participation to a proposed Participant would, in the Borrower’s reasonable discretion, be reasonably likely to result in such proposed Participant qualifying as an Affected Lender if such proposed Participant were a Lender, the Borrower’s withholding of consent to such participation shall be deemed reasonable)).  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.6. with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.3. as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3. as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  Upon the Borrower’s written request, a Lender shall certify to the Borrower that the Lender has not sold a participation to any Person that is a Disqualified Institution.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)                                    No Registration.  Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(g)                                 USA Patriot Act Notice; Compliance.  In order for the Administrative Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

(h)                                 Assignments by Issuing Banks.  Notwithstanding anything to the contrary contained herein, if at any time an Issuing Bank assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, such Issuing Bank may, upon at least 10-days’ notice to the Borrower, the Administrative Agent and the Lenders, resign as an Issuing Bank.  If an Issuing Bank resigns, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all Letter of Credit Obligations with respect thereto.

Section 12.6.  Amendments and Waivers.

(a)                                  Generally.  Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.  Subject to the immediately following subsection (b), any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Revolving Lenders, and not any other Lenders, may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Requisite Revolving Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto).  Subject to the immediately following subsection (b), any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Term Loan Lenders, and not any other Lenders, may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Term Loan Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto).

(b)                                 Consent of Lenders Directly Affected.  In addition to the foregoing requirements, no amendment, waiver or consent of or with respect to any Loan Document shall, unless in writing, and signed by each of the Lenders directly and adversely affected thereby, or in the case of clauses (v), (vii), (viii) and (xi), all of the Lenders (or in any such case, the Administrative Agent at the written direction of such Lenders), do any of the following:

(i)                                     increase the Commitments of the Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section 12.5.) or subject the Lenders to any additional obligations;

(ii)                                  reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations (other than the waiver of interest payable at the Post-Default Rate or retraction of the imposition of interest at the Post-Default Rate);

(iii)                               reduce the amount of any Fees payable to the Lenders hereunder;

(iv)                              modify the definition of “Revolving Termination Date” or “Term Loan Maturity Date”, postpone any date fixed for any payment of principal of, or interest on, any Loans or for the payment of Fees or any other Obligations, or extend the expiration date of any Letter of Credit (other than an Extended Letter of Credit) beyond the Revolving Termination Date;

(v)                                 modify the definitions of “Revolving Commitment Percentage” or “Pro Rata Share” or amend or otherwise modify the provisions of Section 3.2.;

(vi)                              amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

(vii)                           modify the definition of the term “Requisite Lenders”, “Requisite Revolving Lenders”, “Requisite Term Loan Lenders”, “Seventy-Five Percent Lenders” or “Supermajority Lenders”, or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

(viii)                        release any Guarantor from its obligations under the Guaranty except in connection with a Property Release as contemplated by Section 2.15. or as required by Section 7.14.(b) or as otherwise expressly permitted under the Loan Documents;

(ix)                                waive a Default or Event of Default under Section 10.1.(a);

(x)                                   amend, or waive the Borrower’s compliance with, Section 2.14.; or

(xi)                                release or dispose of any Collateral unless released or disposed of as permitted by, and in accordance with, Section 2.15., Section 2.16., Section 7.14.(b) or Section 11.3. or as otherwise expressly permitted under the Loan Documents.

(c)                                  Waivers of Certain Conditions to Property Releases.  Notwithstanding the immediately preceding subsections (a) and (b), the Supermajority Lenders may waive the applicability of the conditions set forth in subsections (b) and (f) of Section 2.15. to a Property Release (including without limitation, a Property Release effected as contemplated by Section 10.9.).

(d)                                 Conditions to Revolving Loans.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no amendment, waiver or consent of or with respect to any Loan Document shall, unless in writing, and signed by the Requisite Revolving Lenders, amend, modify or waive Section 5.2. or any other provision of this Agreement or any other Loan Documents if the effect of such amendment, waiver or consent is to require the Revolving Lenders to make Revolving Loans when such Lenders would not otherwise be required to do so.

(e)                                  Amendment of Administrative Agent’s Duties, Etc.  No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents.  Any amendment, waiver or consent relating to Section 2.4. or the obligations of the Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Swingline Lender.  Any amendment, waiver or consent relating to Section 2.3. or the obligations of an Issuing Bank under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of such Issuing Bank.  Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein.  No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default.  Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

(f)                                    Replacement Facilities.  Notwithstanding the immediately preceding subsections (a) and (b), this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Loans (as defined below) to permit the refinancing of all outstanding Term Loans or all outstanding Revolving Loans (“Refinanced Loans”) with a replacement loan tranche hereunder (“Replacement Loans”), provided that (i) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans, (ii) the Applicable Margin for such Replacement Loans shall not be higher than the Applicable Margin for such Refinanced Loans, (iii) the weighted average life to maturity of such Replacement Loans shall not be shorter than the weighted average life to maturity of such Refinanced Loans at the time of such refinancing, (iv) all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing and (v) the proceeds of the Replacement Loans are in fact used to refinance the applicable Refinanced Loans.

Section 12.7.  Nonliability of Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders, the Issuing Banks and the Administrative Agent, on the other hand, shall be solely that of borrower and lender.  None of the Administrative Agent, any Issuing Bank or any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent, any Issuing Bank or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party.  None of the Administrative Agent, any Issuing Bank or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 12.8.  Confidentiality.

Except as otherwise provided by Applicable Law, the Administrative Agent, each Issuing Bank and each Lender shall maintain the confidentiality of all Information (as defined below) in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Administrative Agent’s, such Issuing Bank’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract) or any action or proceeding relating to any Loan Document (or any such Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent, any Issuing Bank or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any Affiliate of the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the consent of the Borrower.  Notwithstanding the foregoing, the Administrative Agent, each Issuing Bank and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent, such Issuing Bank or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent, such Issuing Bank or such Lender.  As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower, any other Loan Party, any other Subsidiary or any Affiliate, provided that, in the case of any such information received from the Borrower, any other Loan Party, any other Subsidiary or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.9.  Indemnification.

(a)                                  The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, the Arrangers, the Issuing Banks, the Lenders, all of the Affiliates of each of the Administrative Agent, any Issuing Bank or any of the Lenders, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”):  losses, costs, claims, penalties, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding Indemnified Costs indemnification in respect of which is specifically covered by Section 3.10. or 4.1. or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement, any other Loan Document, the Fee Letter or any other agreement, letter or instrument delivered in connection with the transactions contemplated hereby or thereby (but excluding in respect of debt facilities encumbering any of the Additional Portfolio); (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Administrative Agent’s, any Issuing Bank’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent, the Issuing Banks and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent, the Issuing Banks and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Administrative Agent, the Issuing Banks and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent, the Issuing Banks or the Lenders may have under this Agreement or the other Loan Documents including, but not limited to, the foreclosure upon, or seizure of, any Collateral or the exercise of any other rights of a secured party; (ix) any civil penalty or fine assessed by the OFAC against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent, any Issuing Bank or any Lender as a result of conduct of the Borrower, any other Loan Party or any other Subsidiary that violates a sanction administered or enforced by the OFAC; or (x) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Administrative Agent and/or the Lenders and/or the Issuing Banks as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party (I) for any Indemnified Costs of such Indemnified Party in connection with matters described in this subsection to the extent arising from the (1) bad faith, gross negligence or willful misconduct of such Indemnified Party, or (2) material breach by such Indemnified Party of a Loan Document to which it is a party, in the case of each of (1) and (2), as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(b)                                 The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding.  In this connection, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents).  This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority.

(c)                                  This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

(d)                                 An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower.  No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).  Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.

(e)                                  If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(f)                                    The Borrower will reimburse each Indemnified Party for all out-of-pocket expenses (including reasonable attorneys’ fees, expenses and charges) within thirty (30) days following a written demand (together with invoices or other customary backup documentation supporting such reimbursement request) as they are incurred in connection with any of the foregoing.  The Indemnified Parties shall use their reasonable efforts to use a single outside counsel for all Indemnified Parties taken as a whole (and, if reasonably necessary, one local counsel in any relevant material jurisdiction), with exceptions in the case of conflicts of interest and in all cases the total legal fees for all counsel representing the Indemnified Parties must be reasonable taken as a whole, taking into account the nature of the investigative, administrative or judicial proceeding or hearing involved and, in the case of multiple counsel, the necessity of the same.  Notwithstanding the foregoing, each Indemnified Party shall be obligated to refund or return any and all amounts paid by the Borrower under this Section to such Indemnified Party for any such fees, expenses or damages to the extent such Indemnified Party is not entitled to payment of such amounts in accordance with the terms hereof as determined by final non-appealable judgment of a court of competent jurisdiction.

(g)                                 The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

References in this Section 12.9. to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.

Section 12.10.  Termination; Survival.

This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated or expired or been canceled (other than Extended Letters of Credit and in respect of Cash Collateral has been provided as required in Section 2.3.(b)), (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and the Issuing Banks are no longer obligated under this Agreement to issue Letters of Credit and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent, the Issuing Banks and the Lenders are entitled under the provisions of Sections 3.10., 4.1., 4.4., 11.8., 12.2. and 12.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.4., shall continue in full force and effect and shall protect the Administrative Agent, the Issuing Banks and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 12.11.  Severability of Provisions.

If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 12.12.  GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 12.13.  Counterparts.

To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means).  It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart.  All counterparts shall collectively constitute a single document.  It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 12.14.  Obligations with Respect to Loan Parties.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.

Section 12.15.  Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 12.16.  Limitation of Liability.

None of the Administrative Agent, any Issuing Bank or any Lender, or any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent, any Issuing Bank or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or the Fee Letter, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 12.17.  Entire Agreement.

This Agreement, the Notes, the other Loan Documents and the Fee Letter embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  There are no oral agreements among the parties hereto.

Section 12.18.  Construction.

The Administrative Agent, each Issuing Bank, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, each Issuing Bank, the Borrower and each Lender.

Section 12.19.  Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

ROUSE PROPERTIES, INC.

By:
Name:
Title:

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with Rouse Properties, Inc.]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, an Issuing Bank and a Lender

By:
Name:
Title:

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with Rouse Properties, Inc.]

[LENDER]

By:
Name:
Title:

SCHEDULE I

Commitments

Lender	Revolving Commitment Amount	Term Loan Commitment Amount
Wells Fargo Bank, National Association	$15,750,000	$163,500,000
Royal Bank of Canada	$9,000,000	$80,000,000
U.S. Bank National Association	$9,000,000	$66,000,000
Goldman Sachs Bank USA	$6,250,000	$40,000,000
Deutsche Bank Trust Company Americas	$5,000,000	$40,000,000
Barclays Bank PLC	$2,500,000	$22,000,000
Credit Suisse AG, Cayman Islands Branch	$2,500,000	$22,000,000
TOTAL	$50,000,000	$433,500,000

SCHEDULE 1.1.(A).

Mortgaged Properties

Mortgaged Property	Guarantor Owner/Lessor	Allocated Balance
Animas Valley Mall	Animas Valley Mall, LLC	$30,940,000
Birchwood Mall	Birchwood Mall, LLC	$37,050,000
Cache Valley Mall & Marketplace	Cache Valley, LLC	$21,125,000
Chula Vista Center	Chula Vista Center, LP	$58,500,000
Colony Square	Colony Square Mall L.L.C.	$22,750,000
Gateway Mall	GGP-Gateway Mall L.L.C.	$31,200,000
Lansing Mall	Lansing Mall, LLC	$44,850,000
Mall St. Vincent	Mall St. Vincent, LLC	$26,130,000
North Plains Mall	North Plains Mall, LLC	$11,115,000
Pierre Bossier Mall	Pierre Bossier Mall, LLC	$31,850,000
Sierra Vista Mall	Sierra Vista Mall, LLC	$21,040,000
Silver Lake Mall	Silver Lake Mall, LLC	$9,100,000
Southland Center (MI)	Southland Center, LLC	$58,505,000
Spring Hill Mall	Spring Hill Mall L.L.C.	$39,630,000
Three Rivers Mall	Three Rivers Mall L.L.C.	$9,100,000
Westwood Mall	Westwood Mall, LLC	$18,525,000
White Mountain Mall	White Mountain Mall, LLC	$12,090,000

SCHEDULE 1.1.(B).

Additional Portfolio

Mortgaged Property	Guarantor Owner/Lessor
Bayshore Mall	Bay Shore Mall, LP
Collin Creek Mall	Collin Creek Mall, LLC
Knollwood Mall	Knollwood Mall, LLC
Lakeland Square Mall	Lakeland Square Mall, LLC
Newpark Mall	NewPark Mall, LP
Sikes Senter	Sikes Senter, LLC
Southland Mall (CA)	Southland Mall, L.P.
Steeplegate Mall	Steeplegate Mall, LLC
The Boulevard Mall	Boulevard Mall, LLC
Valley Hills Mall	Valley Hills Mall L.L.C.
Vista Ridge Mall	Vista Ridge Mall, LLC
Washington Park Mall	Washington Park Mall, LLC
West Valley	Tracy Mall Partners, L.P.